   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2001


                 (S-4 REGISTRATION NO. 333-62838/S-3 REGISTRATION NO. 333-62850)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ----------------------------------------


                                AMENDMENT NO. 3


                                       TO


                                    FORM S-4


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933



   (with respect to the 9.75% Convertible Trust II Preferred Securities being offered for exchange and the related issuance of 9.75% Convertible Trust II Subordinated Debentures and the Guarantee being issued in connection with the exchange offer)

                    ----------------------------------------


                                AMENDMENT NO. 3


                                       TO


                                    FORM S-3


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933



  (with respect to the 9.75% Convertible Trust III Preferred Securities being offered for cash
and the related issuance of 9.75% Convertible Trust III Subordinated Debentures and the Guarantee being issued in connection with the cash offer)

                    ----------------------------------------


                          FLEETWOOD ENTERPRISES, INC.
                           FLEETWOOD CAPITAL TRUST II
                          FLEETWOOD CAPITAL TRUST III
             (Exact Name of Registrant as specified in its charter)



                          DELAWARE                                                     95-1948322
                          DELAWARE                                                     33-6305591
                          DELAWARE                                                     33-0990159
      (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                       organization)


                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                                 (909) 351-3500
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's principal executive offices)

                                NELSON W. POTTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503
                                 (909) 351-3500
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of agent for service)
                    ----------------------------------------

                                    COPY TO:

                     LEONARD J. MCGILL                                          WINTHROP B. CONRAD, JR.
                GIBSON, DUNN & CRUTCHER LLP                                      DAVIS POLK & WARDWELL
                      JAMBOREE CENTER                                             450 LEXINGTON AVENUE
                  4 PARK PLAZA, SUITE 1700                                         NEW YORK, NY 10017
                      IRVINE, CA 92614                                         TELEPHONE: (212) 450-4000
                 TELEPHONE: (949) 451-3800                                     FACSIMILE: (212) 450-3800
                 FACSIMILE: (949) 451-4220

                    ----------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is filed a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                    ----------------------------------------
                        CALCULATION OF REGISTRATION FEE


            TITLE OF EACH CLASS OF                  AMOUNT TO      MAXIMUM OFFERING PRICE   MAXIMUM AGGREGATE       AMOUNT OF
         SECURITIES TO BE REGISTERED              BE REGISTERED           PER UNIT           OFFERING PRICE     REGISTRATION FEE
9.75% Convertible Trust II Preferred
  Securities of Fleetwood Capital Trust II due
  February 15, 2013 (the "exchange preferred
  securities")................................     $37,950,000             100%              $37,950,000(1)     $9,487.50(2)(12)
9.75% Convertible Trust III Preferred
  Securities of Fleetwood Capital Trust III
  due February 15, 2013(3) (the "cash offer
  preferred securities")......................     $50,000,000             100%              $50,000,000(4)        $11,950(12)
9.75% Convertible Trust II Subordinated
  Debentures due February 15, 2013 (the
  "exchange debentures")(5)...................     $37,950,000              --                     --                  --
9.75% Convertible Trust III Subordinated
  Debentures due February 15, 2013 (the
  "cash offer debentures")(6).................     $50,000,000              --                     --                  --
Common Stock, par value $1.00 per
  share(7)(8).................................      7,504,267               --                     --                 --(9)
Common Stock, par value $1.00 per
  share(7)(10)................................      1,869,288             $9.41                $17,590,000        $4,379.50(12)
Exchange Preferred Securities Guarantee(11)...         --                   --                     --                  --
Cash Offer Preferred Securities
  Guarantee(13)...............................



(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of December 6, 2001 of the maximum amount of 6% Convertible Trust Preferred Securities (the "existing preferred securities") that may be received by Fleetwood Capital Trust II from tendering holders in the exchange offer.


(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933 using the higher filing fee rate in effect at the time of the initial filing of this registration statement.

(3) We are registering an additional amount of exchange preferred securities to be offered for cash to prospective investors and holders of existing preferred securities who participate in the exchange offer.
(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(5) 9.75% Convertible Trust II Subordinated Debentures due February 15, 2013 (the "exchange debentures") will be issued to Fleetwood Capital Trust II in connection with the exchange preferred securities. These exchange debentures may be distributed, under certain circumstances, to the holders of exchange preferred securities for no additional consideration.


(6) 9.75% Convertible Trust III Subordinated Debentures due February 15, 2013 (the "cash offer debentures") will be issued to Fleetwood Capital Trust III in connection with the cash offer preferred securities. These cash offer debentures may be distributed, under certain circumstances, to the holders of cash offer preferred securities for no additional consideration.


(7) Includes the associated Preferred Share Purchase Rights issued under the Rights Agreement dated as of September 15, 1998, as amended on April 30, 2001, by and between Fleetwood Enterprises, Inc. and Fleet National Bank, f/k/a BankBoston, N.A., as Rights Agent.


(8) Includes up to 7,504,267 shares of common stock that may be issued upon conversion of the (i) exchange debentures and the exchange preferred securities and (ii) the cash offer debentures and the cash offer preferred securities, based on a conversion price equal to $11.72 per share, which is the conversion price based on the last reported sales price of $10.46 for our common stock on the New York Stock Exchange on December 7, 2001. Also includes such additional indeterminate number of shares of common stock as may be issued pursuant to anti-dilution adjustments.


(9) No additional consideration shall be received for the common stock issuable upon conversion of the exchange preferred securities, the cash offer preferred securities or pursuant to anti-dilution adjustments and therefore no registration fee is required pursuant to Rule 457 under the Securities Act.


(10) Includes up to 1,869,288 shares of common stock that may be issued through February 15, 2004 as payment of interest on the exchange debentures and the cash offer debentures and distributions on the exchange preferred securities and the cash offer preferred securities, based on shares valued at 90% of $10.46 per share, the last reported sales price of our common stock on the New York Stock Exchange on December 7, 2001. Also includes such additional indeterminate number of shares of common stock as may be issued as payment of interest and distributions pursuant to changes in the sales price of our common stock.


(11) Includes the rights of holders of the exchange preferred securities under the exchange guarantee agreement entered into by Fleetwood
    Enterprises, Inc., relating to the exchange preferred securities. No additional consideration will be received for the Exchange Preferred Securities Guarantee and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.


(12) Previously paid. On June 12, 2001 and August 3, 2001 the Registrant paid $46,250 and $9,250, respectively, in respect of filing fees hereunder. Accordingly, no additional filing fee is payable herewith.


(13) Includes the rights of holders of the cash offer preferred securities under the cash offer guarantee agreement entered into by Fleetwood Enterprises, Inc. relating to the cash offer preferred securities. No additional consideration will be received for the Cash Offer Preferred Securities Guarantee and therefore, no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.

                    ----------------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

AMENDED PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)



ISSUED DECEMBER 10, 2001


                                     [LOGO]


                           AMENDED EXCHANGE OFFER OF
    9.75% CONVERTIBLE TRUST II PREFERRED SECURITIES DUE FEBRUARY 15, 2013 OF
                           FLEETWOOD CAPITAL TRUST II
 FOR UP TO $86.25 MILLION IN AGGREGATE LIQUIDATION AMOUNT OF THE 6% CONVERTIBLE
                                     TRUST
     PREFERRED SECURITIES DUE FEBRUARY 15, 2028 OF FLEETWOOD CAPITAL TRUST
                           AND AMENDED CASH OFFER OF
     9.75% CONVERTIBLE TRUST III PREFERRED SECURITIES DUE FEBRUARY 15, 2013
                         OF FLEETWOOD CAPITAL TRUST III



    If you elect to participate in the exchange offer, you will receive from us $22 in liquidation amount of the 9.75% Convertible Trust II Preferred Securities due February 15, 2013 of Fleetwood Capital Trust II, referred to as the "exchange preferred securities," for each $50 in liquidation amount of a maximum of $86.25 million in aggregate liquidation amount of the outstanding 6% Convertible Trust Preferred Securities due February 15, 2028 of Fleetwood Capital Trust, referred to as the "existing preferred securities." We are also offering investors the right to purchase up to an aggregate of $50.0 million in liquidation amount of "cash offer preferred securities" for cash. The cash offer preferred securities will be substantially identical to the exchange preferred securities except that the cash offer preferred securities will have a different conversion price and a different liquidation amount, and will be issued by a different trust. The exchange preferred securities and the cash offer preferred securities are collectively referred to as the "new preferred securities."



    The exchange offer was commenced on December 5, 2001 and amended on December 10, 2001. The exchange offer will expire at 5:00 p.m., New York City Time, on January 4, 2002, unless we extend it.



    The cash offer is not conditioned upon a minimum number of cash offer preferred securities being sold in the cash offer nor upon consummation of the exchange offer. The cash offer is expected to close prior to the expiration of the exchange offer. The exchange offer is subject to a number of conditions, including there being tendered in the exchange offer, and not withdrawn, a minimum of $50.0 million in aggregate liquidation amount of existing preferred securities and the receipt of proceeds in the cash offer in an amount equal to at least 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer.


    The exchange preferred securities will be convertible into shares of our common stock in the manner described in this prospectus at an initial conversion price that is equal to the higher of:


    - the equivalent of a 12% premium over the daily volume-weighted average of the closing prices of our common stock for each of the five trading days immediately preceding the fourth trading day prior to the exchange offer expiration date, or


    - $8.40 per share,

    subject to adjustment.


    The cash offer preferred securities will be convertible into shares of our common stock at any time prior to maturity in the manner described in this prospectus at an initial conversion price that is equal to the higher of:



    - the equivalent of a 12% premium over the closing price of our common stock on the day that we price the cash offer, or



    - $8.40 per share,



    subject to adjustment.



    The distributions on the new preferred securities will be paid in cash or, at our election, prior to February 15, 2004, in our common stock. At any time after February 15, 2004, we may cause the payment of distributions on the new preferred securities to be deferred for up to 20 consecutive quarterly periods in the manner described in this prospectus.



    We may cause all or some of the new preferred securities to be redeemed at any time on or after February 15, 2004, at the applicable redemption price plus any accumulated and unpaid distributions, on the terms and conditions described in this prospectus.



    Prior to February 15, 2004, if our common stock price exceeds specific targets described in this prospectus, we may cause the new preferred securities to be redeemed for a price of 100% of the liquidation amount per exchange preferred security, plus any accumulated and unpaid distributions. In the case of such redemption prior to February 15, 2004, we will cause additional distributions to be paid in cash or common stock, at our election, in an amount equal to the total distributions payable on the new preferred securities through February 15, 2004, less any distributions that have actually been paid on any new preferred securities that are converted following the notice of redemption and prior to the date of redemption.



    Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "FLE." On December 7, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $10.46 per share.



    We first mailed a preliminary prospectus and a letter of transmittal on December 5, 2001.



    PLEASE SEE THE SECTION TITLED "RISK FACTORS," BEGINNING ON PAGE 25 OF THIS PROSPECTUS, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER OR PURCHASE CASH OFFER PREFERRED SECURITIES.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           --------------------------

                   THE DEALER MANAGER FOR THE EXCHANGE OFFER:
                         BANC OF AMERICA SECURITIES LLC
                               ------------------

                  This prospectus is dated             , 2001.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE REGISTRANTS THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT, WHICH INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST BY CALLING OUR INFORMATION AGENT, D.F. KING & CO., INC., TOLL-FREE AT
(800) 290-6428 OR BY WRITING TO D.F. KING & CO., INC., 77 WATER STREET, 20TH FLOOR, NEW YORK, NEW YORK 10005. TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS WISHING TO PARTICIPATE IN THE EXCHANGE OFFER MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 27, 2001, FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION.


    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these preferred securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      4
Comparison of Terms of New Preferred Securities
  and Existing Preferred Securities.........................     15
Summary Financial Data......................................     24
Risk Factors................................................     25
  Risks Relating to Our Business............................     25
  Risks Relating to the Exchange Offer, the Cash Offer, the
    New Preferred Securities
    and Our Common Stock....................................     34
Special Note Regarding Forward-Looking Statements...........     40
Use of Proceeds.............................................     41
Price Range of Common Stock.................................     42
Dividend Policy.............................................     42
Capitalization..............................................     42
Selected Consolidated Financial Data........................     44
Management's Discussion and Analysis........................     46
  Fiscal 2001 Compared to Fiscal 2000.......................     48
  Fiscal 2000 Compared to Fiscal 1999.......................     51
  Liquidity and Capital Resources...........................     53
  Recent Developments.......................................     54
  New Accounting Pronouncements.............................     60
Business....................................................     61
  General...................................................     61
  Manufactured Housing......................................     61
  Manufactured Housing--Retail..............................     63
  Recreational Vehicles.....................................     64
  Competitive Advantages....................................     66
  Our Business Strategy.....................................     67
  Sales and Distribution of Our Products....................     68
  Financing of Our Products.................................     69
  Our Principal Properties..................................     70
  Competition in Our Business...............................     70

                                                                PAGE
                                                              --------
  Regulatory Issues Applicable to Our Business and
    Products................................................     71
  Our Intellectual Property.................................     71
  Our Relationship with Our Employees.......................     72
  Legal Proceedings in Which We Are Involved................     72
The Exchange Offer..........................................     74
  Terms of the Exchange Offer; Reasons for the Exchange
    Offer;
    Period for Tendering Existing Preferred Securities......     74
  Minimum Conditions........................................     75
  Expiration Date...........................................     75
  Extensions; Amendments....................................     75
  Procedures for Tendering Existing Preferred Securities....     76
  Our Interpretations Are Binding...........................     77
  Acceptance of Existing Preferred Securities for Exchange;
    Delivery of Exchange Preferred Securities...............     78
  Guaranteed Delivery Procedures............................     79
  Withdrawal Rights.........................................     79
  Conditions for Completion of the Exchange Offer...........     80
  Legal Limitation..........................................     81
  Fees and Expenses.........................................     81
  Exchange Agent............................................     83
  Consequences of Exchanging or Failing to Exchange Existing
    Preferred Securities....................................     83
Cash Offer for Cash Offer Preferred Securities..............     84
Fleetwood Capital Trust.....................................     85
Fleetwood Capital Trust II and Fleetwood Capital Trust
  III.......................................................     86
Description of Preferred Securities.........................     88
  Description of the New Preferred Securities...............     88
  Description of the New Preferred Securities Guarantees....    112
  Description of the New Debentures.........................    116
  Relationship Among the New Preferred Securities, the New
    Debentures and the New Preferred Securities Guarantee...    128
  Description of the Existing Preferred Securities, Existing
    Debentures and the Existing Preferred Securities
    Guarantee...............................................    130
Description of Our Capital Stock............................    133
  Capital Stock.............................................    133
  Rights....................................................    133
  Warrants..................................................    134
United States Federal Income Tax Considerations.............    135
  Classification of the New Debentures......................    135
  Classification of the New Trusts..........................    136
  Treatment of Exchange Offer...............................    136
  Tax Treatment of the Ownership and Disposition of New
    Preferred Securities and Common Stock...................    136
  Non-U.S. Holders..........................................    140
Plan of Distribution........................................    142
Identity and Background of Filing Persons and Security
  Ownership of Certain Beneficial Owners and Management.....    144
Legal Matters...............................................    147
Experts.....................................................    147
Where You Can Find Additional Information...................    147

                                    SUMMARY


    This summary does not contain all the information you should consider before exchanging your existing preferred securities for the exchange preferred securities or investing in cash offer preferred securities. You should read this entire prospectus carefully. Unless otherwise indicated, "we," "us," "our" and similar terms refer to Fleetwood Enterprises, Inc. Throughout this prospectus, we use the term "fiscal," as it applies to a year, to represent the fiscal year ending on the last Sunday in April. When we refer to a specific fiscal year, the year reference is to the calendar year in which the fiscal year ends. For example, "fiscal 2001" represents the fiscal year that ended on April 29, 2001. Similarly, our fiscal quarters end on the last Sunday of each of the months of July, October, January and April.


FLEETWOOD ENTERPRISES, INC.

    We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. In fiscal 2001 and the fiscal quarter ended July 29, 2001, we sold 60,225 and 13,006 recreational vehicles, respectively. In calendar 2000, we had a 23% share of the overall recreational vehicle market, consisting of a 22% share of the motor home market, a 19% share of the travel trailer market and a 40% share of the folding trailer market. We believe our market share has declined in calendar 2001 in each of the motor home and travel trailer markets. In fiscal 2001 and the fiscal quarter ended July 29, 2001, we shipped 36,201 and 7,769 manufactured homes, respectively, and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2000, we also had a 3% share of the single-family housing market and an 18% share of the manufactured housing market.

    In fiscal 2001, we generated consolidated revenues of $2.53 billion and incurred a net loss of $284 million, and in the first quarter of fiscal 2002 we had consolidated revenues of $564.1 million and incurred a net loss of $11.1 million. The losses were due primarily to significantly reduced sales volume in both manufactured housing and recreational vehicles caused by reduced consumer demand and other charges related to goodwill impairment, restructuring and downsizing initiatives.

    Our manufacturing activities are conducted in 16 states within the U.S., and to a much lesser extent in Canada. In addition, we operate five supply companies that provide components for our manufactured housing and recreational vehicle operations, while also generating outside sales.


    Our business began in 1950 in producing manufactured homes. We entered the recreational vehicle business in 1964. In fiscal 1999, we entered the manufactured housing retail business through a combination of key acquisitions and internal development of new retail sales centers. At July 29, 2001, we operated 156 retail sales locations in 25 states, and were one of the four largest retailers of manufactured homes in the United States.



    Our principal executive offices are located at 3125 Myers Street in Riverside, California 92503, and our telephone number is (909) 351-3500. Fleetwood Capital Trust, Fleetwood Capital Trust II and Fleetwood Capital
Trust III are wholly owned subsidiaries of ours and, accordingly, we are deemed an affiliate of each of these entities, which are also affiliates of each other.


FLEETWOOD CAPITAL TRUST

    Fleetwood Capital Trust, referred to as the "existing trust," is a Delaware statutory business trust. The existing trust was organized in 1998 for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent principal amount of 6% Convertible Subordinated Debentures due February 15, 2028, also referred to as the "existing debentures." The existing trust's assets consist principally of the existing debentures and payments under the existing debentures are its sole source of revenue. The principal executive offices of the existing trust are located at 3125 Myers Street in Riverside, California 92503, and its telephone number is (909) 351-3500.

FLEETWOOD CAPITAL TRUST II


    Fleetwood Capital Trust II, referred to as "Trust II," is a Delaware statutory business trust. Trust II was organized in 2001 for the purposes of issuing exchange preferred securities in exchange for the existing preferred securities, issuing and selling its common securities to us, purchasing and owning the 9.75% Convertible Trust II Subordinated Debentures due February 15, 2013, which are referred to as the "exchange debentures," and engaging in any other lawful business or activity that may be engaged in by a business trust formed under the Delaware Business Trust Act. Trust II's assets will consist principally of the exchange debentures and payments under the exchange debentures will be its sole source of revenue. The principal executive offices of Trust II are located at 3125 Myers Street in Riverside, California 92503, and its telephone number is (909) 351-3500.



FLEETWOOD CAPITAL TRUST III



    Fleetwood Capital Trust III, referred to as "Trust III," is a Delaware statutory business trust. Trust III was organized in 2001 for the purposes of issuing and selling the cash offer preferred securities, issuing and selling its common securities to us, purchasing and owning the 9.75% Convertible Trust III Subordinated Debentures due February 15, 2013, which are referred to as the "cash offer debentures," (the exchange debentures and the cash offer debentures are referred to collectively as the "new debentures") and engaging in any other lawful business or activity that may be engaged in by a business trust formed under the Delaware Business Trust Act. Trust III's assets will consist principally of the cash offer debentures and payments under the cash offer debentures will be its sole source of revenue. The principal executive offices of Trust III are located at 3125 Myers Street in Riverside, California 92503, and its telephone number is (909) 351-3500.



    Trust II and Trust III are collectively referred to as the "new trusts."


OUR REFINANCING PLAN


    We are offering to exchange the exchange preferred securities for the existing preferred securities, and we are also offering to sell up to $50.0 million in aggregate liquidation amount of cash offer preferred securities for cash.



    We are making the exchange offer and the cash offer to enhance liquidity and to improve our balance sheet by increasing shareholders' equity, which will increase our capacity to carry senior debt. If we raise only the minimum amount in our cash offer necessary to consummate the exchange offer, we will have also reduced the outstanding aggregate liquidation amount of our trust preferred securities. Our trust preferred securities include the existing preferred securities and will include the exchange preferred securities and the cash offer preferred securities. The trust preferred securities are classified on our balance sheet as minority interest. Upon consummation of the exchange offer, and assuming we (1) accept a maximum of $86.25 million in aggregate liquidation amount of existing preferred securities for tender in the exchange offer (thereby issuing $37.95 million in exchange preferred securities), and
(2) receive proceeds in the cash offer in an amount equal to 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer, then the aggregate liquidation amount of trust preferred securities will be reduced from $287.5 million to $265.1 million. If the exchange offer is fully subscribed, we will have enhanced our shareholders' equity by approximately $28.1 million. We may however raise in the cash offer more than the minimum proceeds required as one of the conditions to the exchange offer, or we may consummate the cash offer without consummating the exchange offer, which would result in an increase in the outstanding liquidation amount of trust preferred securities. If we raise $50.0 million in the cash offer and accept

$86.25 million in aggregate liquidation amount of existing preferred securities for exchange in the exchange offer, the outstanding aggregate liquidation amount of trust preferred securities would increase to $289.2 million.



    If we consummate the exchange offer, we intend to use a portion of the proceeds from the cash offer to pay the taxes we expect to incur as a result of the cancellation of the existing debentures that support the existing preferred securities tendered and accepted for exchange in the exchange offer. We will also use a portion of the proceeds to pay the fees and expenses incurred in connection with the exchange offer and the cash offer. We will use the remainder of the proceeds from the cash offer, if any, for general corporate purposes, including the repayment of corporate indebtedness. As a result of a recent amendment to our senior secured facility, we have agreed to contribute one half of the amount raised in the cash offer to our manufacturing company subsidiaries, after allowing for expenses of the offers and taxes incurred in connection with the exchange offer, with one half of the amount contributed being used to pay down the term loan up to $24.0 million, and the balance of that contributed amount being then applied to pay down the revolving loan. If $86.25 million in aggregate liquidation amount of the existing preferred securities are tendered and accepted for exchange, we anticipate incurring a tax liability of approximately $18.0 million.



    In the event that the conditions to the exchange offer are not satisfied or we do not otherwise consummate the exchange offer, we nonetheless expect to consummate the cash offer and will use all proceeds received in the cash offer, after payment of fees and expenses, for general corporate purposes, including the repayment of corporate indebtedness.


    The effect of the exchange offer on our cash flow will be positive, assuming we raise only the minimum amount in our cash offer, which is a condition to the exchange offer. If we raise more than the minimum amount, or if we do not consummate the exchange offer but we do consummate the cash offer, our cash balance will increase; however, the effect on our cash earnings in future periods may be negative. However, in any of the circumstances described in the two previous sentences, we anticipate that the effect of either or both of the exchange offer or the cash offer on our balance sheet will be to provide us with greater flexibility in executing our strategic plan and exploring financing opportunities in the future, by enhancing liquidity and increasing our capacity to carry senior debt.

    The exchange offer and the cash offer are an integral part of a larger program to restructure our debt obligations and to improve liquidity and enhance our balance sheet. As part of this program, on July 27, 2001, we entered into a new senior secured facility funded by a syndicate of banks led by Bank of America. We used part of the proceeds of this facility to retire our senior unsecured notes payable to The Prudential Insurance Company of America, with whom we had previously entered into a forbearance agreement with respect to certain defaults under covenants governing these notes.


    On November 16, 2001, Moody's Investors Services, Inc. announced that it had lowered its rating on our senior implied debt from B1 to B2, and on our existing preferred securities from B3 to Caa3, with a negative rating outlook. On December 6, 2001, Standard and Poor's announced that it had lowered our corporate credit rating from BB+ to BB-, and Fleetwood Capital Trust's corporate credit rating from B+ to D, with a negative rating outlook. These actions could result in lower trading prices for the existing preferred securities, and could also result in any capital that we might raise in the future being more expensive or more difficult to raise.


    The new senior secured facility with the syndicate of banks led by Bank of America was funded on July 30, 2001. The senior secured facility, as amended, is structured as a three-year, syndicated revolving credit facility of $190 million with an additional two-year term loan of $30 million. The borrowers under the facilities are substantially all of our subsidiaries and we are a guarantor of the senior secured facility. The revolving credit facility and the related guaranties are secured by substantially all of our and our subsidiaries' existing and future assets, excluding assets securing the term loan (upon which a second priority lien secures the revolving credit facility), assets of our retail subsidiaries subject to a floor plan financing agreement with another lender, those assets at our retail subsidiaries' sites managed by a third party, and the cash value of our company-owned life insurance. The term loan is secured by first priority liens on real estate owned by certain of our manufacturing subsidiaries, stock in our folding trailer subsidiary and the future fixed assets of our folding trailer subsidiary, as well as a second lien on the assets securing the revolving credit facility. Under the revolving credit facility, letters of credit totaling up to $75 million may be issued.

    Revolving loans bear interest, at our option, at a base rate of Bank of America's prime rate or one, two or three month LIBOR, plus a margin. For purposes of determining the interest rate under the revolving credit facility, the applicable margin is adjusted monthly, based on our liquidity and a fixed charge coverage test, within a range of 0.0% to 1.5% for prime rate loans and within a range of 2.25% to 3.75% for LIBOR rate loans. Borrowings under the term loan initially bear interest at Bank of America's prime rate plus 3% for the first year of the loan, with escalations and amortizations for the remainder of the term.

    We are required to pay a monthly facility fee for any unused portion of the revolving credit facility and for outstanding letters of credit, such fees to be based upon our liquidity margin then in effect.


    Our senior secured facility contains a number of affirmative and negative covenants, including covenants requiring the maintenance of specified financial ratios and compliance with certain financial tests. The senior secured facility has been amended to enable us to comply with certain of these covenants in the near future. In amending the terms of the facility, our lenders have agreed to replace the existing EBITDA covenant with a new covenant based on the projected amount of our free cash flow, and also to amend the definition of the fixed charge coverage ratio in the existing fixed charge coverage ratio covenant. The interest rates on our LIBOR rate loans and prime rate loans have also been increased by 0.5% for a period of at least 90 days post-closing, while remaining within the interest rate ranges indicated above. In addition, under the amended senior secured facility we are required to contribute one half of the proceeds raised in the cash offer to our manufacturing company subsidiaries, after allowing for expenses of the offers and taxes incurred in connection with the exchange offer, with half of the amount contributed being used to pay down the term loan up to $24 million, and the balance of that contributed amount being then applied to pay down the revolving loan. Please read the section titled "Use of Proceeds," beginning on page 41 of this prospectus for more information.


    On July 27, 2001, concurrent with the closing of the senior secured facility, we designated an initial borrowing of $83 million. At the close of business on July 30, 2001, the funding date, after the posting of bank clearings and application of a portion of our cash reserves, the net outstanding loan was $55.6 million. As of October 28, 2001, the net outstanding loan was $66.0 million. The net borrowings plus our cash reserves were applied as follows:

    - to retire the $68 million remaining principal balance of the Prudential notes, along with payment of accrued interest and a yield maintenance penalty;

    - to reduce the outstanding retail flooring liability to Conseco Finance Servicing Corp. to approximately $40 million; and

    - to secure standby letters of credit that primarily underwrite self-insured workers' compensation programs at manufacturing plants in various states.

    At October 28, 2001, gross excess availability was approximately
$90 million. After consideration of the $50 million required minimum excess availability, approximately $40 million was available to be used for general corporate purposes.

                               OUR EXCHANGE OFFER

    We have summarized the terms of the exchange offer in this section. Before you decide whether to tender your existing preferred securities in this offer, you should read the detailed description of the offer under "The Exchange Offer" and of the exchange preferred securities under "Description of Preferred Securities" for further information.


Terms of the Exchange Offer..........................  We are offering up to an aggregate of
                                                       $37.95 million in liquidation amount of 9.75%
                                                       Convertible Trust II Preferred Securities due
                                                       February 15, 2013 for up to an aggregate of
                                                       $86.25 million of the $287.5 million in
                                                       liquidation amount of outstanding 6%
                                                       Convertible Trust Preferred Securities due
                                                       February 15, 2028. We are offering to exchange
                                                       $22 in liquidation amount of exchange
                                                       preferred securities for each $50 in
                                                       liquidation amount of existing preferred
                                                       securities. You may tender all, some or none
                                                       of your existing preferred securities. We will
                                                       pay distributions on the exchange preferred
                                                       securities in cash or, at our election, prior
                                                       to February 15, 2004, in shares of our common
                                                       stock, par value $1.00 per share.

Conversion Price.....................................  The exchange preferred securities will be convertible into shares of our common stock at
                                                       any time prior to maturity at an initial
                                                       conversion price that is equal to the higher
                                                       of:

                                                       - the equivalent of a 12% premium over the
                                                       daily volume-weighed average of the closing
                                                         prices of our common stock for each of the
                                                         five trading days immediately preceding the
                                                         fourth trading day prior to the exchange
                                                         offer expiration date, or

                                                       - $8.40 per share,
                                                       subject to adjustment.

                                                       Solely for purposes of illustration, the
                                                       initial conversion price would be $12.24 per
                                                       share if it were calculated as the equivalent
                                                       of a 12% premium over the daily volume-weighed
                                                       average of the closing prices of our common
                                                       stock for each of the five trading days
                                                       immediately preceding December 7, 2001.

                                                       The following table illustrates the number of
                                                       shares of our common stock that would be
                                                       issuable upon conversion of each $22 in
                                                       liquidation amount of exchange preferred
                                                       securities for a range of conversion prices,
                                                       calculated as the equivalent of a 12% premium
                                                       over a range of sale prices for our common
                                                       stock, including the closing sale price per
                                                       share of $10.46 for our common stock on
                                                       December 7, 2001. This table is for purposes
                                                       of illustration only. The conversion price may
                                                       exceed

                                                       $17.36 per share, but may not be less than
                                                       $8.40 per share.


                                                      SHARES OF FLE COMMON STOCK
                                                    ISSUED FOR EACH $22 LIQUIDATION
      PRICE OF FLE               CONVERSION          AMOUNT OF CONVERTED EXCHANGE
      COMMON STOCK                 PRICE                 PREFERRED SECURITIES
------------------------  ------------------------  -------------------------------
         $5.50                     $8.40                       2.62
          7.50                      8.40                       2.62
          9.50                     10.64                       2.07
         10.46                     11.72                       1.88
         11.50                     12.88                       1.71
         13.50                     15.12                       1.46
         15.50                     17.36                       1.27



                                                       To ascertain the conversion price to be used
                                                       four days prior to the expiration date of the
                                                       exchange offer, holders may call (800)
                                                       290-6428.

Expiration Date; Extension; Termination..............  The exchange offer was commenced on
                                                       December 5, 2001 and amended on December 10,
                                                       2001. The exchange offer and withdrawal rights
                                                       will expire at 5:00 p.m., New York City Time,
                                                       on January 4, 2002, or any subsequent date to
                                                       which we extend it. We may extend the
                                                       expiration date for any reason. In the case of
                                                       any extension, we will issue a press release
                                                       or other public announcement no later than
                                                       9:00 a.m., New York City Time, on the next
                                                       business day after the previously scheduled
                                                       expiration date. You must tender your existing
                                                       preferred securities prior to this date if you
                                                       wish to participate in the offer. We have the
                                                       right to:
                                                       - extend the period during which the exchange
                                                         offer is open and retain all tendered
                                                         existing preferred securities, subject to
                                                         your right to withdraw your tendered
                                                         preferred securities, or
                                                       - waive any condition or otherwise amend the
                                                         terms of the exchange offer in any respect,
                                                         other than the condition that the
                                                         registration statement be declared
                                                         effective.
Acceptance of Existing Preferred Securities for
Exchange; Pro Rata Acceptance........................  Once all of the conditions to the exchange offer are satisfied or waived, we will accept,
                                                       promptly after the expiration date, up to
                                                       $86.25 million in aggregate liquidation amount
                                                       of existing preferred securities properly
                                                       tendered, and will issue the exchange
                                                       preferred securities promptly after acceptance
                                                       of the existing preferred securities. If
                                                       existing preferred securities in an aggregate
                                                       liquidation amount of more than $86.25 million
                                                       are validly tendered, we will only accept them
                                                       for

                                                       exchange on a pro rata basis, in an aggregate
                                                       liquidation amount per holder equal to:
                                                       - a fraction, the numerator of which is the
                                                       total liquidation amount of existing preferred
                                                         securities validly tendered for exchange by
                                                         such holder and the denominator of which is
                                                         the aggregate liquidation amount of all
                                                         existing preferred securities tendered by
                                                         all holders, multiplied by
                                                       - $86.25 million.

Conditions to the Exchange Offer.....................  The exchange offer is subject to:
                                                       - the registration statement and any
                                                       post-effective amendment to the registration
                                                         statement covering the exchange preferred
                                                         securities being effective under the
                                                         Securities Act of 1933;
                                                       - an aggregate liquidation amount of a minimum
                                                         of $50.0 million of existing preferred
                                                         securities being tendered into the exchange
                                                         offer and not withdrawn;
                                                       - the receipt of proceeds in the sale of cash
                                                       offer preferred securities being purchased in
                                                         our cash offer, described below, in an
                                                         amount equal to at least 30% of the
                                                         aggregate liquidation amount of existing
                                                         preferred securities tendered and accepted
                                                         for exchange in the exchange offer; and
                                                       - other customary conditions.
                                                       Please read the section titled "The Exchange
                                                       Offer--Conditions for Completion of The
                                                       Exchange Offer," beginning on page 80 of this
                                                       prospectus, for more information.

Withdrawal Rights....................................  You may withdraw a tender of your existing preferred securities at any time before the
                                                       exchange offer expires by delivering a written
                                                       notice of withdrawal to The Bank of New York,
                                                       the exchange agent, before the expiration
                                                       date. If you change your mind, you may
                                                       retender your existing preferred securities by
                                                       again following the exchange offer procedures
                                                       before the exchange offer expires.
                                                       You may also withdraw a tender of your
                                                       existing preferred securities after the
                                                       expiration of 40 business days from the
                                                       commencement date of the exchange offer if
                                                       your tender has not yet been accepted for
                                                       payment.
Procedures for Tendering Existing Preferred
Securities...........................................  If you hold existing preferred securities through a broker, dealer, commercial bank,
                                                       trust company or other nominee, you should
                                                       contact that person promptly if you wish to
                                                       tender your existing preferred securities.
                                                       Tenders of your existing

                                                       preferred securities will be effected by
                                                       book-entry transfers through The Depository
                                                       Trust Company.
                                                       If you hold your existing preferred securities
                                                       through a broker, dealer, commercial bank,
                                                       trust company or other nominee, you may also
                                                       comply with the procedures for guaranteed
                                                       delivery.
                                                       Please do not send letters of transmittal to
                                                       us. You should send those letters to The Bank
                                                       of New York, the exchange agent. The exchange
                                                       agent can answer your questions regarding how
                                                       to tender your existing preferred securities.

Distributions........................................  Distributions on the exchange preferred securities will be payable, in cash or, at our
                                                       election, prior to February 15, 2004, in our
                                                       common stock, payable on February 15, May 15,
                                                       August 15 and November 15 of each year,
                                                       beginning February 15, 2002. We cannot
                                                       determine at this time whether we will elect
                                                       to cause distributions to be paid on our
                                                       exchange preferred securities in shares of our
                                                       common stock. However, if our business
                                                       environment and our operating results do not
                                                       significantly improve from those we have
                                                       recently experienced, we would likely find it
                                                       necessary to do so as early as the February
                                                       2002 distribution.

Exchange Agent.......................................  The Bank of New York.

Information Agent....................................  D.F. King & Co., Inc.
                                                       For information regarding the exchange offer,
                                                       please call toll-free at (800) 290-6428.

Dealer Manager.......................................  Banc of America Securities LLC.

Risk Factors.........................................  You should consider carefully the matters described under "Risk Factors," beginning on
                                                       page 25 of this prospectus, as well as other
                                                       information set forth in this prospectus and
                                                       in the letter of transmittal.

Deciding Whether to Participate in the
Exchange Offer.......................................  Neither we nor our officers or directors make any recommendation as to whether you should
                                                       tender or refrain from tendering all or any
                                                       portion of your existing preferred securities
                                                       in the exchange offer. Further, we have not
                                                       authorized anyone to make any such
                                                       recommendation. You must make your own
                                                       decision as to whether to tender your existing
                                                       preferred securities in the exchange offer
                                                       and, if so, the aggregate amount of existing
                                                       preferred securities to tender after reading
                                                       this prospectus and the letter of transmittal
                                                       and consulting with your advisers, if any,
                                                       based on your own financial position and
                                                       requirements. If you decide to tender all or a
                                                       portion of your existing preferred securities

                                                       in the exchange offer, upon the consummation
                                                       of the exchange offer and the acceptance of
                                                       your existing preferred securities, any
                                                       accrued but unpaid distributions, or any
                                                       distributions that would otherwise be due and
                                                       payable on the existing preferred securities
                                                       that you tendered and which were accepted for
                                                       exchange, shall not be required to be paid by
                                                       us or the existing trust and any other rights
                                                       you may have under the terms of your tendered
                                                       existing preferred securities will terminate.

Consequences of Not Exchanging Existing Preferred
Securities...........................................  If you do not exchange your existing preferred securities in the exchange offer, our
                                                       obligation to make payments that are
                                                       distributed to you as holders of the existing
                                                       preferred securities will be subordinated to
                                                       our obligation to make payments that are
                                                       distributed to holders of the exchange
                                                       preferred securities. Further, the liquidity
                                                       of the trading market for existing preferred
                                                       securities not tendered for exchange, or
                                                       tendered for exchange but not accepted, could
                                                       be adversely affected to the extent that
                                                       existing preferred securities are tendered and
                                                       accepted for exchange in the exchange offer.
                                                       In addition, we have the right to elect to
                                                       defer distributions on our existing preferred
                                                       securities, including deferrals for up to
                                                       twenty consecutive quarters. On October 30,
                                                       2001, we elected to defer distributions on our
                                                       existing preferred securities due to be made
                                                       on November 15, 2001. If our business
                                                       environment and our operating results do not
                                                       significantly improve from those we have
                                                       recently experienced, we would likely find it
                                                       necessary to defer distributions on our
                                                       existing preferred securities through at least
                                                       August 15, 2002. Even though our board of
                                                       directors has discontinued the payment of
                                                       dividends on our common stock for the
                                                       foreseeable future, these deferrals of
                                                       distributions on our existing preferred
                                                       securities would further prevent us from
                                                       declaring or paying any dividends during the
                                                       period of such deferrals.

Tax Consequences.....................................  Please see the section titled "United States
                                                       Federal Income Tax Considerations," beginning
                                                       on page 135 of this prospectus.

                                           OUR CASH OFFER
    THE TERMS OF THE EXCHANGE PREFERRED SECURITIES AND THE CASH OFFER PREFERRED SECURITIES ARE
SUBSTANTIALLY IDENTICAL, EXCEPT THAT THE CASH OFFER PREFERRED SECURITIES WILL HAVE A DIFFERENT
CONVERSION PRICE AND A DIFFERENT LIQUIDATION AMOUNT, AND WILL BE ISSUED BY TRUST III INSTEAD OF TRUST
II.

Cash Offer for Cash Offer Preferred Securities.......  We will offer cash offer preferred securities for cash pursuant to the cash offer, which
                                                       will close prior to the expiration date for
                                                       the exchange offer. The discussion under the
                                                       section titled "Cash Offer For Cash Offer
                                                       Preferred Securities," beginning on page 84 of
                                                       this prospectus, provides further information
                                                       regarding the cash offer.

Conversion Price.....................................  The cash offer preferred securities will be convertible into shares of our common stock at
                                                       any time prior to maturity at an initial
                                                       conversion price that will be equal to the
                                                       higher of:

                                                           - the equivalent of a 12% premium over the
                                                             closing price of our common stock on the
                                                             day that we price the cash offer, or

                                                           - $8.40 per share,
                                                       subject to adjustment.

                                                       Solely for purposes of illustration, the
                                                       initial conversion price would be $11.72 per
                                                       share if it were calculated as the equivalent
                                                       of a 12% premium over the closing price of our
                                                       common stock on December 7, 2001.

                                                       The following table illustrates the number of
                                                       shares of our common stock that would be
                                                       issuable upon conversion of each $50 in
                                                       liquidation amount of cash offer preferred
                                                       securities for a range of conversion prices,
                                                       calculated as the equivalent of a 12% premium
                                                       over a range of closing sale prices for our
                                                       common stock, including the closing sale price
                                                       per share for our common stock on December 7,
                                                       2001. This table is for purposes of
                                                       illustration only. The conversion price may
                                                       exceed $17.36, but may not be less than $8.40
                                                       per share.



                                                       SHARES OF FLE COMMON STOCK
                                                     ISSUED FOR EACH $50 LIQUIDATION
                                  CONVERSION         AMOUNT OF CONVERTED CASH OFFER
PRICE OF FLE COMMON STOCK           PRICE                 PREFERRED SECURITIES
-------------------------  ------------------------  -------------------------------
         $5.50                      $8.40                       5.95
          7.50                       8.40                       5.95
          9.50                      10.64                       4.70
         10.46                      11.72                       4.27
         11.50                      12.88                       3.89
         13.50                      15.12                       3.31
         15.50                      17.36                       2.89

Use of Proceeds......................................  We will not receive any proceeds from the exchange offer. If we consummate the exchange
                                                       offer, we will use a portion of the proceeds
                                                       from the cash offer to pay taxes we expect to
                                                       incur as a result of consummation of the
                                                       exchange offer, together with the fees and
                                                       expenses we will incur as a result of the
                                                       exchange offer and cash offer. We will use the
                                                       remainder of the proceeds from the cash offer,
                                                       if any, for general corporate purposes,
                                                       including the repayment of corporate
                                                       indebtedness. If we do not consummate the
                                                       exchange offer for any reason, we will use the
                                                       proceeds from the cash offer, after the
                                                       payment of fees and expenses incurred in
                                                       connection with the cash offer, for general
                                                       corporate purposes, including the repayment of
                                                       corporate indebtedness. As a result of a
                                                       recent amendment to our senior secured
                                                       facility, we have agreed to contribute one
                                                       half of the amount raised in the cash offer to
                                                       our manufacturing company subsidiaries, after
                                                       allowing for expenses of the offers and taxes
                                                       incurred in connection with the exchange
                                                       offer, with half of the contributed amount
                                                       being used to pay down the term loan up to
                                                       $24.0 million, and the balance of that
                                                       contributed amount being then applied to pay
                                                       down the revolving loan.

Placement Agent......................................  Banc of America Securities LLC. Banc of
                                                       America Securities LLC's duties as placement
                                                       agent are undertaken on a best efforts basis
                                                       only. Banc of America Securities LLC is not
                                                       making a commitment to take or purchase cash
                                                       offer preferred securities from us and has not
                                                       assured us that these securities will be
                                                       placed successfully in the cash offer.

Conditions to the Cash Offer.........................  The cash offer is subject to certain customary conditions but is not subject to a minimum
                                                       number of cash offer preferred securities
                                                       being sold in the cash offer or the
                                                       consummation of the exchange offer.

                             COMPARISON OF TERMS OF
           NEW PREFERRED SECURITIES AND EXISTING PREFERRED SECURITIES



    The following is a brief summary of the terms of the new preferred securities and existing preferred securities. For a more complete description, see the section titled "Description of Preferred Securities--Description of the New Preferred Securities," beginning on page 88 of this prospectus.



                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
Title....................  The exchange preferred securities  6% Convertible Trust Preferred
                           will be called the 9.75%           Securities due February 15, 2028.
                           Convertible Trust II Preferred
                           Securities due February 15, 2013.
                           The cash offer preferred
                           securities will be called the
                           9.75% Convertible Trust III
                           Preferred Securities due
                           February 15, 2013.
Preferred Securities.....  Up to an aggregate of              An aggregate of $287.5 million in
                           $37.95 million in liquidation      liquidation amount and 5,750,000
                           amount and 1,725,000 in number of  in number, of existing preferred
                           exchange preferred securities to   securities. Each existing
                           be issued in the exchange offer,   preferred security represents a
                           and up to an aggregate of          preferred undivided beneficial
                           $50.0 million in liquidation       interest in the assets of the
                           amount and 1,000,000 in number of  issuer.
                           cash offer preferred securities
                           to be issued in the cash offer.
                           Each new preferred security
                           represents a preferred undivided
                           beneficial interest in the assets
                           of the applicable issuer.
Issuer...................  In the case of the exchange        Fleetwood Capital Trust, a
                           preferred securities, Fleetwood    Delaware business trust. The
                           Capital Trust II, a Delaware       address of the existing trust's
                           business trust. The address of     principal office is c/o Fleetwood
                           Trust II's principal office is     Enterprises, Inc., 3125 Myers
                           c/o Fleetwood Enterprises, Inc.,   Street, Riverside, California
                           3125 Myers Street in Riverside,    92503, and its telephone number
                           California 92503, and its          is (909) 351-3500.
                           telephone number is (909)
                           351-3500.
                           In the case of the cash offer
                           preferred securities, Fleetwood
                           Capital Trust III, a Delaware
                           business trust. The address of
                           Trust III's principal office is
                           c/o Fleetwood Enterprises, Inc.
                           3125 Myers Street in Riverside,
                           California 92503, and its
                           telephone number is
                           (909) 351-3500.
Common Securities........  Each new trust will issue its new  The existing trust issued its
                           common securities to us. The new   existing common securities to us.
                           common securities represent        The existing common securities
                           common undivided beneficial        represent common undivided
                           interests in the assets of the     beneficial interests in the
                                                              assets of the trust.

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           applicable new trust. We will own  We own all of the existing common all of the new common securities.  securities.
Debentures...............  Trust II will exchange its         The existing trust used the
                           exchange preferred securities and  proceeds from the sale of the
                           use any existing preferred         existing preferred securities to
                           securities it receives in the      purchase from us the 6%
                           exchange offer to purchase from    Convertible Subordinated
                           us the 9.75% Convertible Trust II  Debentures due February 15, 2028.
                           Subordinated Debentures due        The existing debentures have the
                           February 15, 2013. Trust III will  same financial terms as the
                           sell its cash offer preferred      existing preferred securities,
                           securities and use the proceeds    including conversion rights.
                           to purchase from us the 9.75%
                           Convertible Trust III
                           Subordinated Debentures due
                           February 15, 2013. Each series of
                           9.75% Convertible Subordinated
                           Debentures will be substantially
                           identical except that the two
                           series will have different
                           conversion prices and will be
                           issued under different new
                           indentures. Each new trust will
                           also use the proceeds from the
                           sale of its new common securities
                           to us to purchase from us
                           additional 9.75% Convertible
                           Subordinated Debentures due
                           February 15, 2013 of the
                           applicable series. Each series of
                           new debentures will have the same
                           financial terms as the applicable
                           new preferred securities,
                           including conversion rights.
Distributions............  Distributions on the new           Distributions on the existing
                           preferred securities will be       preferred securities are payable
                           payable in cash or, at our         in cash at a rate of 6% per year
                           election, prior to February 15,    of the liquidation amount of $50
                           2004, in our common stock, at a    per existing preferred security.
                           rate of 9.75% per year of the      Distributions are payable
                           liquidation amount of $22 per      quarterly in arrears on February
                           exchange preferred security and    15, May 15, August 15 and
                           $50 per cash offer preferred       November 15 of each year, unless
                           security. Holders of the           we defer interest payments on the
                           applicable new preferred           existing debentures.
                           securities will be given notice
                           of an election to pay interest in
                           our common stock instead of cash
                           no later than the relevant record
                           date, which will be the 15th day
                           before the relevant distribution
                           payment date. We cannot be
                           certain at this time whether we
                           will elect to cause distributions
                           to be paid on our new preferred
                           securities in shares of our
                           common stock. However, in light
                           of

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           our business environment and
                           recent operating results, we
                           currently anticipate that we will
                           find it necessary to do so as
                           early as the February 2002
                           distribution. While we intend to
                           deduct interest paid on the new
                           debentures, as a result of our
                           having the right for financial
                           reporting purposes to elect to
                           pay interest in shares of our
                           common stock, the interest
                           payments may not be deductible by
                           us for income tax purposes. For a
                           more detailed discussion, see the
                           section titled "United States
                           Federal Income Tax
                           Considerations--Tax Treatment of
                           the Ownership and Disposition of
                           New Preferred Securities and
                           Common Stock--Original Issue
                           Discount and Stated Interest on
                           the New Preferred Securities,"
                           beginning on page 137 of this
                           prospectus. If we cause
                           distributions to be paid in our
                           common stock, the shares of
                           common stock will be valued at
                           90% of the average of the closing
                           prices for the five trading days
                           immediately preceding the second
                           trading day prior to the
                           distribution payment date.
                           Distributions will be payable
                           quarterly in arrears on February
                           15, May 15, August 15 and
                           November 15 of each year,
                           commencing February 15, 2002,
                           unless we defer interest payments
                           on the applicable series of new
                           debentures.
Distribution Deferral....  Same terms for the new preferred   We can, on one or more occasions,
                           securities and new debentures as   defer interest payments on the
                           for the existing preferred         existing debentures for up to 20
                           securities and existing            consecutive quarterly periods
                           debentures, except that we may     unless we are in default in the
                           not defer interest payments on     payment of interest on the
                           the new debentures or              debentures. Interest payments are
                           distributions on the new           not due and payable on the
                           preferred securities prior to      existing debentures during a
                           February 15, 2004.                 deferral period. We cannot,
                                                              however, defer interest payments
                                                              beyond the maturity date of the
                                                              existing debentures, which is
                                                              February 15, 2028. If we defer
                                                              interest payments on the existing
                                                              debentures, the existing trust
                                                              defers distribution payments on
                                                              the existing preferred

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                                                              securities and the existing
                                                              common securities. During a
                                                              deferral period, distributions
                                                              continue to accumulate on the
                                                              existing preferred securities.
                                                              Additional cash distributions
                                                              will accumulate on any deferred
                                                              distributions.
                                                              Compounded interest accrues on
                                                              any deferred interest payments.
                                                              While interest payments on the
                                                              existing debentures are deferred,
                                                              we are generally not permitted to
                                                              pay any dividend on or purchase
                                                              any shares of our capital stock
                                                              or pay on debt that is equal with
                                                              or junior in rank to the existing
                                                              debentures.
                                                              On October 30, 2001, we elected
                                                              to defer distributions on our
                                                              existing preferred securities due
                                                              to be made on November 15, 2001.
                                                              In light of our business
                                                              environment and recent operating
                                                              results, we currently anticipate
                                                              that we will find it necessary to
                                                              defer distributions on our
                                                              existing preferred securities
                                                              through at least August 15, 2002.
                                                              Even though our board of
                                                              directors has discontinued the
                                                              payment of dividends on our
                                                              common stock for the foreseeable
                                                              future, these deferrals of
                                                              distributions on our existing
                                                              preferred securities would
                                                              further prevent us from declaring
                                                              or paying any dividends during
                                                              the period of such deferrals.
Conversion Into Common
Stock....................  Unless we have redeemed the        Unless we redeem the existing
                           applicable series of new           debentures, you have the right to
                           debentures, you will have the      convert your existing preferred
                           right to convert your new          securities into shares of our
                           preferred securities into shares   common stock at any time prior to
                           of our common stock at any time    maturity. The conversion price on
                           prior to maturity. The initial     December 7, 2001 was $48.72 per
                           conversion price of the exchange   share of our common stock, which
                           preferred securities to be issued  is equivalent to a conversion
                           in the exchange offer will be      rate of 1.03 shares of our common
                           equal to the higher of:            stock for each existing preferred
                           - the equivalent of a 12% premium  security. This conversion price
                             over the daily volume weighted   remains subject to further
                             average of the closing prices    adjustment.
                             of our common stock for each of
                             the five

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                             trading days immediately
                             preceding the fourth trading
                             day prior to the exchange offer
                             expiration date, or
                           - $8.40 per share,
                           subject to adjustment under the
                           same provisions that require
                           adjustment of the conversion
                           price of the existing preferred
                           securities.

                           The initial conversion price of
                           the cash offer preferred
                           securities to be issued in the
                           cash offer will be equal to the
                           higher of:
                           - the equivalent of a 12% premium
                             over the closing price of our
                             common stock on the day that we
                             price the cash offer, or
                           - $8.40 per share,
                           subject to adjustment under the
                           same provisions that require
                           adjustment of the conversion
                           price of the existing preferred
                           securities.
Ranking..................  The new preferred securities       The existing preferred securities
                           represent preferred undivided      represent preferred undivided
                           beneficial interests in the        beneficial interests in the
                           assets of the applicable new       assets of the existing trust,
                           trust, which will consist of the   which consist of the existing
                           applicable series of new           debentures. Our payment
                           debentures. Our payment            obligations under the existing
                           obligations under the new          debentures are subordinated to
                           debentures are subordinated to     our payment obligations under our
                           our payment obligations under our  senior debt, including our
                           senior debt, but senior to our     obligations under the exchange
                           obligations under the existing     debentures and the exchange
                           debentures and the existing        preferred securities guarantee.
                           preferred securities guarantee.    They are also effectively
                           We have pledged most of our        subordinated to all indebtedness
                           assets to fully secure our senior  and other liabilities of our
                           debt lenders. Our payment          subsidiaries, including
                           obligations under the new          intercompany liabilities to the
                           debentures are also effectively    extent that the instruments
                           subordinated to all indebtedness   governing these intercompany
                           and other liabilities of our       liabilities provide for
                           subsidiaries, including            subordination.
                           intercompany liabilities to the
                           extent that the instruments
                           governing these intercompany
                           liabilities provide for
                           subordination. The new debentures
                           will rank equally with each
                           other.
Optional
Redemption...............  Each new trust will redeem all of  The existing trust will redeem
                           its outstanding new preferred      all of its outstanding existing
                           securities and new common          preferred securities and existing
                           securities when the applicable     common securities when the
                           series of new debentures           existing

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                           are paid at maturity on            debentures are paid at maturity
                           February 15, 2013. In addition,    on February 15, 2028. In
                           we can make each new trust redeem  addition, we can make the
                           all or some of its new preferred   existing trust redeem all or some
                           securities at any time on or       of the existing preferred
                           after February 15, 2004 by         securities at any time on or
                           redeeming the related series of    after February 15, 2001, by
                           new debentures at the applicable   redeeming the existing debentures
                           redemption price, plus any         at the applicable redemption
                           accrued and unpaid distributions,  price, plus any accrued and
                           upon not less then 30 but not      unpaid distributions, upon not
                           more than 60 days' notice. We can  less than 30 but not more than 60 make each new trust redeem all or  days' notice.
                           some of its new preferred
                           securities prior to February 15,
                           2004 only if our common stock
                           price has exceeded 200% of the
                           conversion price for at least 20
                           days during a 30-day trading
                           period ending five trading days
                           prior to the notice of
                           redemption. This notice of
                           redemption must be delivered not
                           more than 30 and not less than 15
                           days prior to the date of
                           redemption.
Special Event Redemption
or Distribution..........  Same terms for the new preferred   Upon the occurrence of a tax
                           securities and new debentures as   event described below, we may
                           for the existing preferred         redeem all outstanding existing
                           securities and existing            debentures at a redemption price
                           debentures, except that the        equal to 100% of the principal
                           non-deductibility of interest      amount of the existing debentures
                           payments on the existing           plus accrued and unpaid interest
                           debentures will not constitute a   to the redemption date (and thus
                           tax event.                         cause the redemption of the
                                                              existing preferred securities at
                                                              that price). Upon the occurrence
                                                              of a tax event, we may,
                                                              alternatively, elect to pay
                                                              additional interest to the
                                                              existing trust so that the
                                                              distributions to holders of the
                                                              existing preferred securities are
                                                              not reduced because of the tax
                                                              event. In addition, if a tax
                                                              event or a change in law that
                                                              could require the trust to
                                                              register as an investment company
                                                              under the Investment Company Act
                                                              of 1940 occurs, we may generally
                                                              cause the existing trust to be
                                                              dissolved and, after satisfaction
                                                              of liabilities to creditors of
                                                              the existing trust, cause the
                                                              existing debentures to be
                                                              distributed to the holders of the
                                                              existing preferred securities.

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                                                              A tax event generally means
                                                              specified tax changes that could
                                                              result in:
                                                              - the trust being subject to
                                                              United States federal income
                                                                taxes or more than a de minimis
                                                                amount of other governmental
                                                                charges, or
                                                              - the non-deductibility of
                                                              interest payments on the existing
                                                                debentures.
Additional Redemption....  Prior to February 15, 2004, we     None.
                           may elect to redeem each series
                           of new debentures, and therefore
                           cause the related new trust to
                           redeem the corresponding new
                           preferred securities, for a price
                           equal to 100% of the liquidation
                           amount per new preferred
                           security, if our common stock
                           price has exceeded 200% of the
                           conversion price for at least 20
                           trading days during a 30-day
                           trading period ending five
                           trading days prior to the notice
                           of redemption. Prior to the
                           redemption date, holders of the
                           applicable new preferred
                           securities will have the right to
                           convert their new preferred
                           securities, and therefore the
                           corresponding series of new
                           debentures, into shares of our
                           common stock at the conversion
                           price in effect at the time. In
                           the case of such a redemption
                           prior to February 15, 2004, we
                           will pay additional interest, and
                           the applicable new trust will
                           make corresponding distribution
                           payments, in cash or common
                           stock, at our election, in an
                           amount equal to the total
                           distributions payable on those
                           new preferred securities through
                           February 15, 2004, less any
                           interest actually paid prior to
                           the date of conversion.
Liquidation
Preference...............  If a new trust is liquidated and   If the existing trust is
                           the applicable series of new       liquidated and the exchange
                           debentures are not distributed to  debentures are not distributed to
                           you, you will generally be         you, you will generally be
                           entitled to receive:               entitled to receive $50 per
                           - $22 per exchange preferred       existing preferred security plus
                                                              any accumulated and unpaid
                                                              distributions

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------

                             security plus any accumulated    on each existing preferred
                             and unpaid distributions on      security you hold.
                             each exchange preferred
                             security you hold; or
                           - $50 per cash offer preferred
                             security plus any accumulated
                             and unpaid distributions on
                             each cash offer preferred
                             security you hold.
The Guarantee............  We will guarantee each new         We have guaranteed the existing
                           trust's payment obligations on     trust's payment obligations on
                           its new preferred securities on    the existing preferred securities
                           the same terms as the terms on     to the extent described in this
                           which we have guaranteed the       prospectus. Under the existing
                           existing trust's obligations on    preferred securities guarantee,
                           the existing preferred             we guarantee the existing trust's
                           securities, except that:           payment obligations, but only to
                           -  the new preferred securities    the extent that the existing
                              guarantees will cover both      trust has sufficient funds to
                              distribution payments in cash   make payments on the existing
                              and in our common stock, since  preferred securities. If we do
                              we have the option to pay       not make payments on the existing
                              interest on the new debentures  debentures, the existing trust
                              in cash or, at our election,    will not have sufficient funds to
                              prior to February 15, 2004, in  make payments on the existing
                              our common stock; and           preferred securities, in which
                           -  our obligations under the new   case you will be unable to rely
                              preferred securities            on the guarantee for payment. Our
                              guarantees are senior to our    obligations under the existing
                              obligations under the existing  preferred securities guarantee
                              debentures and the existing     are subordinated to our payment
                              preferred securities            obligations under our senior
                              guarantee.                      debt, including our obligations
                                                              under the exchange debentures and
                                                              the exchange preferred securities
                                                              guarantee. They are also
                                                              effectively subordinated to all
                                                              indebtedness and other
                                                              liabilities of our subsidiaries,
                                                              including intercompany
                                                              liabilities.
Form of Preferred
Securities...............  Same form as for the existing      The existing preferred securities
                           preferred securities.              are represented by a global
                                                              certificate registered in the
                                                              name of Cede & Co., as nominee of
                                                              The Depository Trust Company.
Voting Rights............  Same terms for the new preferred   Generally, you will not have any
                           securities and new debentures as   voting rights as a holder of
                           for the existing preferred         existing preferred securities.
                           securities and existing            However, if an event of default
                           debentures.                        under the existing indenture
                                                              governing the existing debentures
                                                              occurs and is continuing, the
                                                              holders of 25% of the aggregate
                                                              liquidation amount of the
                                                              outstanding existing preferred

                               NEW PREFERRED SECURITIES         EXISTING PREFERRED SECURITIES
                           ---------------------------------  ---------------------------------
                                                              securities may direct the
                                                              property trustee, one of the
                                                              trustees of the existing trust,
                                                              to declare the principal and
                                                              interest on the existing
                                                              debentures immediately due and
                                                              payable and thus cause payment to
                                                              be made to the holders of
                                                              existing preferred securities. If
                                                              the property trustee fails to
                                                              enforce its rights under the
                                                              existing debentures, or the
                                                              guarantee trustee fails to
                                                              enforce its rights under the
                                                              existing preferred securities
                                                              guarantee, a holder of existing
                                                              preferred securities may
                                                              institute a proceeding directly
                                                              against us to enforce these
                                                              rights without first instituting
                                                              any legal proceeding against any
                                                              other person or entity.
Listing..................  The new preferred securities are   The existing preferred securities
                           expected to trade in the           trade in the over-the-counter
                           over-the-counter market.           market.

                             SUMMARY FINANCIAL DATA


    The following is a summary of our selected consolidated financial data for each of the fiscal years in the five-year period ended April 29, 2001 and for each of the fiscal quarters ended July 30, 2000 and July 29, 2001. You should read this summary together with the selected consolidated financial data provided in this prospectus on pages 44 and 45, our financial statements and accompanying notes which are incorporated into this prospectus by reference, and our management's discussion and analysis of our operations contained in this prospectus and in the reports containing our financial statements.


                                                                                                  FISCAL QUARTER ENDED
                                                        FISCAL YEAR(1)                           -----------------------
                                --------------------------------------------------------------    JULY 30,     JULY 29,
                                   1997         1998         1999         2000         2001         2000         2001
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales.....................  $2,945,777   $3,121,278   $3,555,519   $3,769,534   $2,531,463   $  720,121   $  564,132
Operating income (loss).......     139,559      170,195      190,311      162,176     (307,626)     (24,078)      (9,613)
Income (loss) before
  cumulative effect of
  accounting change...........     124,830      111,044      118,269       94,598     (272,814)     (19,941)     (11,127)
Net income (loss) for diluted
  earnings per share..........     124,830      108,545      107,121       83,494     (283,990)     (31,117)     (11,127)
Earnings (loss) per
  share--diluted..............        3.19         3.01         2.94         2.41        (8.67)        (.95)        (.34)
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------

BALANCE SHEET DATA AT END OF
  PERIOD:
Total assets..................  $  871,547   $1,129,480   $1,531,184   $1,536,693   $1,142,461   $1,524,759   $1,102,891
Total liabilities.............     428,452      465,954      656,981      664,388      568,813      688,863      540,337
Existing Preferred
  Securities..................          --      287,500      287,500      287,500      287,500      287,500      287,500
Shareholders' equity..........     443,095      376,026      586,703      584,805      286,148      548,396      275,054

OTHER DATA:
Gross profit margin...........        17.6%        18.3%        20.5%        21.0%        19.0%        20.4%        19.6%
Operating income (loss)
  margin......................         4.7%         5.5%         5.4%         4.3%       (12.2)%       (3.3)%       (1.7)%
Depreciation and
  amortization................  $   27,579   $   27,799   $   31,841   $   35,080   $   36,546   $    8,942   $    6,892
Capital expenditures..........      56,184       37,809       49,757       55,078       36,921        8,759        3,186
EBITDA(2).....................     167,138      197,994      222,152      197,256     (271,080)     (15,136)      (2,721)
Cash flows from operations....      85,138      118,152      114,522       (4,757)      15,520      (46,398)      66,779
Cash flows from investing
  activities..................     292,821     (231,613)    (121,767)      92,516       25,722       23,355       (2,729)
Cash flows from financing
  activities..................    (355,644)     104,310        5,110      (69,715)     (47,201)      31,031      (50,046)
Ratio of earnings to fixed
  charges(3)(4)...............        37.4x        24.3x         7.5x         5.3x          --           --           --

------------------------------

(1) We use a fiscal year ending on the last Sunday of April in each year.

(2) EBITDA is defined as operating income plus depreciation and amortization expense. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities, or other income statement data or cash flow statement data prepared in accordance with Generally Accepted Accounting Principles, or GAAP, or as a measure of profitability or liquidity, our management understands that EBITDA is customarily used as a measurement in evaluating companies. If EBITDA for fiscal 2001 were adjusted to include an add-back for goodwill impairment of $165.9 million and other asset impairment charges of $22.6 million, both of which were non-cash charges, the adjusted EBITDA would have been $(82.6) million for fiscal 2001. However, these impairment charges are not included in any of the EBITDA figures reported in the table.

(3) The ratio of earnings to fixed charges is unaudited for all periods presented. For purposes of computing these ratios, earnings represent income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principles and fixed charges less distributions on existing preferred securities of Fleetwood Capital Trust. Fixed charges include all interest expense and distributions on the existing preferred securities.


(4) Our ratios of earnings to fixed charges for the fiscal year ended April 29, 2001 and the fiscal quarters ended July 30, 2000 and July 29, 2001 were not meaningful since earnings were inadequate to cover fixed charges by $336.8 million, $30.9 million and $18.5 million, respectively. Similarly, after giving effect to each of the exchange offer and cash offer, the pro forma ratios of earnings to fixed charges for fiscal 2001 and the fiscal quarter ended July 29, 2001 are not meaningful since, on a pro forma basis, earnings during these periods would have been inadequate to cover fixed charges by $339.9 million and $19.3 million, respectively.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO EXCHANGE YOUR EXISTING PREFERRED SECURITIES FOR EXCHANGE PREFERRED SECURITIES OR TO BUY CASH OFFER PREFERRED SECURITIES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE ONES THAT WE BELIEVE TO BE MATERIAL AT THIS TIME.


    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THEY COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK AND THE EXISTING PREFERRED SECURITIES COULD DECLINE.

                         RISKS RELATING TO OUR BUSINESS

WE MAY BE UNABLE TO COMPLY WITH FINANCIAL CONVENANTS CONTAINED IN OUR SENIOR DEBT INSTRUMENTS, INCLUDING OUR AMENDED SENIOR SECURED FACILITY, WHICH MAY RESULT IN A DEFAULT UNDER OUR DEBT OBLIGATIONS.

    We recently amended our new senior secured facility because we believed we would not be able to comply with one of its covenants. In the future, if our operating results deteriorate significantly due to worsening business or economic conditions then, as had also been the case with our senior unsecured notes payable to The Prudential Insurance Company of America, which were repaid using a portion of the proceeds from our new senior secured facility, we will breach covenants under our amended senior secured facility, resulting in a default under the facility.

    Our amended senior secured facility is funded by a syndicate of banks led by the Bank of America and requires us to maintain particular financial ratios and meet specific financial tests. In amending the terms of our new facility, our lenders agreed to replace the existing EBITDA covenant with a new covenant based on the amount of our free cash flow, and to also amend the definition of the fixed charge coverage ratio in another one of our covenants. In return for amending these covenants, the lenders have increased the interest rates on our LIBOR rate and prime rate loans by 0.5% for a period of at least 90 days. We can give you no assurances, however, that any future discussions with our lenders under similar circumstances will be successful on acceptable terms if our operating results deteriorate significantly from the levels that we have recently experienced. A breach of any of the financial covenants contained in our senior debt instruments, including our covenant to generate sufficient earnings, can result in a default under our new senior secured facility, and also under our retail floor plan debt with Conseco Finance Servicing Corp. In the event of a future default under our debt obligations, we cannot assure you that our lenders will agree to forbear from enforcing any remedies otherwise available to them or that they will grant us waivers or amend our covenants.


    Our new facility also ranks senior to the new preferred securities, and is secured by substantially all of our assets, except for some of our inventories that are used to secure our Conseco debt, and the cash value of our company-owned life insurance. The terms of our new facility prohibit all payments by us in connection with the existing preferred securities and the new preferred securities while we are in default under the facility. Upon the occurrence of an event of default under our senior secured facility, our lenders could elect to declare all amounts outstanding under the facility, together with accrued interest, to be immediately due and payable and that could result in our seeking protection from our creditors through bankruptcy proceedings or otherwise. A default under our senior secured facility could also cause a default under our retail floor plan debt with Conseco. If we were unable to repay all outstanding amounts under our senior debt, the lenders could proceed against our assets, and any proceeds realized upon the sale of assets would be used first to satisfy all amounts outstanding under our senior debt, and thereafter, any of our other liabilities, including liabilities relating to the new preferred securities and the existing preferred securities. We have pledged substantially all of our assets to fully secure our senior debt lenders. If we default under our senior secured facility, our senior debt lenders could foreclose on our assets. In addition, we may be prevented from borrowing additional amounts under our other existing credit agreements, including our retail inventory floor plan facility.

IF WE ARE UNABLE TO PAY OUR DEBT OBLIGATIONS WHEN DUE, WE COULD BE IN DEFAULT UNDER OUR NEW DEBT AGREEMENTS AND OUR LENDERS COULD ACCELERATE OUR DEBT OR TAKE OTHER ACTIONS WHICH COULD RESTRICT OUR ABILITY TO OPERATE, OR NECESSITATE OUR SEEKING PROTECTION FROM OUR CREDITORS THROUGH BANKRUPTCY PROCEEDINGS OR OTHERWISE.


    Future cash flows may not be adequate to meet our debt obligations, resulting in default. As indicated earlier, in July 2001, we entered into a senior secured facility with Bank of America for a three-year revolving loan of up to $190 million and a two-year term loan of $30 million. Recently, this facility was amended because we believed that we would not be able to comply with one of its covenants, which would have put us in default. Nonetheless, a default under the amended senior secured facility or our other debt obligations could result in lender actions which might:


    - restrict our investment in working capital and capital expenditures;

    - limit our ability to react to changes in market conditions due to a lack of resources to develop new products;

    - hamper the marketing of our products due to a lack of funds to support advertising expenditures;

    - increase our risk of not surviving an extended downturn in the business compared to other competitors whose capital structures are less highly leveraged;

    - restrict our ability to merge, acquire or sell properties; and

    - cause us to seek protection from our creditors through bankruptcy proceedings or otherwise.

WE HAVE HAD SIGNIFICANT LOSSES IN RECENT QUARTERS AND WE MAY NOT BE ABLE TO REGAIN PROFITABILITY IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE US TO LIMIT FUTURE CAPITAL EXPENDITURES AND ALSO RESULT IN A FAILURE TO IMPLEMENT OUR BUSINESS AND FINANCE STRATEGIES OR MEET OUR OBLIGATIONS WHEN DUE.


    We had net losses totaling approximately $284 million for the fiscal year ended April 29, 2001, after having had net income of $83.5 million and
$107.1 million, respectively, for the fiscal years ended April 30, 2000 and April 25, 1999. For our fiscal quarter ended July 29, 2001, we had a net loss of $11.1 million. Continued losses will reduce our liquidity and may cause us to reduce our expenditures on capital improvements, machinery and equipment, and research and development. This could have a negative effect on our ability to maintain production schedules, manufacture products of high quality, and develop and manufacture new products that will achieve market acceptance. This could, in turn, have a negative effect on our sales and earnings. In addition, we will not receive any tax benefit from our interest payments on the new debentures, whether these payments are made in cash or, at our election, prior to
February 15, 2004, in our common stock. If we continue to suffer losses, we will be unable to implement our business and financial strategies or meet our obligations when due. Our losses for fiscal 2001 and the first quarter of fiscal 2002 were principally caused by:


    - reduced demand in the manufactured housing and recreational vehicle industries;

    - excess capacity;

    - excess retail inventories;

    - some wholesale and retail lenders abandoning the manufactured housing market;

    - remaining retail lenders tightening credit standards in the manufactured housing market;

    - relatively high interest rates for manufactured homes as opposed to site-built homes;

    - competition with resellers of repossessed manufactured homes; and

    - weaker general economic conditions, stock market declines, and declining consumer confidence.

    We cannot assure you that the conditions that have resulted in our substantial losses in fiscal 2001 and the first quarter of fiscal 2002 will not continue through the remainder of fiscal 2002 and beyond. Our losses in fiscal 2001 were also caused in part by:

    - charges related to the impairment of goodwill that originated with our acquisitions of retail housing businesses in prior years, some of which we are now closing or downsizing; and

    - downsizing initiatives within our manufacturing and retail housing businesses, including asset impairment charges, writedown of idled manufacturing facilities, employee severance payments and plant closing costs.

REDUCED AVAILABILITY OF FINANCING FOR OUR RETAILERS OR CUSTOMERS WOULD CONTINUE TO AFFECT OUR SALES VOLUME.

    Our retailers, as well as retail buyers of our products, generally secure financing from third party lenders, which have been adversely affected by the current lending environment. For example, Associates First Capital Corporation, which had been a very important lender for our retailers in the 1990s, announced in January 2000 that it was discontinuing its manufactured housing finance business. Similarly, Conseco Finance Corp., the largest manufactured housing lender, has also been affected by the harsh lending environment, suffering from adverse loan experience, higher funding costs and liquidity issues. As a result of these changes, if third party financing were to become unavailable or were to be further restricted, this could have a material adverse effect on our results of operations. Reduced availability of such financing and higher interest rates are currently having an adverse effect on the manufactured housing business and our housing sales. These factors are dependent on the lending practices of financial institutions, governmental policies and economic conditions, all of which are largely beyond our control. For example, floor-plan lenders have tightened credit as a result of the events of September 11, 2001. With respect to our housing business, most states classify manufactured homes as personal property rather than as real property for purposes of taxation, lien perfection and length of loan terms. Interest rates for manufactured homes are generally higher and the terms of the loans shorter than for site-built homes. As the industry is now experiencing, financing for the purchase of manufactured homes is sometimes more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for either manufactured homes or recreational vehicles will continue to be available on a widespread basis.

EXCESS INVENTORIES OF OUR PRODUCTS AMONG RETAILERS COULD CONTINUE TO HAVE A NEGATIVE EFFECT ON OUR SALES VOLUME AND PROFIT MARGINS.

    The level of manufactured housing and recreational vehicle retail inventories and the existence of repossessed homes in the market can have a significant impact on manufacturing shipments and operating results, as evidenced in the manufactured housing industry during the past year. For example, due to the rapid over-expansion of the retail distribution network in the manufactured housing industry, retailers' overstocking based on inflated expectations of future business and excessive wholesale financing, there is currently an imbalance among the number of retail dealers, industry retail inventories and consumer demand for manufactured homes. Considering current retail demand, it is estimated that there may be as much as a six month supply of manufactured homes in retailer inventories industry-wide. The recent deterioration in the availability of retail financing has already extended the inventory adjustment period beyond what was originally expected. Competition from repossessed homes has further extended this inventory adjustment period. More liberal lending standards in the past resulted in loans to less-qualified customers. Many of these customers are now defaulting on these loans and the lenders are repossessing the customers' homes and reselling them, thereby increasing competition for manufacturers of new homes. If these trends were to continue, or if retail demand were to significantly weaken further, the inventory overhang could result in intense price competition and pressure on profit margins within the industry and could have an adverse impact on our operating results.

THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES ARE HIGHLY COMPETITIVE AND SOME OF OUR COMPETITORS HAVE STRONGER BALANCE SHEETS AND CASH FLOW, AS WELL AS GREATER ACCESS TO CAPITAL, THAN WE DO. THE RELATIVE STRENGTH OF OUR COMPETITORS COULD RESULT IN DECREASED SALES VOLUME AND EARNINGS FOR US, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    The manufactured housing industry is highly competitive. As of December 31, 2000, there were approximately 70 manufacturers of homes and approximately 8,900 retail sales centers. The 10 largest manufacturers accounted for approximately 79% of the wholesale manufactured housing market in calendar 2000, including our sales, which represented 18% percent of the market. The manufactured housing retail market is much more fragmented, with the five largest companies accounting for approximately 26% of the market in calendar 2000.

    Competition with other housing manufacturers on both the manufacturing and retail levels is based primarily on price, product features, reputation for service and quality, retail inventory, sales promotions, merchandising and the terms and availability of wholesale and retail customer financing. Recent growth in manufacturing capacity in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region. Overproduction of manufactured housing in this region could lead to greater competition and result in decreased margins, which could have a material adverse effect on our results of operations.

    In addition, manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing, and this reduces the demand for manufactured homes.

    Manufactured homes also compete with resales of homes that have been repossessed by financial institutions as a result of credit defaults by dealers or customers. Repossession rates for manufactured homes have increased recently and there can be no assurance that repossession rates will not continue to increase, thereby adversely affecting our sales volume and profit margins.

    The manufactured housing industry, as well as the site-built housing development industry, have experienced consolidations in recent years, which could result in the emergence of competitors, including developers of site-built homes, that are larger than us and have greater financial resources than we have. This could adversely affect our business.

    The recreational vehicle market is also highly competitive. Sales from the five largest manufacturers represented approximately 59% of the market in calendar 2000, including our sales, which represented 23.3% of the market. However, we believe our share of the recreational vehicle market has declined in calender 2001 as a result of our lower market share in each of the motor home and travel trailer markets. Competitive pressures, especially in the entry-level segment of the recreational vehicle market for travel trailers, have recently resulted in a reduction of profit margins. Sustained increases in competitive pressures could have a material adverse effect on our results of operations. There can be no assurance that existing or new competitors will not develop products that are superior to our recreational vehicles or that achieve better consumer acceptance, thereby adversely affecting our sales volume and profit margins.

OUR BUSINESS IS CYCLICAL AND THIS CAN LEAD TO FLUCTUATIONS IN OUR OPERATING
  RESULTS.

    The industries in which we operate are highly cyclical and there can be substantial fluctuations in our manufacturing shipments and operating results, and the results for any prior period may not be indicative of results for any future period. Companies within both the manufactured housing and recreational vehicle industries are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include:

    - interest rates and the availability of financing, both of which have had a particularly adverse effect on our business in the past year;

    - defaults by retail customers resulting in repossessions, which have also had a particularly adverse effect on our business since the beginning of fiscal 2001;

    - inventory levels, which have had an adverse effect on our business since the beginning of fiscal 2001;

    - availability of manufactured home sites;

    - employment trends;

    - consumer confidence; and

    - general economic conditions.

    Factors affecting the recreational vehicle industry include:

    - overall consumer confidence and the level of discretionary consumer spending, which have had an adverse effect on our business since the beginning of fiscal 2001 and which have had a further negative effect since the events of September 11, 2001;

    - inventory levels, which have had an adverse effect on our business since the beginning of fiscal 2001;

    - general economic conditions;

    - interest rates;

    - employment trends; and

    - fuel availability and prices.

    We cannot assure you that the factors that are currently adversely affecting our business will not continue to have an adverse effect through fiscal 2002 and beyond.

OUR BUSINESS IS SEASONAL, AND THIS LEADS TO FLUCTUATIONS IN SALES, PRODUCTION
  AND NET INCOME.

    We have experienced, and expect to continue to experience, significant variability in sales, production and net income as a result of seasonality in our businesses. Demand in both the manufactured housing and recreational vehicle industries generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in some markets may delay the timing of purchases and shipments from one quarter to another.

WE HAVE REPLACED SOME OF OUR MANUFACTURED HOUSING RETAILERS, AND SOME OF OUR RETAILERS HAVE BEEN ACQUIRED. THIS MAY LEAD TO A DECREASE IN OUR SALES VOLUME AND A LOSS OF OUR MARKET SHARE.

    Our market share in the manufactured housing market, based on unit shipments, declined from 21.6% in calendar 1994 to 18.0% in calendar 2000. The reason for this change was, in part, our reduction of the number of our retail distribution points from approximately 1,800 to 1,300 during the period from January 1994 through July 29, 2001, in order to concentrate on larger dealers that share our approach towards merchandising and customer satisfaction. We have also, from time to time in the past, lost significant retailers that were acquired by competitors. Such acquisitions can reduce our retail distribution network and market share, as these retail outlets may choose not to sell our products. There can be no assurance that we will be able to adequately replace retailers acquired by competitors if they cease selling our manufactured homes, or that we will be able to maintain our sales volume or market share in these competitive markets.

WE ESTABLISHED A NETWORK OF COMPANY-OWNED RETAIL STORES, WHICH HAS REQUIRED SIGNIFICANT RESTRUCTURING AND DOWNSIZING, BUT WE MAY NOT SUCCEED IN RESTRUCTURING THIS NEW BUSINESS IN A SATISFACTORY MANNER AND MAKING IT PROFITABLE.

    We responded to the retail consolidation in the manufactured housing sector, beginning in fiscal 1998, by forming our own retail business and establishing a network of company-owned stores to replace distribution points lost to competitors. We made numerous acquisitions between June 1998 and August 2001, the largest of which was the purchase of HomeUSA in August 1998, comprising 65 stores. We also originated more than 100 "greenfield" locations, which are locations that we have started ourselves rather than through the acquisitions of existing operations of third parties. The combination of the two strategies carried us to a high of 244 stores in November 2000. Since its inception, this business segment has operated at a loss, and as the retail market for manufactured housing has slowed, the losses have grown. During fiscal 2001, we implemented a downsizing strategy to better match our retail capacity to market demand. By assigning management of some of our locations to third parties, and closing and selling other locations, we reduced the number of stores that we own to 156 at the end of the first quarter of fiscal 2002. These actions have resulted in restructuring charges and other costs including severance payments to employees. Given existing industry conditions and the performance of this new business to date, there can be no assurance that we will be able to complete the restructuring of our retail network as a successful and profitable part of our manufactured housing group in the future, or that it will become an important or successful part of our business strategy. In addition, we may have to undergo additional downsizing of this business depending on the length of time that the current factors affecting our business continue to have a negative impact.

CHANGES IN CONSUMER PREFERENCES FOR OUR PRODUCTS OR OUR FAILURE TO GAUGE THOSE PREFERENCES COULD LEAD TO REDUCED SALES AND ADDITIONAL COSTS.

    We cannot be certain that historical consumer preferences for our products in general, and recreational vehicles in particular, will remain unchanged. We believe that the introduction of new features, designs and models will be critical to the future success of our recreational vehicle operations. Delays in the introduction of new models or product features, or a lack of market acceptance of new features, designs or models could have a material adverse effect on our business. For example, we may incur significant additional costs in designing or redesigning models that are not accepted in the marketplace. Products may not be accepted for a number of reasons, including changes in consumer preferences, or our failure to properly gauge consumer preferences. We cannot be certain that new product introductions will not reduce revenues from existing models and adversely affect our results of operations. There can be no assurance that any of these new models or products will be introduced to the market on time or that they will be successful when introduced.

IF THE FREQUENCY AND SIZE OF PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US, INCLUDING WRONGFUL DEATH, RISES, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE HARMED.


    We are frequently subject, in the ordinary course of business, to litigation involving product liability and other claims, including wrongful death, against us related to personal injury and warranties. We partially self-insure our product liability claims and purchase excess product liability insurance in the commercial insurance market. We cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, as compared to our experience in prior years, may cause the premium that we are required to pay for insurance to rise significantly. It may also increase the amounts we pay in punitive damages, not all of which are covered by our insurance. We are also presently party to actions in litigation that the plaintiffs are seeking to have certified as class actions, and actions where a subclass of plaintiffs has been certified. If any of these actions is certified as a class action and decided in a manner adverse to us, the resulting liability may be significant. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than in the case of similar claims made against our competitors, our reputation and business will be harmed. For a more detailed discussion of some of the legal proceedings we are involved in, please see the section titled "Business--Legal Proceedings in Which We Are Involved," beginning on page 72 of this prospectus.


WHEN WE INTRODUCE NEW PRODUCTS WE MAY INCUR EXPENSES THAT WE DID NOT ANTICIPATE, SUCH AS RECALL EXPENSES, RESULTING IN REDUCED EARNINGS.

    The introduction of new models is critical to our future success, particularly in our recreational vehicle business. We may incur unexpected expenses, however, when we introduce new models. For example, we may experience unexpected engineering or design flaws that will force a recall of a new product. In addition, we may make business decisions that include offering incentives to stimulate the sales of products not accepted by the market. The costs resulting from these types of problems could be substantial, and would have a significant adverse effect on our earnings.

FUEL SHORTAGES, OR HIGHER PRICES FOR FUEL, COULD HAVE A NEGATIVE EFFECT ON SALES OF RECREATIONAL VEHICLES.

    Gasoline or diesel fuel is required for the operation of motor homes and most vehicles used to tow travel trailers and folding trailers. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. The increase in gasoline prices and speculation about potential fuel shortages appear to have had an unfavorable effect on consumer demand for motor homes in the past, thereby having an adverse effect on our sales volume.

IF WE DO NOT SUCCESSFULLY UPGRADE OUR COMPUTER SYSTEMS, WE WILL LOSE SALES TO THOSE OF OUR COMPETITORS THAT HAVE MORE SOPHISTICATED AND BETTER INTEGRATED SYSTEMS THAN US.

    Our computer systems are not as sophisticated as those that are currently available, and are not fully integrated. We are in the process of upgrading our computer systems, but we are in the early stages of this process. We must update our computer systems if we are to remain competitive in our industry. Competitors with more sophisticated and fully integrated computer systems will have efficiencies that may lead to lower costs and faster delivery schedules, and that may make it difficult for us to compete with them. We will be required to expend significant resources to fully implement a system suitable for a business as large and complex as ours. It is possible that the cost of building a computer system of this nature will be higher than budgeted, and that the system, when built, will not work as originally planned. This would increase our costs and disrupt our business.

THE MARKET FOR OUR MANUFACTURED HOMES IS HEAVILY CONCENTRATED IN THE SOUTHERN PART OF THE UNITED STATES, AND A CONTINUED DECLINE IN DEMAND IN THAT AREA COULD HAVE A MATERIAL NEGATIVE EFFECT ON SALES.

    The market for our manufactured homes is geographically concentrated, with the top 15 states accounting for over 67% of the industry's total shipments in calendar 2000. The southern United States accounts for a significant portion of our manufactured housing sales. As is the case with our other markets, we have experienced a downturn in economic conditions in the southern states, and a continuing downturn in this region that is worse than that of other regions could have a disproportionately material adverse effect on our results of operations. There can be no assurance that the demand for manufactured homes will not continue to decline in the southern United States or other areas in which we experience high product sales and any such decline could have a material adverse effect on our results of operations.

CHANGES IN ZONING REGULATIONS COULD AFFECT THE NUMBER OF SITES AVAILABLE FOR OUR MANUFACTURED HOMES, AND ZONING REGULATIONS COULD AFFECT THE MARKET FOR OUR NEW PRODUCTS, BOTH OF WHICH COULD AFFECT OUR SALES.

    Any limitation on the growth of the number of sites available for manufactured homes, or on the operation of manufactured housing communities, could adversely affect our sales. In addition, new product opportunities that we may wish to pursue for our manufactured housing business could cause us to encounter new zoning regulations and affect the potential market for these new products. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, there has been resistance by property owners to the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, and we believe that this resistance has adversely affected the growth of the industry. The inability of the manufactured home industry to change these zoning ordinances could have a material adverse effect on our results of operations and we cannot be certain that manufactured homes will receive widespread acceptance or that localities will adopt zoning ordinances permitting the location of manufactured homes.

POWER OUTAGES MAY ADVERSELY AFFECT OUR CALIFORNIA FACILITIES.

    We conduct substantial operations in the state of California and rely on a continuous power supply to do so. The deregulation of the energy industry instituted in 1996 by the California government has in the past resulted in shortages in wholesale electricity supplies and this has led to power outages. If our electricity supply is interrupted in the future, we may be unable to supply products to our customers on a timely basis, and this would have a negative effect on our sales.

WE MAY NOT BE ABLE TO OBTAIN FINANCING IN THE FUTURE, INCLUDING ANY REFINANCING REQUIRED UPON EXPIRATION OF OUR TWO-YEAR TERM LOAN INCLUDED IN THE SENIOR SECURED FACILITY, AND THE TERMS OF ANY FUTURE FINANCINGS MAY LIMIT OUR ABILITY TO MANAGE OUR BUSINESS. DIFFICULTIES IN OBTAINING FINANCING ON FAVORABLE TERMS WILL HAVE A NEGATIVE EFFECT ON OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY.

    Our operations require significant amounts of cash. In addition to capital available under the senior secured credit facility, whether or not the exchange offer is completed, we anticipate that we will be required to seek additional capital in the future. There can be no assurance that we will be able to obtain any future financings on acceptable terms, if at all. For instance, the senior secured facility contains a $30 million two-year term loan that will require refinancing within two years, with partial amortization beginning at the start of the second year.


    Further, on November 16, 2001, Moody's Investors Services, Inc. announced that it had lowered its rating on our senior implied debt from B1 to B2, and on our existing preferred securities from B3 to Caa3, with a negative rating outlook. In announcing the lowered ratings, Moody's stated that its action reflected the continuing erosion in our operating performance due to a protracted decline in the manufactured housing industry and a similar slowdown in the recreational vehicle business, and that the negative outlook reflects the highly uncertain intermediate-term outlook for demand in the manufactured housing and recreational vehicle markets. On December 6, 2001, Standard and Poor's announced that it had lowered our corporate credit rating from BB+ to BB-, and Fleetwood Capital Trust's corporate credit rating from B+ to D, with a negative rating outlook. In announcing the lowered ratings, Standard and Poor's cited our materially weakened business position due to continued, very competitive business conditions in both our manufactured housing and recreational vehicle business segments, and our constrained financial profile, as reflected by the granting of security to our lenders and the recent discontinuation and deferral of our common dividends and existing preferred security distributions, respectively. Standard and Poor's attributed its negative outlook to the prospects for continued weak performance within both of our primary business segments and the vulnerability of our corporate credit ratings to further downgrades. These actions could result in lower trading prices for the existing preferred securities, and could also result in any capital that we might raise in the future being more expensive or more difficult to raise.


    If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategy. Moreover, the terms of any such additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

OUR REPURCHASE AGREEMENTS WITH FLOOR PLAN LENDERS COULD RESULT IN INCREASED
COSTS.

    In accordance with customary practice in the manufactured housing and recreational vehicle industries, we enter into repurchase agreements with various financial institutions pursuant to which we agree, in the event of a default by an independent retailer in its obligation to these credit sources, to repurchase product at declining prices over the term of the agreements, typically 12 to 18 months. The difference between the gross repurchase price and the price at which the repurchased product can then be resold, which is typically at a discount to the original sale price, is an expense to us. Thus, if we were obligated to repurchase a substantially greater number of manufactured homes or recreational vehicles in the future, this would increase our costs, which could have a negative effect on our earnings. During fiscal 2001, we repurchased 333 manufactured homes and 308 recreational vehicles, at an aggregate gross purchase price to us of $15.0 million, compared to repurchases of 220 manufactured homes and 176 recreational vehicles, at an aggregate purchase price to us of $9.9 million for fiscal 2000. During the first quarter of fiscal 2002, we repurchased 43 manufactured homes and 22 recreational vehicles, at an aggregate gross purchase price to us of $3.3 million, compared to repurchases of 91 manufactured homes and 88 recreational vehicles, at an aggregate purchase price to us of $3.6 million for the first quarter of fiscal 2001.

INCREASED COSTS, INCLUDING LABOR COSTS AND COSTS OF COMPONENT PARTS, AND CHANGES IN LABOR RATES AND PRACTICES COULD REDUCE OUR OPERATING INCOME.

    Our results of operations may be significantly affected by the availability and pricing of manufacturing components and labor, as well as changes in labor rates and practices. Although we attempt to offset the effect of any escalation in components and labor costs by increasing the sales prices of our products, we cannot be certain that we will be able to do so without it having an adverse impact on the demand for our products. Changes in labor rates and practices, including changes resulting from union activity, could significantly affect our costs and thereby reduce our operating income. If we cannot successfully offset increases in our manufacturing costs, this could have a material adverse impact on our margins, operating income and cash flows. Even if we were able to offset higher manufacturing costs by increasing the sales prices of our products, the realization of any such increases often lags behind the rise in manufacturing costs, especially in our manufactured housing operations, due in part to our commitment to give our retailers price protection with respect to previously placed customer orders.

FOR SOME OF OUR COMPONENTS, WE DEPEND ON A SMALL GROUP OF SUPPLIERS, AND THE LOSS OF ANY OF THESE SUPPLIERS COULD AFFECT OUR ABILITY TO OBTAIN COMPONENTS AT COMPETITIVE PRICES, WHICH WOULD DECREASE OUR MARGINS.

    Most recreational vehicle and manufactured home components are readily available from a variety of sources. However, a few components are produced by only a small group of quality suppliers that have the capacity to supply large quantities on a national basis. Primarily, this occurs in the case of gasoline-powered motor home chassis, where Ford Motor Company is the dominant supplier. Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on our sales. If we cannot obtain an adequate chassis supply, this could result in a decrease in our sales and earnings.


         RISKS RELATING TO THE EXCHANGE OFFER, THE CASH OFFER, THE NEW
                   PREFERRED SECURITIES AND OUR COMMON STOCK



THE NEW PREFERRED SECURITIES AND NEW PREFERRED SECURITIES GUARANTEES ARE SUBORDINATED TO OUR SENIOR DEBT, BUT SENIOR IN PAYMENT TO THE EXISTING PREFERRED SECURITIES AND THE EXISTING PREFERRED SECURITIES GUARANTEE.



    The new preferred securities and new preferred securities guarantees are senior to the existing preferred securities and the existing preferred securities guarantee, but will be unsecured and subordinated in right of payment to our senior debt, including our senior secured facility. They are also effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including intercompany liabilities to the extent that the instruments governing these intercompany liabilities provide for subordination. The new preferred securities and new preferred securities guarantees may also be subordinated to any debt we may issue in the future. As a result of this subordination, in the event of our liquidation or insolvency, a payment default with respect to our senior debt, a covenant default with respect to our senior debt, or an acceleration of the new preferred securities due to an event of default, our assets will be available to pay obligations on the new preferred securities only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the new preferred securities then outstanding.



    As of July 29, 2001, we had approximately $144 million of outstanding senior debt at the parent level and, in addition, our financial statements reflected liabilities of our subsidiaries of $170 million, of which $85 million were accounts payable, excluding amounts due to employees, interest bearing debt and reserves. Neither we nor our subsidiaries are prohibited under the new indentures from incurring additional debt.



DISTRIBUTIONS ON OUR NEW PREFERRED SECURITIES AND EXISTING PREFERRED SECURITIES DEPEND ON OUR RECEIVING DISTRIBUTIONS FROM OUR SUBSIDIARIES.



    The new preferred securities are obligations exclusively of Fleetwood Capital Trust II and Fleetwood Capital Trust III, as the case may be, and, as a result of the new preferred securities guarantees, of us. Substantially all of our operations are conducted through our subsidiaries and substantially all of our earnings and cash flows were generated by our subsidiaries. As a result, our cash flow and our ability to service our debt, including the new preferred securities, is dependent on the earnings of our subsidiaries. In addition, we are dependent on the distribution of our subsidiaries' earnings, loans and other payments by our subsidiaries to us.



    Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due on the new preferred securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions, including restrictive covenants contained in our senior secured facility. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.


IF AN ACTIVE MARKET FOR THE EXCHANGE PREFERRED SECURITIES FAILS TO DEVELOP OR IS NOT SUSTAINED, THE TRADING PRICE AND LIQUIDITY OF THE EXCHANGE PREFERRED SECURITIES COULD BE MATERIALLY ADVERSELY AFFECTED.


    Prior to the offering, there has been no trading market for the exchange preferred securities. The dealer manager, Banc of America Securities LLC, has advised us that it currently intends to make a market in the exchange preferred securities. However, Banc of America Securities LLC is not obligated to make a market and may discontinue this market making activity at any time without notice. The liquidity of the trading market for the exchange preferred securities will depend in part on the level of participation of the holders of existing preferred securities in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange preferred securities and the lesser the liquidity of the trading market for the existing preferred securities not tendered in the exchange offer. The liquidity of the trading market for the exchange preferred securities may also be adversely affected by the issuance of the cash offer preferred securities, especially if the number of cash offer preferred securities is substantially larger than the number of exchange offer preferred securities. In addition, market making activity by Banc of America Securities LLC will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and disclosed in this prospectus. As a result, we cannot assure you that any market for the exchange preferred securities will develop or, if one does develop, that it will be maintained. If an active market for the exchange preferred securities fails to develop or be sustained, the trading price and liquidity of the exchange preferred securities could be materially adversely affected.



IF AN ACTIVE MARKET FOR THE CASH OFFER PREFERRED SECURITIES FAILS TO DEVELOP OR IS NOT SUSTAINED, THE TRADING PRICE AND LIQUIDITY OF THE CASH OFFER PREFERRED SECURITIES COULD BE MATERIALLY ADVERSELY AFFECTED.



    Prior to the offering, there has been no trading market for the cash offer preferred securities. The placement agent, Banc of America Securities LLC, has advised us that it currently intends to make a market in the cash offer preferred securities. However, Banc of America Securities LLC is not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market making activity by Banc of America Securities LLC will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934 and disclosed in this prospectus. As a result, we cannot assure you that any market for the cash offer preferred securities will develop or, if one does develop, that it will be maintained. If an active market for the cash offer preferred securities fails to develop or be sustained, the trading price and liquidity of the cash offer preferred securities could be materially adversely affected. In addition, to the extent that the cash offer is less than fully subscribed, the liquidity of the cash offer preferred securities purchased in the cash offer may be adversely affected.



THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN DEPRESSED, AND MAY DECLINE FURTHER. THIS DECLINE WOULD AFFECT THE VALUE OF THE COMMON STOCK YOU RECEIVE UPON CONVERSION OF THE NEW PREFERRED SECURITIES OR AS PAYMENT OF DISTRIBUTIONS ON THE NEW PREFERRED SECURITIES. THIS DECLINE COULD ALSO ADVERSELY AFFECT THE TRADING PRICE OF THE NEW PREFERRED SECURITIES. WE EXPECT THE TRADING PRICE OF THE NEW PREFERRED SECURITIES TO BE HIGHLY VOLATILE.



    The market price of our common stock has fluctuated significantly and generally declined, from a market price of $47.44 per share on March 6, 1998 to $8.15 per share on April 6, 2001. The market price of our common stock may decline further as a result of a number of factors, including our ability to pay principal and interest on our debt when due and the recent downgrade in our debt ratings by Moody's and Standard and Poor's. Because the new preferred securities are convertible into common stock, and because we may cause distributions on the new preferred securities to be paid in common stock beginning as early as the distribution for February 2002, volatility or depressed prices for our common stock could have a similar effect on the price of our new preferred securities. On October 30, 2001, we elected to defer distributions on our existing preferred securities due to be made on November 15, 2001. In light of our business environment and recent operating results, we currently anticipate that we will find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. Even though our board of directors has discontinued the payment of dividends on our common stock for the foreseeable future, these deferrals of distributions on our existing preferred securities would further prevent us from declaring or paying any dividends during the period of such deferrals. Other factors resulting in fluctuations in the market price of our common stock, and hence of the exchange preferred securities, include:


    - actual and anticipated variations in our operating results;

    - general economic and market conditions;

    - interest rates, which directly impact the price of our exchange preferred securities and indirectly affect the price of our common stock;

    - general conditions, including changes in demand, in the manufactured housing and recreational vehicle industries;


    - future issuances of our common stock, including issuances of common stock in payment of interest on our new debentures and payment of distributions on the new preferred securities or upon conversion of our new preferred securities, which could have a dilutive effect on our per share results of operations and otherwise cause the market price of our common stock to decline;


    - perceptions of the strengths and weaknesses of the manufactured housing and recreational vehicle industries;

    - developments in our relationships with our customers and/or suppliers;

    - announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

    - announcements and the introduction of new products and models by us or our competitors and the success or failure of these new products and models;

    - developments related to regulatory and zoning regulations; and

    - the effects of the exchange offer and cash offer.


    We expect this volatility to continue in the future. In addition, any shortfall or changes in our revenue, gross margins, earnings or other financial results could also cause the price of our common stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have particularly affected the manufactured housing and recreational vehicle industries and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may adversely affect the market price of our common stock and new preferred securities. Volatility in the price of stocks of companies in our industries has been particularly high.



IF THE CLOSING PRICE OF OUR COMMON STOCK DECLINES BELOW $7.50 PER SHARE ON THE DAY THAT WE PRICE THE CASH OFFER, THE CONVERSION PRICE FOR THE CASH OFFER PREFERRED SECURITIES WILL REPRESENT MORE THAN A 12% PREMIUM OVER THE CLOSING PRICE OF OUR COMMON STOCK ON THAT DATE.



    We have set a minimum conversion price of $8.40 per share for the cash offer preferred securities. If the market price of our common stock declines so that the closing price of our common stock on the day that we price the cash offer is below $7.50 per share, the minimum conversion price of $8.40 will be the initial conversion price for the exchange preferred securities. This conversion price will represent a premium of more than 12% over the closing price of our common stock on the day that we price the cash offer.

IF THE MARKET PRICE OF OUR COMMON STOCK DECLINES DURING THE COURSE OF THE EXCHANGE OFFER, THE CONVERSION PRICE FOR THE EXCHANGE PREFERRED SECURITIES MAY REPRESENT MORE THAN A 12% PREMIUM OVER THE DAILY VOLUME-WEIGHTED AVERAGE OF THE CLOSING PRICES OF THE COMMON STOCK FOR EACH OF THE FIVE TRADING DAYS IMMEDIATELY PRECEDING THE FOURTH TRADING DAY PRIOR TO THE EXCHANGE OFFER EXPIRATION DATE.



    We have set a minimum conversion price of $8.40 per share for the exchange preferred securities. If, in the course of the exchange offer, the market price of our common stock declines so that the daily volume-weighted average of the closing prices of our common stock for each of the five trading days immediately preceding the fourth trading day prior to the exchange offer expiration date is below $7.50 per share, the minimum conversion price of $8.40 will be the initial conversion price for the exchange preferred securities. This conversion price will represent a premium of more than 12% over the daily volume-weighted average of the closing prices of the common stock for each of the five trading days immediately preceding the fourth trading day prior to the exchange offer expiration date.


THE LIQUIDITY OF THE MARKET FOR EXISTING PREFERRED SECURITIES THAT ARE NOT EXCHANGED IN THE EXCHANGE OFFER WILL BE LIMITED AND SPORADIC.

    The existing preferred securities are currently traded over-the-counter. Accordingly, trading in the existing preferred securities has been limited and sporadic. Any existing preferred securities tendered and accepted for exchange in the exchange offer will reduce the aggregate number of existing preferred securities outstanding. Consequently, any existing trading market for the existing preferred securities that remain outstanding after the exchange offer will be even more limited and sporadic.


IF WE ISSUE CASH OFFER PREFERRED SECURITIES IN THE CASH OFFER BUT THE EXCHANGE OFFER IS NOT CONSUMMATED, THIS MAY REDUCE THE LIQUIDITY OF THE MARKET FOR THE EXISTING PREFERRED SECURITIES.



    The cash offer is not subject to, and is expected to close before, the consummation of the exchange offer. If the minimum conditions to the exchange offer are not satisfied and we withdraw the exchange offer, we still expect to issue cash offer preferred securities for cash in the cash offer. Accordingly, there will be cash offer preferred securities on the market. Trading in the existing preferred securities in the over-the-counter market has been limited and sporadic. The introduction of our cash offer preferred securities may reduce the liquidity of the trading market for the existing preferred securities.


WE MAY NOT ACCEPT FOR EXCHANGE ALL OF A HOLDER'S VALIDLY TENDERED EXISTING PREFERRED SECURITIES, AND WE MAY NOT MAKE AN OFFER IN THE FUTURE FOR THE EXISTING PREFERRED SECURITIES THAT REMAIN OUTSTANDING FOLLOWING THIS EXCHANGE OFFER.

    We will accept for exchange validly tendered existing preferred securities in an aggregate liquidation amount of up to $86.25 million of the $287.5 million in aggregate liquidation amount of outstanding existing preferred securities, assuming all conditions to the exchange offer are satisfied. To the extent that the aggregate liquidation amount of existing preferred securities tendered for exchange exceeds $86.25 million, we will accept existing preferred securities for exchange on a pro rata basis. Therefore, we cannot assure you that we will accept for exchange all of your validly tendered existing preferred securities. Upon completion of the exchange offer, there will remain at least $201.25 million in aggregate liquidation amount of existing preferred securities that have not been accepted for exchange. We do not know whether, in the future, we will make another offer to exchange these outstanding existing preferred securities. Holders of these securities will therefore be subject to the risks relating to existing preferred securities outlined in this section of the prospectus, including the risk that the liquidity of the market for them will be limited and sporadic and the risk that we may elect to defer payment of distributions on existing preferred securities for up to an additional nineteen consecutive quarters, having already deferred payment of distributions due to be made on November 15, 2001.

THE EXCHANGE OFFER MAY NOT REPRESENT A FAIR VALUATION OF THE EXISTING PREFERRED SECURITIES.

    Our board of directors has made no determination that the exchange offer represents a fair valuation of the existing preferred securities. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange offer to you or us. We cannot assure you that if you tender your existing preferred securities you will receive more value than if you had chosen to keep them.


WE MAY NOT BE ABLE TO MEET PAYMENT OBLIGATIONS ON THE NEW PREFERRED SECURITIES OR OUR EXISTING PREFERRED SECURITIES WHEN DUE, AND WE MAY ELECT TO CONTINUE TO DEFER MAKING DISTRIBUTIONS ON THE EXISTING PREFERRED SECURITIES.



    Our cash resources may not be sufficient to meet the payment obligations on the new preferred securities. As of July 29, 2001, we had approximately
$144 million of outstanding senior debt at the parent level and in addition our financial statements reflected liabilities of our subsidiaries of $170 million, of which $85 million were accounts payable, excluding amounts due to employees, interest bearing debt and reserves. Our ability to meet the payment obligations on the new preferred securities, and to meet our other financial obligations, depends on our operating performance, the availability of cash flow, the availability of new sources of funding, the state of the financial markets and other factors, many of which are beyond our control. We may not be able to generate enough cash flow to meet our payment obligations on existing debt. For instance, we suffered a loss of $284 million in our combined operations for fiscal 2001 and a loss of $11.1 million in combined operations for the first quarter of fiscal 2002, and we may continue to suffer losses. Similarly, our ratio of earnings to fixed charges for fiscal 2001 and the first quarter of fiscal 2002 were not meaningful since earnings were inadequate to cover fixed charges by $336.8 million and $18.5 million, respectively. Accordingly, we cannot assure you that we will be able to meet our payment obligations on the new preferred securities when they become due. Our existing preferred securities are subject to the same risks that we may be unable to meet our payment obligations when due, as reflected by our current deferral of distributions on the existing preferred securities. Further, they are ranked junior in right of payment to the new preferred securities.


    In addition, we have the right to elect to defer distributions on our existing preferred securities, including deferrals for up to twenty consecutive quarters. On October 30, 2001, we elected to defer distributions on our existing preferred securities due to be made on November 15, 2001. If our business environment and our operating results do not significantly improve from those we have recently experienced, we would likely find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. Even though our board of directors has discontinued the payment of dividends on our common stock for the foreseeable future, these deferrals of distributions on our existing preferred securities would further prevent us from declaring or paying any dividends during the period of such deferrals.


WE EXPECT TO USE PART OF THE PROCEEDS FROM THE SALE OF THE CASH OFFER PREFERRED SECURITIES TO PAY TAXES RESULTING FROM THE EXCHANGE OFFER AND THE PROCEEDS WILL, TO THAT EXTENT, BE UNAVAILABLE FOR USE IN OUR BUSINESS OPERATIONS.



    We expect the exchange of exchange preferred securities for existing preferred securities to result in a tax liability to us, as a result of the taxable income generated by the cancellation of existing debentures supporting the existing preferred securities tendered into the exchange offer. If a maximum of $86.25 million in aggregate liquidation amount of existing preferred securities are exchanged for exchange preferred securities, we anticipate incurring a tax liability of approximately $18.0 million. The proceeds from the cash offer will be applied first to pay this expected tax liability, after allowing for expenses incurred in connection with the offers, with one half of the amount being contributed to our manufacturing company subsidiaries, one half of which contributed amount will be used to pay down our term loan up to $24.0 million, with the balance of that contributed amount, if any, being applied to the revolving loan under our amended senior secured credit facility. The remainder of the proceeds from the cash offer, if any, will be used in the operation of our business. Accordingly, the proceeds from the sale of the cash offer preferred securities may not result in any benefit to our business operations.



IF WE BECOME INSOLVENT, A COURT MAY VOID OUR NEW GUARANTEES IN RESPECT OF THE NEW PREFERRED SECURITIES OR SUBORDINATE THE NEW GUARANTEES TO OUR OTHER OBLIGATIONS, AND A COURT MAY ALSO PROVIDE THAT THE AMOUNT OF YOUR CLAIM WILL BE LESS THAN THE LIQUIDATION AMOUNT PER NEW PREFERRED SECURITY.



    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time we, as guarantor of the new preferred securities, incurred the debt evidenced by our new guarantees, we:


    - were insolvent or rendered insolvent by reason of such incurrence; were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature; and

    - received less than reasonably equivalent value or fair consideration for the incurrence of such debt;


then the court could void the new guarantees, or claims by holders of the securities under those new guarantees could be subordinated to all of our other debts except the new preferred securities. In addition, any payment by us under our new guarantees could be required to be returned to us, or to a fund for the benefit of our creditors.


    The measures of insolvency for purposes of the above will vary depending on the law applied in any proceeding. Generally, however, a guarantor would be considered insolvent if:


    - the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or


    - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.


    In addition, if we become insolvent, a court may provide that the amount of your claim will be less than the liquidation amount per new preferred security, which is $22 in the case of an exchange preferred security and $50 in the case of a cash offer preferred security.



THE EXISTING PREFERRED SECURITIES WILL BE SUBORDINATED TO THE NEW PREFERRED SECURITIES.


    The existing preferred securities are unsecured obligations and rank in right of payment behind:

    - all of our existing and future senior debt at the parent level, aggregating $144 million as of July 29, 2001, which included the notes payable to Prudential, and in addition our financial statements reflected liabilities of our subsidiaries of $170 million, of which $85 million were accounts payable, excluding amounts due to employees, interest bearing debt and reserves;


    - up to an aggregate of $37.95 million in liquidation amount of exchange preferred securities that may be issued in the exchange offer, and the offer of up to $50.0 million in cash offer preferred securities.


    Also, the existing preferred securities are effectively subordinated to the liabilities of our subsidiaries, including intercompany liabilities to the extent that the instruments governing these intercompany liabilities provide for subordination. The existing preferred securities may also be subordinated to any debt we may issue in the future.


    We may not make any distributions to holders of, or purchase, redeem or otherwise retire, the existing preferred securities, if payments on any of our senior debt or the distributions to holders of the new preferred securities are not made when due. The owners of our senior debt and new preferred securities will be entitled to receive payment of all amounts due to them before the owners of the existing preferred securities upon any payment or distribution of our assets to our creditors upon our liquidation or other insolvency or reorganization proceedings.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements made in connection with the exchange offer pursuant to the registration statement or the Tender Offer Statement on Schedule TO-I/A are not and have not been protected under the Securities Litigation Reform Act. Furthermore, any references to the safe harbor for forward-looking statements made in reports that are incorporated by reference into this prospectus and filed pursuant to the Securities Exchange Act of 1934, are specifically not incorporated into this registration statement with respect to the exchange offer.

                                USE OF PROCEEDS


    We will not receive any proceeds from the exchange offer. If we consummate the exchange offer, we will use a portion of the proceeds from the sale of cash offer preferred securities to pay taxes that we expect to incur as a result of consummation of the exchange offer, together with the fees and expenses we will incur as a result of the exchange offer. Assuming that existing preferred securities in an aggregate liquidation amount of $86.25 million are exchanged in the exchange offer, which is the maximum amount that we can accept for exchange in the exchange offer, we anticipate incurring a tax liability of $18.0 million as a result of the taxable income generated by the cancellation of existing debentures supporting the existing preferred securities accepted for exchange. Assuming that cash offer preferred securities are sold in the cash offer having an aggregate liquidation amount equal to 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer, we will use a portion of the proceeds from the sale of that percentage amount in order to settle the expected tax liability resulting from consummation of the exchange offer. We will use any proceeds from the sale of cash offer preferred securities in excess of that percentage for general corporate purposes, including the repayment of corporate indebtedness.



    We expect to consummate the cash offer even if we do not consummate the exchange offer, since the cash offer is not conditioned upon consummation of the exchange offer or the sale of a minimum number of cash offer preferred securities. In that event, and after payment of fees and expenses incurred in connection with the cash offer, we will use any remaining proceeds from the sale of cash offer preferred securities for general corporate purposes, including the repayment of corporate indebtedness.



    In addition, as a result of a recent amendment to our senior secured facility, we have agreed to contribute one half of the amount raised in the cash offer to our manufacturing company subsidiaries, after allowing for expenses of the offers and taxes incurred in connection with the exchange offer, with one half of the contributed amount being used to pay down the term loan up to $24 million, and the balance of that contributed amount being then applied to pay down the revolving loan. These payments will not reduce the amount of the commitment on the revolving loan but the first $6 million applied to the revolving loan will permanently reduce the amount available to borrow under the plant, property and equipment sub-facility. Further, if the exchange offer is not completed by February 28, 2002, then the amount of the cash proceeds that we are required to contribute to our manufacturing company subsidiaries for application as described above would be reduced to 43% of the proceeds of the cash offer, after allowing for expenses of $10.0 million but adding back the $20.0 million allowance for anticipated taxes that would have otherwise been generated in connection with the exchange offer.

                          PRICE RANGE OF COMMON STOCK

    The following table lists the high and low intra-day sales prices for our common stock during the past two fiscal years as reported on the New York Stock Exchange Composite Tape, along with information on dividends declared per share during the same periods. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and trades on various regional exchanges (Ticker Symbol: FLE). Call options are traded on the American Stock Exchange.


                                                                           DIVIDENDS
QUARTER                                                HIGH       LOW      DECLARED
-------                                              --------   --------   ---------
Fiscal 2000
  First Quarter....................................   $29.25     $22.00      $0.19
  Second Quarter...................................    23.69      18.00       0.19
  Third Quarter....................................    23.13      15.94       0.19
  Fourth Quarter...................................    17.25      14.00       0.19
Fiscal 2001
  First Quarter....................................   $15.81     $12.94      $0.19
  Second Quarter...................................    14.94      10.56       0.19
  Third Quarter....................................    16.00       8.69       0.04
  Fourth Quarter...................................    15.05       8.10       0.04
Fiscal 2002
  First Quarter....................................   $15.55     $15.25      $0.04
  Second Quarter...................................    17.25       9.12       0.04
  As of December 7, 2001...........................    13.40       9.60       0.00


    On October 28, 2001, there were approximately 1,271 shareholders of record of our common stock.

                                DIVIDEND POLICY

    The declaration and payment of dividends on our common stock is at the discretion of our board of directors and depends on our results of operations, financial condition, capital requirements and such other factors as our board of directors deems relevant. In December 2000, our board of directors approved a reduction in the quarterly dividend from $0.19 per share to $0.04 per share. Our board of directors has subsequently discontinued the payment of dividends on our common stock for the foreseeable future. We have the right to elect to defer distributions for up to twenty consecutive quarters on our existing preferred securities and on October 30, 2001 we elected to defer distributions due to be made on November 15, 2001. If our business environment and our operating results do not significantly improve from those we have recently experienced, we would likely find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. Even though our board of directors has discontinued the payment of dividends on our common stock for the foreseeable future, these deferrals of distributions on our existing preferred securities would further prevent us from declaring or paying any dividends during the period of such deferrals.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated capitalization:

    - at July 29, 2001, on an actual basis; and

    - as adjusted to:

       - give effect to the issuance of the exchange preferred securities in the exchange offer on the assumption that $86.25 million in aggregate liquidation amount of the outstanding existing preferred securities were validly tendered and accepted for exchange, after deducting fees to the dealer manager and estimated expenses;

       - give effect to the issuance and receipt of approximately $46.5 million in cash proceeds from the sale of cash offer preferred securities, after deducting fees of the placement agent and estimated expenses;



       - reflect an increase to capital surplus of $28.1 million on the assumed early extinguishment of $86.25 million in aggregate liquidation amount of the outstanding existing preferred securities, net of $37.95 million in aggregate liquidation amount of exchange preferred securities issuable in the exchange offer, taxes imputed to us and the write-off of certain capitalized costs; and


       - to reflect drawdowns under the senior secured facility and the application of proceeds to pay down a portion of the Conseco senior debt and pay off all of the Prudential senior debt.

    To the extent that existing preferred securities are not validly tendered or accepted in the exchange offer, the amount attributed to the exchange preferred securities would decrease and the amount attributed to the existing preferred securities would increase. The financial data at July 29, 2001 in the following table are derived from our unaudited financial statements for the thirteen weeks then ended.


                                                                   JULY 29, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Short-term indebtedness:
  Retail flooring liability.................................      60,030       60,030
  Motor home chassis inventory financing....................          --           --
  Senior unsecured notes payable(1).........................      68,188       68,188
    Total short-term indebtedness...........................  $  128,218   $  128,218

Long-term debt (less current portion).......................          --           --
    Total indebtedness......................................  $  540,337   $  553,489

9.75% Convertible Trust II Preferred Securities due 2013
  (exchange preferred securities)(2)........................  $            $   37,950
9.75% Convertible Trust III Preferred Securities due 2013
  (cash offer preferred securities)(2)......................  $       --   $   50,000
6% Convertible Trust Preferred Securities due 2028 (existing
  preferred securities)(2)..................................     287,500      201,250
Shareholders' equity:
  Preferred stock, par value $1.00 per share, 10,000,000
    shares authorized, none issued and outstanding..........  $       --   $       --
  Common stock, par value $1.00 per share, 75,000,000 shares
    authorized, 32,740,000 issued and outstanding(3)........      32,759       32,759
  Capital surplus(4)........................................     194,762      222,903
  Retained earnings.........................................      49,774       49,774
  Accumulated other comprehensive income (loss).............      (2,241)      (2,241)
    Total shareholders' equity..............................     275,054      303,195
    Total capitalization....................................  $1,102,891   $1,145,884


------------------------------

(1) At July 29, 2001, because we were in violation of some of the balance sheet covenants related to our senior unsecured notes payable to Prudential, we classified those notes as short-term indebtedness. These notes were paid off in full on July 30, 2001.


(2) We report our operations and those of our subsidiaries on a consolidated basis. Consequently, the existing preferred securities and new preferred securities are reported on our balance sheet as company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust, Fleetwood Capital Trust II or Fleetwood Capital Trust III, as the case may be, in respect of the debentures that we have issued or will issue to the existing trust and the new trusts, as the case may be.



(3) Outstanding shares exclude the shares reserved for issuance upon conversion of the existing preferred securities and the new preferred securities, payment of interest on the new preferred securities and 2,439,167 shares exercisable under our stock option and purchase plans. In addition, on October 25, 2001 we completed the private placement of 2,209,945 unregistered shares of our common stock. See the section titled "Management's Discussion and Analysis--Recent Developments--Private Placement," beginning on page 46 of this prospectus.



(4) The increase to capital surplus of $28.1 million reflects the reduction in the stated value of the existing preferred securities, net of $37.95 million in aggregate liquidation amount of exchange preferred securities issuable in the exchange offer, taxes imputed to us and the write-off of certain capitalized costs, as a result of the early extinguishment of $86.25 million in aggregate liquidation amount of outstanding existing preferred securities. This amount is excluded from net income (loss) and included in income available to common shareholders in a manner similar to a preferred stock dividend.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated operating data for the three years in the period ended April 29, 2001 and the balance sheet data at April 29, 2001 and April 30, 2000 are derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, which are incorporated by reference in this prospectus. The consolidated operating data for the fiscal quarters ended July 29, 2001 and July 30, 2000 and the balance sheet data at July 29, 2001 and July 30, 2000 are derived from our unaudited interim condensed financial statements, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related notes incorporated by reference in this prospectus for more information. The consolidated operating data for the fiscal years ended April 26, 1998 and April 27, 1997 and the balance sheet data at April 25, 1999, April 26, 1998 and April 27, 1997, have been derived from our consolidated financial statements audited by Arthur Andersen LLP that are not included or incorporated by reference in this prospectus. Specific reclassifications have been made in the financial data below in order to more clearly present the distributions on the existing preferred securities as a minority interest in the existing preferred securities of Fleetwood Capital Trust. The distributions were previously included in other income in our consolidated financial statements incorporated by reference in this prospectus. These results are not necessarily indicative of the results that may be expected for future periods and have been adjusted to reflect Emerging Issues Task Force No. 00-10 "Accounting for Shipping and Handling Costs" and No. 00-14 "Accounting for Certain Sales Incentives," which we adopted in the fourth quarter of fiscal 2001.

                                                                                                  FISCAL QUARTER ENDED
                                                        FISCAL YEAR(1)                           -----------------------
                                --------------------------------------------------------------    JULY 30,     JULY 29,
                                   1997         1998         1999         2000         2001         2000         2001
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales
  Manufactured housing........  $1,490,084   $1,550,926   $1,631,076   $1,517,681   $  981,366   $  317,499   $  216,232
  Recreational vehicles.......   1,402,890    1,525,216    1,735,016    1,921,604    1,206,790      317,514      266,308
  Housing--retail.............          --(2)         --     332,309      591,895      552,904      157,554      108,511
  Supply operations, corporate
    and other.................      52,803       47,660       48,306       54,253       35,413        9,335        8,393
  Adjustments and
    eliminations..............          --(2)     (2,524)   (191,188)    (315,899)    (245,010)     (81,781)     (35,312)
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                $2,945,777   $3,121,278   $3,555,519   $3,769,534   $2,531,463   $  720,121   $  564,132
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) from continuing
  operations before income
  taxes, minority interest,
  discontinued operations and
  cumulative effect of
  accounting change...........  $  147,050   $  178,885   $  196,415   $  159,059   $ (319,231)  $  (26,567)  $  (14,164)
Benefit (provision) for income
  taxes.......................     (56,998)     (67,841)     (78,146)     (64,461)      57,575        9,413        5,826
Minority interest in Fleetwood
  Capital Trust, net of income
  taxes.......................          --       (2,499)     (11,148)     (11,104)     (11,158)      (2,787)      (2,789)
Income (loss) from continuing
  operations..................      90,052      108,545      107,121       83,494     (272,814)     (19,941)     (11,127)
Income from discontinued
  operations, net of income
  taxes.......................      34,778           --           --           --           --           --           --
Income (loss) before
  cumulative effect of
  accounting change...........     124,830      108,545      107,121       83,494     (272,814)     (19,941)     (11,127)
Cumulative effect of
  accounting change, net of
  income taxes................          --           --           --           --      (11,176)     (11,176)          --
Net income (loss) for basic
  earnings per share..........     124,830      108,545      107,121       83,494     (283,990)     (31,117)     (11,127)
Effect of dilutive securities:
  Minority interest in
    Fleetwood Capital Trust...          --        2,499       11,148       11,104           --(3)         --(3)         --(3)
Net income (loss) for diluted
  earnings per share..........     124,830      111,044      118,269       94,598     (283,990)     (31,117)     (11,127)

                                                                                                  FISCAL QUARTER ENDED
                                                        FISCAL YEAR(1)                           -----------------------
                                --------------------------------------------------------------    JULY 30,     JULY 29,
                                   1997         1998         1999         2000         2001         2000         2001
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Earnings (loss) per share--
  diluted:
  Continuing operations.......        2.30         3.01         2.94         2.41        (8.33)        (.61)        (.34)
  Discontinued operations, net
    of income taxes...........         .89           --           --           --           --           --           --
  Cumulative effect of
    accounting change, net of
    income taxes..............          --           --           --           --         (.34)        (.34)          --
Net income (loss) per share...  $     3.19   $     3.01   $     2.94   $     2.41   $    (8.67)  $     (.95)  $     (.34)
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average common
  shares--diluted.............      39,162       36,933       40,171       39,194       32,755       32,758       32,756
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA AT END OF
  PERIOD:
Cash and investments..........  $  110,434   $  305,722   $  267,133   $  135,142   $   73,103   $  110,675   $   87,551
Property, plant and equipment,
  net.........................     278,331      277,211      303,934      312,067      294,813      309,876      292,062
Total assets..................     871,547    1,129,480    1,531,184    1,536,693    1,142,461    1,524,759    1,102,891
Total liabilities.............     428,452      465,954      656,981      664,388      568,813      688,863      540,337
Capital Trust Preferred
  Securities..................          --      287,500      287,500      287,500      287,500      287,500      287,500
Shareholders' equity..........     443,095      376,026      586,703      584,805      286,148      548,396      275,054

OTHER DATA:
Gross profit margin...........        17.6%        18.3%        20.5%        21.0%        19.0%        20.4%        19.6%
Operating income (loss)
  margin......................         4.7%         5.5%         5.4%         4.3%       (12.2)%       (3.3)%       (1.7)%
Depreciation and
  amortization................  $   27,579   $   27,799   $   31,841   $   35,080   $   36,546   $    8,942   $    6,892
Capital expenditures..........      56,184       37,809       49,757       55,078       36,921        8,759        3,186
EBITDA(4).....................     167,138      197,994      222,152      197,256     (271,080)     (15,136)      (2,721)
Cash flows from operations....      85,138      118,152      114,522       (4,757)      15,520      (46,398)      66,779
Cash flows from investing
  activities..................     292,821     (231,613)    (121,767)      92,516       25,722       23,355       (2,729)
Cash flows from financing
  activities..................    (355,644)     104,310        5,110      (69,715)     (47,201)      31,031      (50,046)
Ratio of earnings to fixed
  charges(5)(6)...............        37.4x        24.3x         7.5x         5.3x          --           --           --

------------------------------

(1) We use a fiscal year ending on the last Sunday of April in each year.

(2) Prior to fiscal 1998, we did not report retail sales and adjustments and eliminations as separate segments or line items.

(3) The effect of the distributions on preferred securities was anti-dilutive in the fiscal year ended April 29, 2001 and the fiscal quarters ended July 30, 2000 and July 29, 2001 and was, therefore, not added back to determine diluted earnings (loss).

(4) EBITDA is defined as operating income plus depreciation and amortization expense. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities, or other income statement data or cash flow statement data prepared in accordance with Generally Accepted Accounting Principles, or GAAP, or as a measure of profitability or liquidity, our management understands that EBITDA is customarily used as a measurement in evaluating companies. If EBITDA for fiscal 2001 were adjusted to include an add-back for goodwill impairment of $165.9 million and other asset impairment charges of $22.6 million, both of which were non-cash charges, the adjusted EBITDA would have been $(82.6) million for fiscal 2001. However, these impairment charges are not included in any of the EBITDA figures reported in the table.

(5) The ratio of earnings to fixed charges is unaudited for all periods presented. For purposes of computing these ratios, earnings represent income before income taxes, minority interest, discontinued operations and cumulative effect of changes in accounting principles and fixed charges less distributions on existing preferred securities of Fleetwood Capital Trust. Fixed charges include all interest expense and distributions on the existing preferred securities.


(6) Our ratios of earnings to fixed charges for the fiscal year ended April 29, 2001 and the fiscal quarters ended July 30, 2000 and July 29, 2001 were not meaningful since earnings were inadequate to cover fixed charges by $336.8 million, $30.9 million and $18.5 million, respectively. Similarly, after giving effect to each of the exchange offer and cash offer, the pro forma ratios of earnings to fixed charges for fiscal 2001 and the fiscal quarter ended July 29, 2001 are not meaningful since, on a pro forma basis, earnings during these periods would have been inadequate to cover fixed charges by $339.9 million and $19.3 million, respectively.



    Because the new trusts are wholly-owned, special purpose subsidiaries with no independent operations, separate financial statements for the new trusts are not included in this prospectus. Any assets generated by the new trusts, such as assets from the sale of the cash offer preferred securities, are paid to us to purchase our new debentures, and any liabilities incurred by the new trusts are effectively fully and unconditionally guaranteed by us. Accordingly, our financial statements should provide all necessary and material information regarding the assets, liabilities and operations of the new trusts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

THIRTEEN WEEKS ENDED JULY 29, 2001 COMPARED TO THE THIRTEEN WEEKS ENDED
  JULY 30, 2000

CONSOLIDATED RESULTS

    We incurred a net loss in the first quarter of fiscal 2001 of $11.1 million or 34 cents per diluted share compared to a loss of $31.1 million or 95 cents per diluted share in last fiscal year's first quarter. The loss in the current period primarily resulted from a 22% decrease in sales, along with an erosion in gross profit margin from 20.4% to 19.6%. Partially offsetting the lower sales and reduced margin was a 24% decline in operating expenses before other charges. In addition, last year's loss included restructuring and impairment charges of $13.5 million and an $11.2 million (after tax) charge for the cumulative effect of a change in accounting policy related to revenue recognition. In terms of earnings per share for the prior fiscal year, the restructuring and impairment charges and the cumulative effect of the change in accounting amounted to 27 cents and 34 cents, respectively.

    Consolidated revenues fell $156.0 million to $564.1 million compared to $720.1 million in last fiscal year's first quarter. All business segments experienced lower sales due to weak market conditions, with the housing business suffering additional adverse effects from restrictive financing.

    Manufacturing gross margin fell from 18.1% to 17.6% mainly due to lower recreational vehicle margins. Gross profit for the recreational vehicle segment declined from 13.4% to 10.8% of sales in the current fiscal year, due to higher freight and direct labor costs resulting from new product introductions. Gross margins for the manufactured housing segment improved from 22.5% to 25.3% due to lower material costs.

    Operating expenses decreased $51.3 million to $119.9 million, and fell as a percentage of sales from 23.8% to 21.3%. The dollar decrease was primarily due to lower sales, downsizing of manufacturing and retail operations and the absence of $13.5 million of other charges related to restructuring and impairment from the prior fiscal year. Selling expenses decreased
$17.9 million, or 26%, due to lower warranty and advertising costs. General and administrative expenses declined $19.9 million and decreased as a percentage of sales from 12.1% to 12.0% due to staff reductions resulting from manufacturing plant and retail store closures.

    Non-operating expense rose $2.1 million to $4.6 million, mainly due to higher interest expense on the unsecured debt and lower investment income. Included in the $3.9 million of interest on senior unsecured notes payable was $2.3 million for yield maintenance charges related to executing the new loan agreement with Bank of America on July 27, 2001, and the early retirement of the senior unsecured notes on July 30, 2001. Investment income was down 49% from the prior fiscal year as a result of lower interest rates and lower invested balances.

MANUFACTURED HOUSING

    Gross manufacturing revenues of $216.2 million were off 32% from the prior fiscal year and included $34.7 million of intercompany sales to our company-owned retail home centers. Manufacturing unit volume declined 35% to 7,769 homes, but the number of sections was off a lesser 32% to 14,082 due to the continuing shift in sales mix toward multi-section homes. Multi-section homes represented 78% of factory sales versus 70% last fiscal year.

    Sales volume was below the prior fiscal year because of a weaker manufactured housing market, which has been adversely affected by excessive retail inventories, competition from repossessed units and restrictive retail financing conditions. During the past 30 months, lenders have increased credit standards and down payment requirements for retail buyers. These actions, combined with an increase in interest rates, have eliminated many potential buyers of manufactured homes. We anticipate that industry wholesale shipments will continue to be weak until the current inventory imbalance is resolved, the timing of which depends on the availability and terms of retail financing.

    Operating income, before elimination of intercompany profit, increased from $2.1 million to $16.2 million, and operating margin rose from less than 0.7% to 7.5% of sales. Excluding asset impairment charges from the prior fiscal year's results, operating margin for the housing group would have been 3.6% of sales. Last fiscal year, asset impairment charges related to plant closings reduced operating earnings by $9.4 million. The increase to earnings, despite the decline in volume due to the aforementioned weak market conditions, was due to improved gross margin and reduced operating expenses. Gross profit margin for the housing group improved from 22.5% to 25.3% of sales, mainly as a result of lower raw material costs. More efficient material usage and improved product pricing contributed to the higher gross margin. Housing group operating costs, excluding the asset impairment charge, fell 35% as a result of reductions in product warranty costs and advertising expenses.

RETAIL HOUSING OPERATIONS

    Retail housing revenues decreased 31% to $108.5 million in the first fiscal quarter. Last fiscal year, sales were adjusted downward by approximately
$18.0 million due to a change in accounting for credit retail sales. Also as a result of the accounting change, we incurred a one-time cumulative charge against earnings of $11.2 million after taxes. Unit sales from Fleetwood retail stores declined from last fiscal year by about 29% to 2,646 homes. The retail division incurred an operating loss of $12.0 million for the current fiscal quarter compared to a loss of $5.4 million a year ago. The increased operating loss was the result of a weak market environment and lower gross margins stemming from competitive conditions and discounting aged inventory. Operating expenses declined 23% due to lower volume, store closures and reduced staffing. Interest expense on inventory financing decreased by 50% from $3.0 million to $1.5 million, reflecting the 37% drop in inventories and lower interest rates. The retail housing segment was operating 156 stores at the end of July 2001 compared to 240 at the end of July 2000.

RECREATIONAL VEHICLES

    Recreational vehicle sales declined 16% to $266.3 million compared to $317.5 million for last fiscal year's first quarter. Travel trailer revenues were $106.6 million, down $35.3 million or 25% on a 28% decline in unit volume, reflecting weak market conditions and a delayed introduction of new fifth-wheel floor plans. Motor home revenues for the quarter fell 9% to $134.1 million on a 16% drop in shipments. Deliveries of Class A products rose 8% to 1,572 units while Class C shipments fell 73% to 161 units, reflecting the closure of two Class C manufacturing plants toward the end of the fourth fiscal quarter and the related lag in achieving full production in the facility to which the product was transferred. Folding trailer sales fell 10% to $25.7 million on a 19% dip in unit volume. The disproportionate drop in folding trailer shipments to revenues reflects the introduction of the larger, higher-priced Caravan into the sales mix since last July.

    The recreational vehicle group incurred an operating loss of $17.8 million in the first fiscal quarter compared to a loss of $13.3 million a year ago. The $4.5 million increase was primarily caused by the decline in sales and gross profit margin erosion, largely due to lower travel trailer margins. Operating expenses declined $9.3 million and decreased from 17.6% of sales to 17.5% in the current fiscal year. The largest decline was in employee compensation due to staff reductions resulting from downsizing efforts.

SUPPLY OPERATIONS

    The supply group contributed first fiscal quarter revenues of $7.8 million compared to $8.5 million a year ago. Operating income remained constant at $2.2 million despite lower sales due to improved gross margins resulting from lower cost of materials as a percentage of sales.

FISCAL 2001 COMPARED TO FISCAL 2000

CONSOLIDATED RESULTS

    We incurred a net loss in fiscal 2001 of $284 million or $8.67 per diluted share, the majority of which was attributable to other charges related to goodwill impairment, restructuring and downsizing initiatives. This compares with a profit of $83.5 million or $2.41 per diluted share for fiscal 2000. The loss also stems from significantly reduced sales volume in both manufactured housing and recreational vehicles caused by a weak market environment. A change in accounting for credit retail housing sales, which was adopted in the first quarter, also contributed to the loss. In terms of fiscal 2001 earnings per share, the impairment of goodwill, other charges and the cumulative effect of the change in accounting amounted to approximately $5.63 and $0.34, respectively.

    We incurred a $165.9 million non-cash charge in fiscal 2001 related to the impairment of goodwill that originated with acquisitions of retail housing businesses in prior fiscal years. In addition, we recorded other charges totaling $34.9 million, which were related to the downsizing of manufactured housing, recreational vehicle and retail housing operations. The latter category included $13.3 million for asset impairment charges related to downsizing of the retail housing business and $9.4 million for the write-down of manufacturing facilities, as well as employee severance payments and other plant closing costs.

    Consolidated revenues fell 33% to $2.53 billion in fiscal 2001 compared to $3.77 billion in the prior fiscal year. Fiscal 2000 included 53 weeks compared to 52 weeks in fiscal 2001. The revenue decline reflects continued market weakness in the demand for both recreational vehicles and manufactured housing.

    Gross profit margin in fiscal 2001 declined to 19% of sales from 21% in fiscal 2000, reflecting lower manufacturing and retail margins. Manufacturing gross margin fell to 17.2% of sales compared to fiscal 2000's 19.3% margin. Lower recreational vehicle gross margins were only partially offset by improved margins from manufactured housing. Gross margins were adversely impacted by higher direct labor wage and benefits and inefficiencies due to lower volume. Reduced retail housing margins reflect very competitive market conditions and declining industry sales, as well as a $7.5 million inventory write-down to net realizable value.

    Operating expenses in fiscal 2001, excluding other charges, declined
$42 million or 7% from the prior fiscal year to $588 million. As a percentage of sales, however, these costs rose from 16.7% in fiscal 2000 to 23.1% in fiscal 2001 due to lower sales. Selling expenses declined 11% to $247 million in fiscal 2001, but rose as a percentage of sales from 7.4% to 9.8% on the lower sales volume. Most of the dollar reduction in selling costs resulted from reduced expenditures for advertising, sales compensation and product warranty and service costs. The bulk of these cost reductions occurred within the manufactured housing segment. These reductions can be attributed not only to volume, but enhanced cost controls.

    General and administrative expenses declined 4% to $341 million in fiscal 2001, but rose as a percentage of sales from 9.3% to 13.4%. Reduced costs in the manufacturing sector were partially offset by higher expenses for the retail housing business, which was in an expansion mode until mid-fiscal 2001. Most of the reduction in general and administrative costs stems from lower profit-based incentive compensation and reduced staffing levels.

    Fiscal 2001's non-operating expenses of $11.6 million were significantly higher than fiscal 2000's $3.1 million, mainly due to higher interest expense and lower investment income. Interest expense was higher due to additional short-term and long-term borrowings and higher interest rates. Investment income was down 28% from fiscal 2000 as a result of reduced invested balances.

    Our effective income tax rate declined from 40.5% in fiscal 2000 to 18% in fiscal 2001. The decrease primarily reflects the impact of the impairment of goodwill, which is not deductible for tax purposes.

MANUFACTURED HOUSING

    Gross manufacturing revenues of $981.4 million for fiscal 2001 were off 35% from fiscal 2000, and included $243 million of intercompany sales to retail home centers owned by us. Manufacturing unit volume declined 39% from fiscal 2000 to 36,201 homes from 59,458 homes, but the number of sections was off a lesser 36% for the same period to 63,944 sections from 99,329 sections, due to the continuing shift in sales mix toward multi-section homes. Multi-section homes represented 74% of factory sales in fiscal 2001 versus 64% in fiscal 2000.

    The lower housing volume reflects a weak manufactured housing market that has deteriorated over the past year. During the past two years, the industry has been adversely affected by excessive retail inventories and restrictive retail financing conditions. Lenders have imposed more stringent credit standards, higher down payment requirements for retail buyers and higher spreads between their cost of funds and retail financing rates. Additionally, several key lenders have reduced their financing budgets, which has limited the amount of funding available to the industry. These actions, compounded with higher interest rates, have eliminated many potential buyers of manufactured homes. We anticipate that industry wholesale shipments will continue to be weak until the current inventory imbalance is resolved, the timing of which depends largely on the availability and terms of retail financing.

    Housing operating income, before the adjustment for intercompany manufacturing profit, declined 67% from $83.8 million in fiscal 2000 to $27.4 million in fiscal 2001, and operating margin fell from 5.5% to 2.8% of sales. Most of the decline was volume-related. About $12 million or 21% of the profit decline resulted from other restructuring and impairment charges related to plant closings and downsizing initiatives. Excluding these other charges, operating margin for the housing group was 4% in fiscal 2001. The other charges for fiscal 2001 included $9.4 million for the write-down of plant facilities, $2.1 million for employee severance benefits and $700,000 of other costs. Gross profit margin for the housing group improved slightly in fiscal 2001 from 21.5% to 22.8% of sales as a result of lower raw material costs. More efficient material usage, improved product pricing and lower lumber costs all contributed to the higher gross margin percentage. Housing group operating costs, excluding the other charges, fell 25%, mainly as a result of lower product warranty and service costs, reduced selling expenses and lower employee compensation. Compensation costs reflect lower profit-based incentive compensation and staffing reductions resulting from downsizing efforts.

RETAIL HOUSING OPERATIONS

    The retail housing division generated revenues of $553 million in fiscal 2001, 7% less than fiscal 2000 revenues. Unit sales from our retail stores fell 12% in fiscal 2001 to 12,752 homes. As a result of a change in accounting for retail credit sales, we incurred a one-time cumulative charge against earnings of $11.2 million after taxes. We had 188 retail stores in operation at the end of fiscal 2001 compared to 243 in the prior fiscal year's end. The retail division incurred an operating loss of $77.1 million compared to a nominal profit of $3.8 million in fiscal 2000. The current year loss includes asset impairment charges totaling $13.3 million related to downsizing initiatives. Earnings were also adversely affected by a $7.5 million inventory write-down in fiscal 2001, which increased cost of sales and reduced the gross profit margin. Excluding these unusual charges, the larger operating loss in fiscal 2001 was due to the weaker market environment and lower gross margins stemming from extremely competitive market conditions, along with higher overhead costs related to the expansion of retail locations in the early part of the fiscal year. Interest expense on inventory financing increased from $10.8 million to $11.3 million for fiscal 2001 due to higher interest rates.

RECREATIONAL VEHICLES

    Recreational vehicle sales declined 37% to $1.2 billion in fiscal year 2001 compared to $1.9 billion for the prior fiscal year, primarily as a result of sharply lower motor home sales. Motor home revenues fell 47% from $1.2 billion to $638 million in fiscal 2001, on a 50% drop in shipments from 16,294 units to 8,148 units. This drop mainly reflects softening retail demand and high dealer inventories at the beginning of the fiscal 2001. Sales were also weaker for towable recreational vehicle products. In the towable recreational vehicle categories, travel trailer sales declined 25% from $599 million in fiscal 2000 to $452 million in fiscal 2001 and folding trailer sales eased down 9% from $129 million to $117 million for the same period. Fiscal 2001 unit shipments for travel trailers and folding trailers were 32,987 and 19,090 respectively, representing decreases of 21% and 13%, respectively.

    The recreational vehicle group incurred a $73.1 million operating loss for fiscal 2001, mainly as a result of the significant decline in sales and slimmer gross margins. Other significant factors that influenced results included inefficiencies from lower operating rates, inventory writedowns, increased dealer incentives implemented to stimulate sales and higher than normal operating costs for the motor home division. Also, the recreational vehicle group incurred non-recurring costs related to a plant closing and other downsizing initiatives, which totaled $6.4 million for fiscal 2001. Gross profit margin declined sharply to 12.3% of sales from 17.2% in fiscal 2000, largely due to lower motor home and travel trailer margins. Both motor homes and travel trailers experienced higher raw material and direct labor costs, which reflect unfavorable product mix changes, higher wage and benefit costs and production inefficiencies at lower volume levels. Recreational vehicle operating costs for fiscal 2000 were 2% lower than operating costs for fiscal 2000, mainly due to reduced selling expenses related to the decline in volume. General and administrative expenses for the recreational vehicle group were 8% below expenses for fiscal 2000, mainly due to staffing reductions and lower levels of profit-based management incentive compensation.

SUPPLY OPERATIONS

    Our supply group contributed revenues of $33 million in fiscal 2001 compared to $50 million in fiscal 2000. Operating income fell 70% to $6.1 million mainly due to reduced sales volume, which was adversely affected by lower internal sales and declining external sales to the heavy truck building industry.

GOODWILL AND ASSET IMPAIRMENT

    Conditions in the manufactured housing market have been in a state of decline for the past two fiscal years, but further deteriorated in the last two quarters of fiscal 2001. Excess retail locations and inventory, combined with tightened consumer credit standards and high consumer repossession levels, resulted in lower sales volume as well as retail store closings. This prompted the evaluation of the recoverability of goodwill. Based on the evaluation, a $165.9 million impairment to reduce the value of goodwill related to prior acquisitions of retail businesses was recorded in fiscal 2001. The impairment was measured by calculating the fair value of each retail location based on discounted future cash flows using a 9.5% discount rate for 15 years and comparing the result to the carrying amount of the goodwill. The excess of the carrying amount over fair value was recorded as a charge. Some of the factors considered in the determination of the 15 years were:

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
    - the effect of market and economic conditions on the business;

    - the ease of entering and exiting the business;

    - the sensitivity to interest rates and financing availability; and

    - sustainability of the factors that contributed to paying the seller an amount in excess of book value.

We also reduced the amortization period for goodwill from 40 years to 15 years. The effect of this change was to increase the net loss in fiscal 2001 by $887,000 or $0.03 per share.

    In addition, we evaluated the net book values of 10 closed manufactured housing plants, four recreational vehicle plants, one retail housing administrative office and all of the active and closed retail sales centers. We determined that the net book values of five of the manufacturing housing plants, the retail housing administrative office and 98 retail sales centers exceeded estimated future cash flows. In the first quarter of fiscal 2001 we recognized a $9.4 million impairment charge related to the five housing plants. In the third quarter of fiscal 2001 we recorded a long-lived asset impairment charge of $10.6 million related to the retail housing administrative office and in the fourth quarter we recorded a $2.7 million charge in connection with the sale of retail stores.

FISCAL 2000 COMPARED TO FISCAL 1999

CONSOLIDATED RESULTS

    Earnings for fiscal 2000 declined 22% to $83.5 million or $2.41 per diluted share compared to $107.1 million and $2.94 per diluted share for the prior fiscal year. The earnings contraction mainly reflects reduced profits from our housing business as a result of weakening demand for manufactured housing. An increase in non-operating expenses also contributed to the earnings decline.

    Consolidated operating income fell 15% to $162 million compared to $190 million in fiscal 1999, largely as a result of an 18% decrease in combined housing profits from manufacturing and retail operations. A 5% decrease in recreational vehicle earnings and a significant increase in health insurance costs also reduced operating income.

    Revenues for fiscal 2000 rose 6% to an all-time high of $3.77 billion compared to $3.56 billion in fiscal 1999. This revenue growth resulted from healthy sales of recreational vehicles and the continuing expansion of our retail housing business.

    Gross profit margin for fiscal 2000 rose to 21% from 20.5% for the prior fiscal year, primarily due to the favorable effect of the growing retail housing business. The retail operation generally carries higher gross margins, and there was a positive impact on the consolidated gross profit percentage with the addition of retail gross profits combined with the elimination of intercompany manufacturing sales to retail. Manufacturing gross margin declined slightly from 19.7% to 19.3% of sales as a result of lower recreational vehicle margins.

    Operating expenses rose 17% to $630 million, and also increased as a percentage of sales from 15.1% to 16.7%. The rapidly expanding retail housing business accounted for about $60 million or 64% of the increase in operating costs in fiscal 2000. Selling expenses rose 11% to $278 million, with the retail housing operation accounting for about 44% of the increase. Higher selling costs were incurred in manufacturing operations for sales promotion and product warranty and service. General and administrative expenses of $352 million were up 23%, primarily due to the addition of $52 million in retail costs, which represented about 78% of the overall increase. The increase attributable to manufacturing was primarily due to higher costs for employee health benefits, casualty insurance and recreational vehicle product development activities. Most of the rise in the "Corporate and other" operating loss as shown in the business segment information was attributable to the cost increases in

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health benefits and casualty insurance. As a percentage of sales, selling expenses increased from 7.1% to 7.4% and general and administrative expenses rose from 8% to 9.3%.

    Non-operating items totaled a net expense of $3.1 million compared to net income of $6.1 million for the prior fiscal year. The change was mainly caused by a 33% reduction in investment income and a $4.5 million increase in interest expense on retail inventory floor plan financing. Investment income was lower because of reduced cash balances available for investment purposes. The rise in interest expense on inventory financing largely reflected the growth in retail inventories associated with the expansion of retail operations.

    Our effective income tax rate rose from approximately 39.8% in fiscal 1999 to 40.5% in fiscal 2000. The increase primarily reflected the impact of the amortization of goodwill recorded in conjunction with retail acquisitions, which is not deductible for tax purposes. The impact of the higher tax rate on earnings per share amounted to approximately three cents per share.

MANUFACTURED HOUSING

    Factory sales of manufactured housing declined 7% to $1.52 billion in fiscal 2000 from the prior fiscal year's record $1.63 billion. Sales figures include intercompany sales to our retail housing division of $312 million in fiscal 2000 and $187 million in fiscal 1999. Factory shipments for the year were off 10% to 59,458 homes.

    Weak market conditions in the manufactured housing industry reduced sales volume and factory operating efficiencies in fiscal 2000. Industry wholesale shipments to retailers declined since May 1999, mainly as a result of too much manufacturing and retail capacity and excess inventories in the retail sector.

    The imbalance between supply and demand was exacerbated by unfavorable developments in the financing area. During fiscal 2000, lenders increased credit standards and down payment requirements for retail buyers. These actions and higher interest rates prevented many potential buyers from purchasing manufactured homes.

    Operating income for our housing group, before the adjustment for intercompany manufacturing profit, declined 16% in fiscal 2000 to $83.8 million due to the lower sales volume. Gross profit margin improved slightly from 21.4% to 21.5% of sales, mainly as a result of modest selling price increases and stable raw material costs. As a percentage of sales, operating income in fiscal 2000 was slightly below 5.5% compared to over 6.1% in fiscal 1999.

RECREATIONAL VEHICLES

    Recreational vehicle revenues in fiscal 2000 were up 11% to a record
$1.92 billion. As a result of a healthy market environment, all three of our recreational vehicle divisions posted record sales in fiscal 2000. Motor home sales increased 13% to a new high of $1.19 billion, as shipments rose 9% to 16,294 units. Towable recreational vehicle products also performed well in fiscal 2000, with travel trailer sales rising 8% to $599 million and folding trailer sales also increasing 8% to $129 million. Travel trailer shipments were up 9% to 41,936 units, while folding trailer unit volume increased 3% to 21,890.

    Recreational vehicle operating income in fiscal 2000 was $104.1 million, off 5% from the prior fiscal years record $109.9 million. As a percentage of sales, operating income fell from 6.3% to 5.4% due to lower gross profit margins and higher selling costs. Gross margins were adversely affected by changes in product mix within the motor home and travel trailer divisions, reflecting increased sales of competitively-priced products with lower profit margins. This change mainly reflects our decision to expand our product offerings to include lower-priced entry-level travel trailers and Class C motor homes, both of which represent a significant and growing part of the market. The rise in recreational vehicle selling expenses was mainly driven by higher product warranty costs for all recreational vehicle divisions and motor home sales promotion programs.

SUPPLY OPERATIONS

    Revenue for our supply group rose 15% to $50 million in fiscal 2000, up from $44 million in fiscal 1999. The increase mainly reflects higher sales from fiberglass manufacturing operations. Operating income of $20.5 million in fiscal 2000 was up 26% from fiscal 1999 as a result of the higher fiberglass sales, as well as volume increases related to imported parts and components.

RETAIL HOUSING OPERATIONS

    Fleetwood's retail housing division recorded revenues of $592 million in fiscal 2000 on the sale of 14,528 homes relative to revenues of $332 million on the sale of 8,255 homes in fiscal 1999. Operating income, before interest expense on inventory floor plan financing, declined to $3.8 million from $4.9 million in fiscal 1999. Although sales volume improved with the continuing expansion in the number of retail outlets, profits were constrained by the challenging market environment and higher operating costs. As expected, higher operating costs were incurred for new store openings and the building of infrastructure and systems for this new business. The retail business commenced operations in fiscal 1999, and grew rapidly to 244 retail sales centers as of November 2000. Interest expense for inventory financing, a non-operating expense, increased to $10.8 million in fiscal 2000 from $6.3 million in fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically relied upon internally generated cash flows to satisfy working capital needs and to fund capital expenditures. In recent periods, however, we have accessed external funding sources to supplement internal cash flows. Cash totaling $66.8 million was generated from operating activities during the first quarter of fiscal 2002 compared to cash used of $46.4 million for the first quarter of fiscal 2001. The increased cash flow from operations resulted primarily from a $50.3 million refund of Federal taxes paid in prior periods. In addition, a $12.2 million reduction in inventories in the first quarter contributed to the positive cash flow. Cash provided from operating activities totaled $15.5 million in fiscal 2001, compared to a use of $4.8 million in fiscal 2000. Decreases to receivables ($146 million) and inventories ($90 million), largely a result of the decline in volume, were the primary sources of cash from operating activities in fiscal 2001. Cash and cash equivalents increased from $73.1 million as of the end of fiscal 2001 to $87.6 million at the end of the first quarter of fiscal 2002. The increase in cash and cash equivalents occurred despite reducing retail inventory financing by $25.8 million, paying $11.8 million of principal to Prudential and paying off the $11.1 million balance due on motor home chassis financing. Additional cash outlays during the first quarter of fiscal 2002 included $1.3 million in dividends to shareholders, distributions on the existing preferred securities of $4.3 million and $3.2 million in capital expenditures. Dividends during the first quarter of fiscal 2001 were $6.2 million, distributions on the existing preferred securities amounted to $4.3 million and capital expenditures totaled $8.8 million. Cash and cash equivalents declined from $135.1 million as of April 30, 2000, to $73.1 million at the end of fiscal 2001. The reduced level of cash and cash equivalents during this period primarily resulted from the loss from operations of $58.9 million, adjusted for non-cash charges. Other significant cash outlays during fiscal 2001 included $36.9 million for capital expenditures, $43.3 million in paydowns of retail inventory financing, $17.3 million in distributions on existing preferred securities and $15.1 million in dividends to holders of our common stock.


    As discussed in greater detail below in the section entitled "Management's Discussion and Analysis--Recent Developments--Senior Debt Refinancing," beginning on page 56 of this prospectus, we entered into a new senior secured facility. We used a portion of the proceeds from this facility to retire our senior notes payable to Prudential and to reduce our existing inventory flooring liability to $40 million at July 30, 2001. We also expect to use proceeds from this facility to support our future working capital needs.


    The revolving credit facility and term loan are collateralized by substantially all of our existing and future acquired assets and those of our subsidiaries and impose various restrictions and compliance with financial covenants upon us and our subsidiaries. As a condition of the loan, we are subject to cash dominion under which most cash receipts will be swept daily as payment against the revolver. In addition, we will utilize zero-balance bank disbursement accounts to which advances on the line of credit will be deposited to cover checks clearing each day. Because the balance of the bank disbursement account returns to zero at the end of each day the outstanding checks will be reflected as a liability. The outstanding check liability will be combined with any positive cash balance accounts to reflect a net book overdraft or a net cash balance for financial reporting.

    The senior secured facility provides funding for the purchase of retail housing inventory at stores we own in seven states. The majority of the retail housing inventory is intended to be financed through one or more wholesale floor plan arrangements. Simultaneous with the signing of the senior secured facility, we entered into a new floor plan agreement with Conseco. We believe that the combination of the senior secured facility and the floor plan financing will provide sufficient capital to sustain and ultimately expand the retail housing business.

    In addition to liquidity from the senior secured facility, as a result of the significant net loss in fiscal 2001, we received $50 million from a Federal tax refund late in the first quarter of fiscal 2002.

    We will continue to explore other possible offerings of junior capital if our management determines that funding will be available from these sources on acceptable terms, although we cannot give you any assurance that such funds will be available on acceptable terms, or at all. We believe the combination of estimated future cash flows from operations, the tax refund, available lines of credit and the $20 million of proceeds from the recent sale of our common stock will be sufficient to satisfy our foreseeable cash requirements for the next
12 months, including up to $35 million for capital expenditures. If conditions deteriorate significantly, however, we may find it necessary to raise additional cash.


    We may conserve cash by causing distributions to be paid on our new preferred securities in shares of our common stock, and by electing to defer distributions on our existing preferred securities for up to an additional nineteen consecutive quarters, having already deferred payment of distributions due to be made on November 15, 2001. When we defer distributions on our existing preferred securities, we are also prevented from declaring or paying dividends on our common stock during the period of the deferral. In light of our business environment and recent operating results, we currently anticipate that we will find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. Even though our board of directors has discontinued the payment of dividends on our common stock for the foreseeable future, these deferrals of distributions on our existing preferred securities would further prevent us from declaring or paying any dividends during the period of such deferrals. We cannot be certain at this time whether we will elect to cause distributions to be paid on our new preferred securities in shares of our common stock. However, in light of our business environment and recent operating results, we currently anticipate that we will find it necessary to do so as early as the February 2002 distributions on our new preferred securities.



RECENT DEVELOPMENTS



PRELIMINARY EARNINGS RESULTS



    On December 10, 2001, we announced results for the second quarter and first six months of fiscal 2002. We reported a net loss for the second quarter of fiscal 2002 of $12.3 million, or $0.38 per diluted share. The loss included an accrual of $8.3 million for the pending settlements of two class-action lawsuits, and also reflected reduced sales volume in both our recreational vehicle and manufactured housing businesses. We lost $3.4 million, or 10 cents per diluted share, in the second quarter of fiscal 2001. For the first six months of fiscal 2002, we incurred a net loss of $23.5 million, or $0.72 per diluted share. This compares with a loss of $34.5 million, or $1.05 per diluted share, for the corresponding period in fiscal 2001, which included a one-time cumulative charge to earnings of $11.2 million after taxes, or 34 cents per diluted share, related to a change in accounting for retail housing credit sales.



    Consolidated revenues for the second quarter of fiscal 2002 totaled $591 million, down 21% from $749 million in the second quarter of fiscal 2001. Six-month revenues also fell 21% to $1.15 billion for the first half of fiscal 2002, from $1.47 billion for the first half of fiscal 2001.



    The manufacturing division of our manufactured housing group showed profits of $16.6 million during the second quarter of fiscal 2002, up 11% from the corresponding quarter of the prior fiscal year, but the retail division lost $8.9 million, compared with $6.1 million for the corresponding quarter in the prior year, due to a 51% drop in sales. The sales decline was largely due to our actions to rightsize this division for the current market environment by closing or selling stores, or by transferring management responsibility to a third party.



    Manufactured housing revenues in the second quarter of fiscal 2002 fell 27% to $285.6 million, from $391.0 million in the corresponding quarter of the prior fiscal year. Housing revenues included $198.0 million of wholesale factory sales and $87.6 million of retail sales from company-owned sales centers, compared with $211.4 million and $179.6 million, respectively, in the second quarter of the prior fiscal year. Gross manufacturing revenues declined to $240.1 million for the second quarter of fiscal 2002 from $284.3 million in the same quarter of fiscal 2001. For the second quarter of fiscal 2002, gross manufacturing revenues included $42.1 million of intercompany sales to company-owned stores. Manufacturing unit volume for the quarter declined 18% from volume for the same period in the prior fiscal year, to 8,703 homes, and homes sold at our company-owned retail stores in the quarter declined 45% over the corresponding quarter in fiscal 2001 to 2,212.



    For the first half of fiscal 2002, manufactured housing revenues were down 27% to $575.6 million, from $785.1 million in the corresponding period of the prior fiscal year. Revenues included $379.5 million of wholesale factory sales and $196.1 million of sales to company-owned stores, down from $448.0 million and $337.1 million respectively in the first half of the prior fiscal year. Gross manufacturing revenues, including intercompany sales, were $456.3 million for the first half of fiscal 2002 compared with $601.8 million for the first half of fiscal 2001. Unit shipments from manufacturing plants declined 27% to 16,472 for the first half of fiscal 2002 over the corresponding period for the prior year, while company-owned retail store sales dropped by 37% to 4,858 for the first half of fiscal 2002 over the corresponding period for fiscal 2001.



    Our recreational vehicle group showed an operating loss of $10.1 million for the second quarter of fiscal 2002, compared to a loss of $139,000 for the corresponding quarter of the prior fiscal year, due principally to a decline in sales of travel trailers.



    Revenues for the recreational vehicle group were down 15% for the second quarter of fiscal 2002 to $297 million, from $349 million for the same period of the prior fiscal year. Motor home sales for the second quarter of fiscal 2002 declined to $172 million from $189 million for the same period in the prior fiscal year. In the towable category, travel trailer and folding trailer sales declined to $93 million and $32 million, respectively, for the second quarter of fiscal 2002, compared to $128 million and $33 million, respectively, for the same quarter in the prior fiscal year.



    For the first half of fiscal 2002, revenues for the recreational vehicle group declined 16% to $563.2 million compared to $666.8 million for the first half of the prior fiscal year. Motor home revenues fell to $306 million in the first half of fiscal 2002 versus $336 million in the first half of fiscal 2001. Travel trailer sales declined to $200 million from $270 million for the corresponding period in the prior fiscal year, while folding trailer revenues dropped slightly to $58 million from last fiscal year's $62 million.



RATING ANNOUNCEMENTS



    On November 16, 2001, Moody's Investors Services, Inc. announced that it had lowered its rating on our senior implied debt from B1 to B2, and on our existing preferred securities from B3 to Caa3, with a negative rating outlook. In announcing the lowered ratings, Moody's stated that its action reflected the continuing erosion in our operating performance due to a protracted decline in the manufactured housing industry and a similar slowdown in the recreational vehicle business, and that the negative outlook reflects the highly uncertain intermediate-term outlook for demand in the manufactured housing and recreational vehicle markets. On December 6, 2001, Standard and Poor's announced that it had lowered our corporate credit rating from BB+ to BB-, and Fleetwood Capital Trust's corporate credit rating from B+ to D, with a negative rating outlook. In announcing the lowered ratings, Standard and Poor's cited our materially weakened business position due to continued, very competitive business conditions in both our manufactured housing and recreational vehicle business segments, and our constrained financial profile, as reflected by the granting of security to our lenders and the recent discontinuation and deferral of our common dividends and existing preferred security distributions, respectively. Standard and Poor's attributed its negative outlook to the prospects for continued weak performance within both of our primary business segments and the vulnerability of our corporate credit ratings to further downgrades. These actions could result in lower trading prices for the existing preferred securities, and could also result in any capital that we might raise in the future being more expensive or more difficult to raise.


BUSINESS OUTLOOK


    We do not expect to operate profitably during the third quarter of fiscal 2002. In addition to the normal seasonal weakness, results for the third quarter are expected to be adversely affected by continuing softness in the manufactured housing and recreational vehicle markets. For more than two years, the manufactured housing industry has been impacted by excess capacity, high retail inventories and a slowing of retail sales caused by restrictive financing conditions. Encouraging progress has occurred with respect to reducing industry inventory levels and production capacity, but significant improvements in market conditions are unlikely until the inventory imbalance is fully resolved. Within the recreational vehicle sector, retail demand for motor homes began to soften late in fiscal 2000 and dealers began to reduce their relatively high inventories to more appropriate levels for the existing market conditions. This led to a slowdown in factory shipments, which has persisted through the first half of fiscal 2002. Retail and wholesale demand has also slowed for towable recreational vehicle products. The rate of decline in travel trailer shipments began about one year ago, and has accelerated over the past six months. Prior to the tragic events of September 11, 2001, consumer confidence was softening. Subsequent to the terrorist attacks, a further decline in the economy affected our businesses, especially the recreational vehicle market. Until the economy and consumer demand improves, we cannot predict when recreational vehicle sales will show meaningful improvement. We expect that lower recreational vehicle volume levels experienced in the first half of fiscal 2002 will continue in the third quarter. We believe that the combination of reduced sales and margin pressure will have a noticeable adverse impact on RV group profitability in the third quarter.


SENIOR DEBT REFINANCING

    As part of a larger program to restructure our debt obligations and to improve liquidity and enhance our balance sheet, on July 27, 2001 we entered into a new senior secured facility funded by a syndicate of banks led by Bank of America. We used part of the proceeds of this facility to retire our senior unsecured notes payable to The Prudential Insurance Company of America, with whom we had previously entered into a forbearance agreement with respect to defaults under certain covenants governing these notes.

    The new senior secured facility was funded on July 30, 2001. As amended, the facility is structured as a three-year, syndicated revolving credit facility of $190 million with an additional two-year term loan of $30 million. The borrowers under the facilities are substantially all of our subsidiaries and we are a guarantor of the senior secured facility. The revolving credit facility and the related guaranties are secured by substantially all of our and our subsidiaries' existing and future assets, excluding assets securing the term loan (upon which a second priority lien secures the revolving credit facility), assets of our retail subsidiaries subject to a floor plan financing agreement with another lender, those assets at our retail subsidiaries' sites managed by a third party, and the cash value of our company-owned life insurance. The term loan is secured by first priority liens on real estate owned by certain of our manufacturing subsidiaries, stock in our folding trailer subsidiary and the current and future fixed assets of our folding trailer subsidiary, as well as a second lien on the assets securing the revolving credit facility. Under the revolving credit facility, letters of credit totaling up to $75 million may be issued.

    Advances under the revolving credit facility are available based on our subsidiaries' accounts receivable, inventories, real estate and equipment subject to certain exclusions for aged accounts, slow moving inventory and other similar items. Borrowing availability under the revolving credit facility is further limited by required minimum excess availability under the facility. The minimum excess availability required as of the July 27, 2001 closing date was $80 million, reducing immediately thereafter to $50 million. This required minimum excess availability will be further reduced to $30 million if we maintain certain financial ratio requirements for prescribed periods. The applicable minimum excess availability requirement must be met at all times, except during any period in which we have met liquidity requirements and obtain the lowest interest rate margin available under the revolving credit facility, during which periods the minimum excess availability requirements will not be tested.

    Revolving loans bear interest, at our option, at a base rate of Bank of America's prime rate or one, two or three month LIBOR, plus a margin. For purposes of determining the interest rate under the revolving credit facility, the applicable margin is adjusted monthly, based on our liquidity and a fixed charge coverage test, within a range of 0% to 1.5% for prime rate loans and within a range of 2.25% to 3.75% for LIBOR rate loans. Borrowings under the term loan initially bear interest at Bank of America's prime rate plus 3% for the first year of the loan, with escalations and amortizations for the remainder of the term.

    We are required to pay a monthly facility fee for any unused portion of the revolving credit facility and for outstanding letters of credit, such fees to be based upon our liquidity margin then in effect.

    Our senior secured facility contains a number of affirmative and negative covenants. These covenants place restrictions on the operation of our businesses, and if our business environment or operating results do not significantly improve over the levels that we have recently experienced, we will breach covenants under our senior secured facility, resulting in a default under the facility. We and our lenders have amended our senior secured facility to enable us to comply with certain of these covenants in the near future. In amending the terms of the facility, our lenders agreed to replace the existing EBITDA covenant with a new covenant based on the projected amount of our free cash flow, and also to amend the definition of the fixed charge coverage ratio in the existing fixed charge coverage ratio covenant. The interest rates on our LIBOR rate loans and prime rate loans have also been increased by 0.5% for a period of at least 90 days post-closing, while remaining within the interest rate ranges indicated above. The covenants governing our amended senior secured facility include the following:

    - CAPITAL EXPENDITURES. We and our subsidiaries have agreed not to make or incur any capital expenditure if, after giving effect to the expenditure, the aggregate amount of all capital expenditures by us and our subsidiaries, on a consolidated basis, including the capitalized amount of all capital leases and the principal amount of all purchase money debt incurred in connection with the capital leases, would exceed $35 million in fiscal 2002, $31.3 million in fiscal 2003 or $34.5 million in fiscal 2004;

    - FIXED CHARGE COVERAGE RATIO. We have agreed to maintain, on a consolidated and rolling four-fiscal-quarter basis, 1.10:1.00 for the period ending October 27, 2002, 1.15:1.00 for the period ending January 26, 2003, and 1.25:1.00 for the period ending April 27, 2003 and for each rolling four-fiscal-quarter period thereafter;

    - FREE CASH FLOW. Starting on October 28, 2001, we have agreed to maintain, on a consolidated basis, free cash flow of at least $(5) million for the fiscal quarter ended October 28, 2001, $(21) million for the two fiscal quarters ended January 27, 2002, $(14) million for the three fiscal quarters ended April 28, 2002, and $(3) million for the four fiscal quarters ended July 28, 2002 and for each rolling four-fiscal-quarter period thereafter;

    - MINIMUM AVAILABILITY. We have agreed to maintain, at all times, a minimum availability under the senior secured facility of $50 million in funds, as determined on a weekly basis. On or after January 1, 2002, if Bank of America, N.A., as agent to our lenders, requires us to determine minimum availability on a daily basis, we have agreed to maintain a minimum availability of $40 million or $45 million, depending on the day of the week that the minimum availability is calculated;

    - DEBT. We and our subsidiaries have agreed, subject to certain narrow and limited exceptions, not to incur or maintain any debt or voluntarily prepay any debt;

    - PAYMENTS ON SUBORDINATED DEBT; TRUST PREFERRED SECURITIES. We have agreed not to, and will not permit any of our subsidiaries to:


       - make any payments or prepayments with respect to obligations subordinated to the obligations under our senior secured facility; PROVIDED, HOWEVER, we may make payments in accordance with the existing debentures and the new debentures as long as no default or event of default has occurred and is continuing on the date of payment, both before and after giving effect to such payment, and as long as we have not exercised our option to defer payments in accordance with the existing debentures or new debentures; or



       - amend or otherwise modify the terms of the existing debentures, the new debentures, the existing preferred securities, the new preferred securities, the existing preferred securities guarantee or the new preferred securities guarantees; PROVIDED, HOWEVER, we may enter into the proposed exchange offer subject to specific conditions and subject to other terms of the exchange offer being acceptable to holders of a majority of the debt under our senior secured facility;


    - OTHER RESTRICTIONS ON DISTRIBUTIONS. We and our subsidiaries have agreed not to declare or make, or incur any liability to make, any distribution, other than:

       - distributions by our subsidiaries to us that allow us to make payments of interest on the existing debentures to the existing trust, which, in turn, may pay distributions on the existing preferred securities; PROVIDED, THAT, there is no default or event of default that has occurred and is continuing under our senior secured facility, both before and after giving effect to the distribution, and we have not given notice to defer payments under the existing debentures;


       - distributions by our subsidiaries to us that allow us to make payments of interest on the new debentures to the new trusts, which, in turn, may pay distributions on the new preferred securities; PROVIDED, THAT, there is no default or event of default that has occurred and is continuing under our senior secured facility, both before and after giving effect to the


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         distribution, and we have not given notice to defer payments under the applicable new debentures;


       - distributions by our subsidiaries to us, including certain intercompany loans and retention of management fees, to pay consolidated taxes, employee related expenses and up to $6 million in other general corporate overhead and operating expenses per fiscal year;

       - cash dividends on our common stock that do not exceed $0.04 per fiscal quarter; PROVIDED, THAT, there is no default or event of default that has occurred and is continuing under our senior secured facility, both before and after giving effect to the dividend payment;

       - payments of management fees by our subsidiaries to us, consistent with any agreement in existence prior to July 27, 2001;

       - distributions by our subsidiaries to us that allowed us to pay our debt obligations to The Prudential Insurance Company of America and Pruco Life Insurance Company; and

       - purchases of existing preferred securities by the existing trust or exchange preferred securities by the new trust to effect an exchange offer;

    - RESTRICTED INVESTMENTS. We and our subsidiaries have also agreed not to declare or make, or incur any liability to make, among other things, any investment, other than certain:

       - hedge agreements with some of our lenders;

       - loans or advances by some of our subsidiaries that, in the aggregate, do not exceed $10,000,000 during the term of our senior secured facility;

       - advances by Fleetwood Retail Corp. to some of our subsidiaries for operating expenses that the subsidiaries have an obligation to reimburse and the aggregate amount of which is restricted to $1 million at any time;

       - capital contributions, loans or advances by us to some of our subsidiaries that, in the aggregate, may not exceed $4 million during the term of our senior secured facility;

       - additional capital contributions, loans or advances by us to some of our subsidiaries that may exceed the above $4 million limitation; PROVIDED, THAT, there is no default or event of default that has occurred and is continuing under our senior secured facility, both before and after giving effect to the capital contribution, and the average amount of liquidity for each of the three most recent calendar months minus the capital contribution is at least $80 million; and

    - USE OF PROCEEDS. We may not use proceeds from the revolving credit facility to pay down our term loan obligations if an event of default has occurred and is continuing under our senior secured facility and, in certain circumstances, if we are unable to maintain specific minimum liquidity and availability requirements.


    We also recently amended our senior secured facility to provide that half of the amount raised in the cash offer, after allowing for expenses and anticipated taxes of the exchange offer of $30.0 million, would be contributed to our manufacturing company subsidiaries, with half of the amount of that contribution, or $24.0 million, whichever is less, to be applied to pay down the term loan, with the balance of the amount contributed being then applied to pay down the revolving loan. These payments will not reduce the amount of the commitment on the revolving loan but the first $6 million applied to the revolving loan will permanently reduce the amount available to borrow under the plant, property and equipment sub-facility. Further, if the exchange offer is not completed by February 28, 2002, then the amount of the cash proceeds that we are required to contribute to our manufacturing company subsidiaries for application as described above would be reduced to 43% of the proceeds of the cash


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offer, after allowing for expenses of $10.0 million but adding back the
$20.0 million allowance for anticipated taxes that would have otherwise been generated in connection with the exchange offer.


    On July 27, 2001, concurrent with the closing of the senior secured facility, we designated an initial borrowing of $83 million. At the close of business on July 30, 2001, the funding date, after the posting of bank clearings and application of a portion of our cash reserves, the net outstanding loan was $55.6 million. As of October 28, 2001, the net outstanding loan was $66.0 million. The net borrowings plus our cash reserves were applied as follows:

    - to retire the $68 million remaining principal balance of the Prudential notes, along with payment of interest and a yield maintenance penalty;

    - to reduce the outstanding retail flooring liability to Conseco Finance Servicing Corp. to approximately $40 million; and

    - to secure standby letters of credit that primarily underwrite self-insured workers' compensation programs at manufacturing plants in various states.

    At October 28, 2001, gross excess availability was approximately
$90 million. After consideration of the $50 million required minimum excess availability, approximately $40 million was available to be used for general corporate purposes.

PRIVATE PLACEMENT

    On October 25, 2001, we completed the private placement of 2,209,945 unregistered shares of our common stock with Acqua Wellington Private Placement Fund, Ltd. for gross proceeds of $20.0 million. We plan to use the proceeds of the sale for general corporate purposes. We have granted registration rights to the investor and on November 19, 2001, we filed a registration statement to register such shares under the Securities Act for resale by the investor.

NEW ACCOUNTING PRONOUNCEMENTS

    During the first quarter of fiscal 2001, the Emerging Issues Task Force
(EITF) issued pronouncement No. 00-14 "Accounting for Certain Sales Incentives." EITF No. 00-14 addresses the recognition, measurement and statement of earnings classification of various sales incentives such as coupons, rebates and other discounts and we adopted this pronouncement during the fourth quarter of fiscal 2001. As a result, some of our sales incentives that were previously accounted for as selling expenses were treated as a reduction in revenue.


    During the second quarter of fiscal 2001, the EITF also issued pronouncement No. 00-10 "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 governs the accounting treatment and classification of our delivery revenues and some of our delivery expenses and was also adopted by us during the fourth quarter of fiscal 2001. The adoption of this EITF affected the classification of revenues from shipments to customers and specific expenses related to shipping and handling of our product and did not affect our net income (loss). Sales figures as reported above in the section entitled "Management's Discussion and Analysis--Fiscal 2001 Compared to Fiscal 2000," beginning on page 48 of this prospectus, have been adjusted to incorporate EITF No. 00-10 and EITF
No. 00-14. The net effect has been an overall increase in reported sales figures of approximately 1% for fiscal 2001 and 2% for fiscal 2000. Sales figures reported elsewhere in this prospectus have been adjusted to incorporate EITF
No. 00-10 and EITF No. 00-14.


    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Effective as of fiscal 2002, we have adopted SFAS No. 133 and concurrently (as

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permitted by SFAS No. 133) have reclassified our held-to-maturity investment portfolio to an available-for-sale portfolio. The adoption of SFAS No. 133 has not had a material impact on our results of operations or financial condition.


    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and was adopted by us effective April 30, 2001. The statement requires that goodwill not be amortized but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount. We are permitted six months from the adoption date to complete a preliminary review of goodwill for impairment and will record any necessary adjustments prior to the end of fiscal 2002. We engaged outside consultants to assist with the determination of the estimated fair value for our two reporting units with goodwill. Based on preliminary findings, it is likely that the estimated fair value of one of the reporting units, retail housing, may be less than its carrying amount. Although it is not possible at this time to determine whether the impairment is substantial, it is likely that this process will result in a non-cash writedown. We would expect to finalize this process in the fourth quarter of fiscal 2002. In the future, we will evaluate the estimated fair value of the two subject reporting units at the end of each fiscal year and whenever circumstances dictate that a review should be completed.


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                                    BUSINESS

GENERAL

    We are the nation's largest manufacturer of recreational vehicles, including motor homes, travel trailers, folding trailers and slide-in truck campers, and one of the nation's largest producers and retailers of manufactured housing. For the fiscal year ended April 29, 2001 and the fiscal quarter ended July 29, 2001, we sold 60,225 and 13,006 recreational vehicles, respectively. In calendar 2000, we had a 23% share of the overall recreational vehicle market, consisting of a 22% share of the motor home market, a 19% share of the travel trailer market and a 40% share of the folding trailer market. We believe our share of the recreational vehicle market has declined in calendar 2001 as a result of our lower market share in each of the motor home and travel trailer markets. For the fiscal year ended April 29, 2001 and the fiscal quarter ended July 29, 2001, we shipped 36,201 and 7,769 manufactured homes, respectively, and were the second largest producer of HUD-Code homes in the United States in terms of units sold. In calendar 2000, we also had a 3% share of the single-family housing market and an 18% share of the manufactured housing market.

MANUFACTURED HOUSING

    INDUSTRY OVERVIEW. A manufactured home is a single-family house constructed entirely in a factory environment rather than at the home site, and is constructed in accordance with HUD construction and safety standards. There are two basic categories of manufactured housing: single-section and multi-section. The manufactured housing industry has grown significantly since 1991. According to the Manufactured Housing Institute, domestic shipments increased from 170,713 homes in calendar 1991 to 372,843 homes in calendar 1998, before declining to 250,550 in calendar 2000. Total retail sales increased from approximately
$4.7 billion in calendar 1991 to more than $12 billion in calendar 2000. In addition, the manufactured housing industry's share of new single-family housing increased significantly, from about 17% in calendar 1991 to 24% in calendar 1997, before declining to 17% in calendar 2000. We believe that the growth in the last decade resulted from increasing consumer acceptance of and preference for manufactured housing, which was driven by the following:

    - improved product quality and design, and enhanced features;

    - the significant disparity in the average price per square foot between site-built housing and manufactured housing;

    - favorable demographic and regional economic trends;

    - improving business practices in the manufactured home retail industry; and

    - increased attractiveness of financing terms available to manufactured housing retailers and consumers.

    As acceptance of manufactured housing has increased among higher income buyers, demand has shifted toward larger, multi-section homes, which accounted for 64% of industry shipments in calendar 2000, up from 47% in calendar 1991. The overall industry decline over the past two calendar years reflects excessive retail inventories and constricted availability of retail financing.

    Approximately 68% of the manufactured homes produced in the United States are placed on individually owned lots. The balance are located on leased sites in manufactured housing communities. Most manufactured housing is sold in rural regions and towns outside of major urban areas.

    Today's manufactured homes offer customers similar quality to many site-built homes at a much more affordable price. Manufactured homes are constructed in a factory environment utilizing assembly line techniques, which allows for volume purchases of materials and components and more efficient use of labor. The quality of manufactured homes has increased significantly over the past 20 years, as manufactured home producers offer most of the amenities of site-built housing and generally build

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homes with the same materials as site-built homes. Many features associated with new site-built homes are included in manufactured homes, such as central heating, name brand appliances, carpeting, cabinets, walk-in closets, vaulted ceilings, wall coverings and porches. In addition, optional features include such amenities as fireplaces, wet bars, spa tubs and garages, as well as retailer-installed options such as central air conditioning and furniture packages.

    The manufactured housing industry is cyclical, and is affected by general economic conditions and consumer confidence. It has also, however, been adversely affected for the past two years by excess capacity, high retail inventories and a slowing of retail sales. This has largely been caused by restrictive financing conditions. High inventories have also been caused by the rapid over-expansion of the retail distribution network and retailers' inflated expectation of future business. With respect to financing conditions, interest rates are generally higher and the terms of loans shorter than for site-built homes. In addition, some lenders have abandoned the business of extending loans to finance the purchase of manufactured homes. Thus, financing for manufactured homes has become more expensive and more difficult to obtain than financing for site-built homes. Similarly, a large number of defaults on loans that were previously made by retail lenders to less-qualified applicants has resulted in an excessive number of repossessions, and manufacturers must compete with resellers of these repossessed homes. Further, relatively higher interest rates in the first quarter of calendar 2001 contributed to a decrease in consumer demand for new manufactured housing. Industry manufacturing and retail capacity have been reduced in response to this inventory imbalance, but we expect weak market conditions will continue until the retail imbalance is resolved, and this will depend to a large degree on the continued availability of retail financing, as well as on a reduction in the number of retail dealers.

    OUR MANUFACTURED HOUSING BUSINESS. We are the second largest producer of HUD-Code manufactured housing in the United States in terms of units sold, and distribute our products through a network of approximately 1,300 retailers in 48 states. At the end of the first quarter of fiscal 2002, we operated 156 retail locations under the name Fleetwood Retail Corp., with the balance of approximately 1,150 locations owned and operated by independent retailers. In calendar 2000, approximately 88% of our manufactured homes were shipped to retailers in the 20 states with the highest retail sales, including Texas, North Carolina, Georgia, Florida and Tennessee. Our share of the manufactured housing market, based on shipments to retailers, was 18% in calendar 2000 and we are a leading producer of both single-section and multi-section manufactured homes.

    We held a 17% share of the single-section manufactured housing market in calendar 2000, as measured by shipments to retailers. Our single-section homes range in size from 550 square feet to 1,290 square feet. For the fiscal year ended April 29, 2001, our average single-section home retailed for approximately $23,000 (excluding land costs), and single-section homes represented approximately 26% of our manufactured housing unit shipments. Our single-section homes are designed for the affordable housing market that includes first-time, retiree and value-oriented buyers.

    We held an 18% share of the multi-section manufactured housing market in calendar 2000, as measured by shipments to retailers. Our multi-section homes range in size from 930 square feet to 2,340 square feet. For the fiscal year ended April 29, 2001, our multi-section homes sold for an average retail price of approximately $41,000 (excluding land costs), and multi-section homes represented approximately 74% of our manufactured housing unit shipments.

MANUFACTURED HOUSING--RETAIL

    INDUSTRY OVERVIEW. With the exception of several vertically integrated entities, most companies in the manufactured housing industry, including us, traditionally marketed their homes through independent retailers. In recent years, however, a few manufactured housing producers began to acquire retailers. These acquisitions occurred for a variety of reasons, including manufacturers' desire to control retail distribution and upgrade marketing and merchandising efforts, including brand name development. Additionally, a number of financial consolidators and residential developers have entered

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the manufactured housing industry by acquiring retailers. For instance, in the first half of calendar 1998, some of our competing manufacturers acquired several of our important retailers, which collectively accounted for approximately $277 million in purchases from us. These developments created a risk that independent distribution channels for our homes would not be as readily available as they had been in the past.

    One factor leading to the current imbalance between retail inventories and consumer demand in the manufactured housing industry is the large number of retail dealers, each of which must maintain adequate inventory at its dealer location to appeal to potential customers. A further reduction in the number of financially weaker dealers likely would be a factor in resolving this retail imbalance. In addition, the acquisition of retailers by manufactured housing producers may result in an increase in the number of retail outlets having an exclusive relationship with a particular manufacturer.

    OUR MANUFACTURED HOUSING--RETAIL BUSINESS. In order to protect our distribution channels and to take advantage of business opportunities in the manufactured housing retail industry, we acquired HomeUSA, Inc., the nation's largest independent retailer of manufactured homes. In addition, we completed several other acquisitions of independent retailers between June 1998 and August 2001. We also expanded our company-owned retail network through the development of new "greenfield" locations. The combination of these two strategies carried us to a high of 244 stores in November 2000. Since then, as the retail market for manufactured housing has continued to slow down and losses in our retail operation have risen, we have implemented a downsizing strategy to better match our retail capacity to market demand. By assigning retail store operations of particular locations to a third party and closing and selling other locations, we reduced the number of stores that we operate to 156 at the end of the first quarter of fiscal 2002. We expect that these downsizing efforts will extend into fiscal 2002 until we achieve a target level of about 150 stores.

RECREATIONAL VEHICLES

    INDUSTRY OVERVIEW. Recreational vehicles include motor homes, travel trailers, folding trailers and slide-in truck campers. Recreational vehicles are either driven or towed and are primarily used for vacations, camping trips and other leisure activities.

    A motor home is a self-propelled mobile unit used primarily as a temporary dwelling during vacation and camping trips. It consists of a truck or bus chassis with a living unit built onto it. The living area and driver's compartment on Class A models are designed and produced by the recreational vehicle manufacturer. Motor homes are classified by the Recreational Vehicle Industry Association (RVIA) into three categories: Class A, Class B and
Class C. Conventional, or Class A, motor homes are constructed directly on medium-duty truck chassis which include the engine and drive train components. They are fully self-contained, typically include a driver area and kitchen, bathroom, dining and sleeping accommodations for four to eight people, and have such optional features as air conditioning, an auxiliary power generator and home electronics such as a stereo, television and VCR. Class B models are panel-type trucks to which sleeping, kitchen and toilet facilities are added. These models also have a top extension added to them for more head room. Since we do not manufacture Class B motor homes, the Class B motor home comparison is not included in this prospectus. Compact, or Class C, models are mini motor homes, built on a cut-away van-type chassis, onto which the manufacturer constructs a living area with access to the driver's compartment. Class C models have basically the same features and options as Class A products.

    RVIA reported factory shipments of 41,000 Class A motor homes and 16,500 Class C motor homes for calendar 2000. These figures compare to shipments of 23,500 Class A motor homes and 15,200 Class C motor homes as reported by RVIA for calendar 1991. There are numerous competitors and potential competitors in this industry. The five largest manufacturers, including us, represented approximately 69% of the combined Class A and Class C motor home markets for calendar 2000. Our

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sales represented approximately 22% of the combined Class A and Class C markets for calendar 2000. However, we believe our motor home market share has declined in calendar 2001.

    There are two major classes of towable recreational vehicles: travel trailers and folding trailers. Travel trailers are designed to be towed by pickup trucks, vans or other tow vehicles, and are similar to motor homes in use and features. Typically, travel trailers include sleeping, eating and bathroom facilities and are self-contained units with their own lighting, heating, refrigeration, fresh water storage tanks and sewage holding tanks so that they can be used for short periods without being attached to utilities. RVIA identifies travel trailers as being either conventional or fifth-wheel trailers. For calendar 2000, RVIA reported factory shipments of 114,500 conventional trailers and 62,300 fifth-wheel trailers, compared to shipments of 49,300 and 28,300, respectively, for calendar 1991. The five largest manufacturers in calendar 2000, including us, represented approximately 61% of the total travel trailer market.

    The other major class of towable recreational vehicles, folding trailers, are smaller and lighter than their travel trailer counterparts and are consequently less expensive and easier to tow. Folding trailers typically include sleeping and eating facilities, fresh water storage and either a built-in icebox or a refrigerator. RVIA reported shipments of 51,300 folding trailers in calendar 2000, which number was significantly higher than the 33,900 shipments in calendar 1991. Of all of the markets for recreational vehicles, the folding trailer market is the most concentrated, with the five largest manufacturers, including us, holding almost 84% of the market in calendar 2000.

    Slide-in truck campers represent another class of towable recreational vehicles, but have a less significant presence in the towable sector. Slide-in truck campers are similar to travel trailers in terms of use and features, but are designed to fit in the bed of a pickup truck. For calendar 2000, RVIA reported factory shipments of 11,100 slide-in truck campers, compared to shipments of 9,600 for calendar 1991.

    Sales of recreational vehicles tend to be a leading economic indicator, and indeed sales started to decline when the stock market began to show signs of weakness late in fiscal 2000. Dealers began to reduce inventories of motor homes at that time. Demand for towable recreational vehicles also began to soften in early fiscal 2001. Recreational vehicles typically are a discretionary purchase for consumers, and sales are therefore affected principally by general economic conditions and consumer confidence, and to a lesser extent by fuel availability and prices. Retail financing conditions have historically been a somewhat less significant factor affecting the recreational vehicle industry than the manufactured housing industry since the finance industry has continued to participate in this market at substantially the same levels as previously. In addition, purchasers of recreational vehicles generally present a more affluent profile than purchasers of manufactured homes, such that purchasers of recreational vehicles are more likely to obtain satisfactory financing and are less likely to default on their loans than are purchasers of manufactured homes.

    OUR RECREATIONAL VEHICLE BUSINESS. We are the leading producer of recreational vehicles in the United States and distribute our products through a network of approximately 1,140 independent retailers in 49 states and Canada. In calendar 2000, approximately 80% of our recreational vehicles were shipped to retailers in the 25 states with the highest retail sales, including California, Texas, Michigan, Florida and Ohio. In the same period, we were the market share leader in terms of units sold in all but one of the top 25 recreational vehicle states. However, we believe our market share has declined in calendar 2001 in each of the motor home and travel trailer markets. Our total unit sales for Class A motor homes and Class C motor homes were 11,100, 16,000 and 14,400, which represented a market share of 19%, 24% and 24% for the calendar years 2000, 1999 and 1998, respectively.

    We manufacture motor homes under the brand names FLAIR, STORM, TERRA, FIESTA, BOUNDER, PACE ARROW, SOUTHWIND, PACE ARROW VISION, EXPEDITION, BOUNDER DIESEL, DISCOVERY, REVOLUTION, AMERICAN TRADITION, AMERICAN DREAM, AMERICAN EAGLE, AMERICAN HERITAGE, TIOGA and JAMBOREE. Our Class A motor

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homes are available in a variety of models ranging in length from 25 to 45 feet and retail for an average price of approximately $118,000. Class C units are available in various models ranging in length from 19 to 31 feet and retail for an average price of approximately $54,000. For calendar 2000, four of the industry's 10 top-selling Class A motor homes were manufactured by us, as well as two of the top five Class C motor homes.

    We manufacture a variety of travel trailers under the PROWLER, TERRY, WILDERNESS, MALLARD, PIONEER and AVION brand names. Most of our travel trailers are 8 feet wide, vary in length from 18 to 39 feet (including trailer hitch) and retail for an average price of approximately $17,500. For calendar 2000, three of the industry's five top-selling travel trailers were manufactured by us.

    We are the largest manufacturer of folding trailers under the industry-leading trademarks, Coleman-Registered Trademark- and Coleman Parallelogram with Lantern Logo-Registered Trademark-. Our folding trailers range in length from 17 to 26 feet when deployed and retail for an average price of approximately $7,350.

    We also produce slide-in truck campers at one of our travel trailer factories under the brand names CARIBOU, ELKHORN and ANGLER. Most of our slide-in truck campers vary in length from 8 to 11 feet and retail for an average price of approximately $13,000.

COMPETITIVE ADVANTAGES

    We believe that we have specific competitive advantages as described below.

    COMMITMENT TO QUALITY AND CUSTOMER SATISFACTION. Our quality improvement process focuses on increasing customer satisfaction by improving the quality and design of Fleetwood products and enhancing the customer's shopping experience. In this regard, we have developed a number of ongoing processes, including:

    - designing our products with materials that frequently exceed government requirements and industry standards;

    - training both our employees and our retailers' employees in customer satisfaction techniques and quality improvement procedures;

    - providing additional services, such as comprehensive training of our retailers' employees and contractors regarding proper installation techniques for manufactured homes;

    - offering some of the most extensive warranties in the manufactured housing and recreational vehicle industries; and

    - responding quickly and effectively to customer inquiries and concerns.

    We use independent consumer surveys to determine whether retail customers are satisfied with the quality of our products and the level of service provided by us and the retailer. An independent consumer research firm conducts telephone surveys and communicates customer responses to our manufacturing entities and retailers to reinforce quality performance and minimize customer problems. Each year, specific customer satisfaction goals are established for our manufacturing operations and independent retailers. Retailers who meet these performance standards are recognized with our Circle of Excellence Award, and our manufacturing centers are similarly honored for meeting targeted levels of customer satisfaction. We believe that these efforts have resulted in increased awareness by our employees and retailers of the importance of product quality and service, which in turn has significantly improved our customer satisfaction ratings.

    FOCUS ON ENGINEERING AND INNOVATIVE PRODUCT DEVELOPMENT. We conduct our product development activities on a national basis for recreational vehicles and on a regional basis, in order to reflect regional preferences and trends, for manufactured housing. As a result of our approach to product development in our manufactured housing business, for instance, we have introduced multi-story housing in some urban communities in select regions. During fiscal 2001, our recreational vehicle group

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invested significant time and resources into the redesign and reengineering of our product development function. With the assistance of an outside consulting firm, specializing in the Product Development Process (PDP) that is patterned largely after methodologies employed by Japanese automobile manufacturers, we undertook a comprehensive review of our approach to the development of new products. Upon completion of the review, the consulting firm issued a broad set of recommendations calling for comprehensive changes to our approach. To ensure successful implementation of the recommendations, we recruited and employed the seasoned consultant that headed up the outside team, leveraging his significant automotive experience. We have appointed this individual to the position of vice president of recreational vehicle product development, with overall responsibility for both travel trailer and motor home product development functions.

    Our new system, which is currently being phased in, is designed to facilitate a faster response to market changes. Under this system, product development projects will be carefully evaluated throughout the process from a business perspective, and we are developing new products and product enhancements through an integrated approach that involves cross-functional teams including engineering, manufacturing and marketing personnel. We also integrate feedback received through our customer surveys into our product development process. As a result, we believe that we are able to proactively design and manufacture products that address both industry trends and specific customer requirements in an efficient, cost-effective and timely manner. The system is designed to enforce the disciplines required to deliver quality products. Amounts spent on engineering and product development totaled approximately
$19 million for fiscal 2001 and $22 million for fiscal 2000.

    EXPERIENCED MANAGEMENT TEAM. We and our manufactured housing and recreational vehicle group's benefit from the significant experience of our senior managers, many of whom have over 20 years of operating expertise with us. As previously noted, both of our core businesses are subject to significant cyclical swings, similar to the one we are presently experiencing. Current circumstances in our industries are not unlike those encountered in previous downturns in the 1979-80 and 1990-91 periods. Many of our managers have previously executed through times such as these and possess valuable know-how and skills that are uniquely suited to our current challenges.

OUR BUSINESS STRATEGY

    Our goals are to enhance our position as the leading provider of affordable, high quality manufactured homes and recreational vehicles, to sustain long-term profitable growth, and to enhance shareholder value by generating returns in excess of our cost of capital. The key components of our business strategy are described below.

    PROVIDING THE BEST PRODUCT AND VALUE PROPOSITION TO OUR CUSTOMER. We remain committed to consistently offering the highest quality product at an attractive value that is not necessarily price driven. Recognizing the differences between the buyer populations of each of the segments of our business, but not differences in expectations of high quality standards, we aim to achieve the value proposition by focusing on the individual needs and preferences of the buyer populations at different price points by product and at scale. We employ our competitive advantages of commitment to loyalty and satisfaction at the front-end of the consumer experience in areas such as design and quality manufacturing as evidenced by our thorough customer service and warranty follow-up practices. We also believe that we are effective at controlling cost factors despite high quality standards because of our critical mass at the production level in such areas as volume cost absorption, purchasing efficiencies, and a leverageable fixed infrastructure. Our focus on engineering and innovative product development enables us to design and produce products that address ever-changing consumer preferences at the business unit level for recreational vehicles and at the regional factory floor for manufactured housing. For example, because of the affluence of the recreational vehicle buyer and the discretionary nature of the recreational vehicle purchase, the design process is critical and is embedded throughout the development, manufacturing and marketing cycle and those costs are absorbed over

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significant unit volumes because of the economies of our market penetration and volumes. Our customers expect consistency and quality because of the brand reputation and awareness in the market of our products. Finally, we believe that the customer's experience with our products remains consistent through changing economic and social cycles because of the depth and background of our management who have extraordinary experience at managing in different environments and quickly responding to change.

    UPGRADING AND EXPANDING OUR RETAIL DISTRIBUTION NETWORKS. Since 1991, we have reduced the number of independent retail distribution centers approved to sell our manufactured housing products from approximately 1,800 to about 1,300 at July 29, 2001. We believe that this action has allowed us to focus our efforts on larger retailers that share our approach to merchandising homes and customer satisfaction. Historically, we have not focused on exclusive retailer arrangements and most retailers sold competitive lines; however, in recent years, we have developed exclusive retailer arrangements. Currently, approximately 56% of our manufactured housing retailers are exclusive, up from approximately 30% five years ago. During fiscal 2000, our housing group introduced the Pinnacle Retailer Program, which is designed to encourage more exclusive retailer relationships. This program includes a number of attractive retailer incentives, including funding for signage and additional marketing support not available to non-exclusive retailers. We have increased our efforts to develop and implement retail "best practices" for our retailers through our sponsored training programs and manuals. Topics of recent training seminars have included professional selling techniques and proper home installation procedures. We actively seek to expand our manufactured housing retail network by adding retailers that meet our criteria.

    With respect to recreational vehicles, we are actively implementing "best practices" across our retail network and developing programs to increase the share of our products sold by independent retailers. This last initiative also includes increasing the number of exclusive recreational vehicle retailers. In addition, we have developed private label recreational vehicle programs to expand retail sales through distribution channels that traditionally have not sold recreational vehicles.

    PROMOTING AND EXPANDING RECOGNITION OF THE "FLEETWOOD" BRAND NAME. We seek to expand consumer awareness of the "Fleetwood" name in both our manufactured housing and recreational vehicle operations. Beginning in fiscal 1997, we began working with selected manufactured housing retailers to develop "Fleetwood Home Centers," which exclusively carry our products, have consistent signage identifying the location as a Fleetwood Home Center and meet our highest standards for home presentation and customer satisfaction. As of July 29, 2001, we had facilitated the opening of 140 Fleetwood Home Centers, 78 of which were owned by us. We have promoted the Fleetwood Homes "Quality for Life" theme through a major national advertising campaign, including television, radio, direct marketing, print, billboards and outdoor advertising.

    In the recreational vehicle group, we have leading brand names in each segment. However, we seek to promote each individual brand as a part of the Fleetwood family of recreational vehicles. As an example, we are sponsoring a NASCAR driver and team, Dale Jarrett and the Robert Yates Racing Team. As part of the sponsorship arrangement, we have our logo on Dale Jarrett's race car and equipment. We have also been involved in other NASCAR promotions and believe that the large NASCAR audience, estimated at 90 million, aligns with our targeted customer categories for recreational vehicles.

SALES AND DISTRIBUTION OF OUR PRODUCTS

    Consistent with industry practice, we have historically marketed our products through many independent retailers, none of which individually accounted for a material part of our total sales. We expect this industry practice to continue with respect to recreational vehicles. However, the acquisition activity in recent years in the retail sector of the manufactured housing industry has prompted us to modify our manufactured housing sales and distribution strategies. We have responded to this industry

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trend by upgrading our manufactured home retail distribution network, developing alternatives to replace retailers purchased by competitors, and promoting and expanding recognition of the Fleetwood brand name through exclusive "Fleetwood Home Centers" and through our own retail strategies, including acquisitions and the opening of stores owned by us. Our entry into the manufactured housing retail business required that we maintain an inventory of finished homes for purposes of display and immediate sale to retail homebuyers. This is a distinct departure from our manufacturing policy of building homes to order and not maintaining factory inventories of completed homes. Largely as a result of the move into the retail business, inventories increased sharply during fiscal 2000, rising from $257 million at April 25, 1999 to $343 million at April 30, 2000. Reflecting weaker market conditions, inventories declined to $273 million at April 29, 2001. At July 29, 2001, inventories declined to $261 million.

    As part of the sales process, we offer purchasers of our recreational vehicles comprehensive one-year warranties against defects in materials and workmanship, excluding only particular components separately warranted by a supplier. The warranty period for motor homes is one year or until the unit has been driven 15,000 miles, whichever occurs first, except for structural items, which are covered for three years. Our recreational vehicle group has recently installed an electronic dealer communications network that facilitates the processing of product warranty claims and parts ordering. With respect to manufactured homes, our warranty now covers a two-year period, and includes coverage for factory-installed appliances. Prior to March 1, 2000, our home warranty covered a one-year period, except for structural, plumbing, heating and electrical systems, which were covered for five years. Beginning in fiscal 2001, we have been offering an optional three-year extended warranty service contract under the name "Fleetguard" for our home buyers who wish to purchase it. Our annual expenses for product warranties and service were approximately
$132 million for the fiscal year ended April 29, 2001, $151 million for the fiscal year ended April 30, 2000, $28 million for the fiscal quarter ended
July 29, 2001 and $38 million for the fiscal quarter ended July 30, 2000. We believe that our warranty program is an investment that enhances our reputation for quality and reliability.

FINANCING OF OUR PRODUCTS

    Sales of recreational vehicles and manufactured housing are generally made to retailers under commitments by financial institutions that have agreed to finance retailer purchases. Product financing for recreational vehicles is currently readily available from a variety of sources including commercial banks, savings and loan institutions, credit unions and consumer finance companies. With respect to manufactured housing, wholesale and retail financing has historically been provided by similar lending sources, although highly concentrated with a few very large institutions. Our experience is that Conseco Finance Corp., GreenPoint Financial Corp. and Associates First Capital Corporation provided approximately two-thirds of our retail financing and our management believes that this level of lender concentration is representative of the manufactured housing industry. Associates, which had been a very important lender for our retailers during the 1990s, announced in January 2000 that it was discontinuing its manufactured housing finance business. In addition, several other smaller lenders have exited the business during the past 18 months. Conseco, which acquired Green Tree Financial Corp. and is the largest manufactured housing lender, has recently been affected by adverse loan experience, higher funding costs and liquidity issues. Repossessions have increased in past months due to the fact that some lenders had made loans 18 to 36 months earlier to less qualified applicants, and a significant number of these borrowers had begun to default on their loans, resulting in a large number of repossessions of these homes. The result has been a reduction in Conseco's manufactured housing finance volume, along with less favorable financing terms for wholesale and retail borrowers. Therefore, manufactured housing lenders in general have recently experienced higher loan losses and a more difficult funding environment. Access to the asset-backed securities market as a source of funding similarly has been constricted and the cost of funds has risen sharply. Lenders have reacted by tightening credit standards for manufactured housing borrowers and by increasing interest rate spreads

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significantly. These unfavorable developments have created a very restrictive retail financing environment which in turn has constrained sales activity at both the wholesale and retail levels. The adverse economic impact of the events of September 11, 2001 have contributed to these unfavorable developments and have caused floor-plan lenders, for example, to tighten credit.

    Until May 1996, we owned Fleetwood Credit Corp., which provided a substantial portion of the wholesale and retail financing for sales of our recreational vehicles. We sold Fleetwood Credit Corp. to Associates in May 1996. In connection with the sale, an agreement was signed to assure continuing cooperation between us and Associates and to facilitate wholesale and retail financing for our retailers and customers. Early in calendar 1999, Fleetwood Credit Corp. was sold by Associates to Bank of America. We agreed to an assignment of the operating agreement to the new owner. Under the agreement, we agreed not to promote any other finance company's recreational vehicle financing programs so long as Fleetwood Credit Corp. remains competitive, as defined in the agreement.

OUR PRINCIPAL PROPERTIES

    We own our executive offices which are located at 3125 Myers Street in Riverside, California. The corporate administrative offices, which occupy 173,500 square feet, are situated on parcels of land owned by us, totaling approximately 18.1 acres. Our manufactured housing regional offices are located in California, Florida and Texas and occupy a total of 16,400 square feet of leased office space. We also own additional property and buildings utilized for manufacturing, research and development and administrative purposes, which, for the most part, are owned by us.

    At July 29, 2001, we operated 156 retail sales locations in 25 states, of which 15 were owned and 141 were leased from third parties. For the fiscal year ended April 29, 2001 and for the fiscal quarter ended July 29, 2001, the lease expense related to these properties was approximately $13 million and $1 million, respectively.

    At July 29, 2001, we had 56 active facilities, 52 of which were manufacturing operations (28 manufactured housing, 13 travel trailers, 5 motor homes, 1 folding trailer and 5 supply) and 4 that were service facilities (2 manufactured housing and 2 motor homes). One of the motor home service facilities in Riverside, California is currently being converted for partial use as a manufacturing operation. At the end of fiscal 2000, we had 63 active facilities, 61 of which were manufacturing operations (36 manufactured housing, 14 travel trailers, 5 motor homes, 1 folding trailer and 5 supply) and 2 motor home service facilities.

    We also had 20 idle manufactured housing facilities at the end of fiscal 2001 and 10 idle facilities, including a deactivated service facility, at the end of fiscal 2000. During fiscal 2001, active manufacturing capacity for the manufactured housing group was reduced by the closure of facilities in Alma, Georgia; Douglas, Georgia; Pearson, Georgia; Lexington, Mississippi; Mooresville, North Carolina; Roxboro, North Carolina; Waco, Texas and Rocky Mount, Virginia; and a facility in Cushing, Oklahoma that had been previously leased was idled. Capacity in the recreational vehicle group was downsized by the closure of travel trailer facilities in Omaha, Nebraska and Winchester, Virginia, and a motor home facility in Decatur, Indiana. During the year, an idle travel trailer facility in Longview, Texas was activated to produce the Avion product previously built in Omaha, Nebraska, an idle motor home service facility in Paxinos, Pennsylvania was activated as an addition to manufacturing capacity and an idle motor home manufacturing facility in Riverside, California was activated as a combination manufacturing/service facility. An idle manufactured housing facility in Hamilton, Alabama, and a building previously used as a motor home service facility in Riverside, California, were sold during fiscal 2001.

COMPETITION IN OUR BUSINESS

    The manufactured housing industry is highly competitive. For calendar 2000, there were approximately 70 manufacturers, with the 10 largest companies accounting for 79% of the market,

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including our sales which represented 18% of the market. Manufactured homes compete with new and existing site-built homes, apartments, townhomes and condominiums. Competition exists on both the manufacturing and retail levels and is based primarily on price, product features, reputation for service and quality, depth of field inventory, sales promotions, merchandising, and the terms and availability of dealer and retail customer financing. Recent growth in the manufactured housing market in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region.

    The recreational vehicle market is also highly competitive and we have numerous competitors and potential competitors in this industry. The five largest manufacturers represented approximately 59% of the market in calendar 2000, including our sales, which represented 23% of the market. However, we believe our share of the recreational vehicle market has declined in calendar 2001 as a result of our lower market share in each of the motor home and travel trailer markets. There can be no assurance that either existing or new competitors, will not develop products that are superior to our recreational vehicles or achieve better consumer acceptance.

REGULATORY ISSUES APPLICABLE TO OUR BUSINESS AND PRODUCTS

    Our manufactured housing operations are subject to provisions of the Housing and Community Development Act of 1974, under which the U.S. Department of Housing and Urban Development establishes construction and safety standards for manufactured homes, and also may require manufactured housing producers to send notifications to customers of noncompliance with standards or to repair or replace manufactured homes that contain specific hazards or defects. Our recreational vehicle operations are subject to a variety of Federal, state and local regulations, including the National Traffic and Motor Vehicle Safety Act, under which the National Highway Traffic Safety Administration may require manufacturers to recall recreational vehicles that contain safety-related defects, and numerous state consumer protection laws and regulations relating to the operation of motor vehicles, including so-called "Lemon Laws." Amendments to any of these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating or selling our products and could have a material adverse effect on our results of operations.

    Our failure to comply with present or future regulations could result in fines being imposed on us, potential civil and criminal liability, suspension of sales or production, or cessation of operations. In addition, a major product recall could have a material adverse effect on our results of operations.

    Certain U.S. tax laws currently afford favorable tax treatment for the purchase and sale of recreational vehicles that are used as the equivalent of second homes. These laws and regulations have historically been amended frequently, and it is likely that further amendments and additional regulations will be applicable to us and our products in the future. Amendments to these laws and regulations and the implementation of new regulations could have a material adverse effect on our results of operations.

    Our operations are subject to a variety of Federal and state environmental regulations relating to the use, generation, storage, treatment, emission and disposal of hazardous materials and wastes and noise pollution. Although we believe that we are currently in material compliance with applicable environmental regulations, our failure to comply with present or future regulations could result in fines being imposed on us, potential civil and criminal liability, suspension of production or operations, alterations to the manufacturing process, or costly cleanup or capital expenditures.

OUR INTELLECTUAL PROPERTY

    FLEETWOOD, FLEETWOOD HOMES and the principal brand and series names utilized by us in connection with our recreational vehicles and manufactured homes are registered trademarks of ours. The trademarks Coleman-Registered Trademark- and Coleman Parallelogram with Lantern Logo-Registered Trademark- are utilized by us in connection with our folding trailers, in accordance with a license from The Coleman Company, Inc., which extends

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through June 2005 with an option in our favor to renew through June 2010. We have no reason to believe that a further extension cannot be obtained. We believe that our trademarks and trade names are significant to our business, and vigorously protect them against infringement. Aside from design patents on some of the distinctive features of our most prominent motor home models and patents on certain unique features of our recreational vehicles, we have not typically obtained patent protection on our products. In addition to our trademarks and patents, we have developed numerous trade secrets in connection with the design, manufacture, sales and marketing of our products. We believe that these trade secrets are of great significance to our business success and take reasonable steps to prevent their disclosure to competitors.

OUR RELATIONSHIP WITH OUR EMPLOYEES

    As of July 29, 2001, we and our subsidiaries had approximately 14,000 employees. Most full-time employees are provided with paid annual vacations, group life insurance, medical and hospitalization benefits, a retirement plan and other fringe benefits. Approximately 550 of these employees hold management or supervisory positions.

    As of July 29, 2001, collective bargaining agreements were in effect at two of our manufacturing locations covering a total of approximately 1,000 employees. Expiration dates for these agreements are in September 2003 and October 2005. Except for employees at these plants, none of our other employees are represented by a certified labor organization. In recent years, we have experienced labor union organizing activity at several other manufacturing locations, but employees at all these locations voted against union representation.

LEGAL PROCEEDINGS IN WHICH WE ARE INVOLVED

    We are a defendant in a class action in the case of MCMANUS V. FLEETWOOD ENTERPRISES, INC., which was filed on April 9, 1999 and is pending in the U.S. District Court for the Western District of Texas, San Antonio Division. The complaint attempts to establish a class of purchasers of our Class A motor homes for the model years 1994-1999 and makes claims with respect to the alleged breach of express and implied warranties, negligent misrepresentation, fraudulent concealment, and violation of various state statutes in connection with the ability of such motor homes to tow an automobile or other vehicle or cargo. On September 24, 2001, the court certified a subclass of Texas residents who purchased a subject motor home from a Texas dealer and who still own the motor home. We appealed this certification to the 5th Circuit Court of Appeals on October 4, 2001, which appeal was accepted on October 26, 2001, and expect that a hearing on this matter will be scheduled within 8 or 9 months. We continue to deny the material allegations in the complaint while asserting a vigorous defense to that end. It is not possible at this time to properly assess the risk of an adverse verdict or the magnitude of possible exposure.

    As discussed in our Annual Report on Form 10-K for fiscal 2000, we initiated a recall under the National Highway Traffic Safety Act with respect to approximately 3,400 of our luxury American Coach Class A motor homes because owners of some of the motor homes had experienced front-tire blowouts, several of which have resulted in accidents and serious injuries, including deaths. Under the recall, we provided two new larger capacity front tires to owners of the motor homes, adjusted the weight distribution on the front axle of some motor homes to correct a weight imbalance and provided reinforcement of consumer education about the importance of proper tire maintenance, especially with respect to proper tire pressure. Insurance subrogation lawsuits have been filed with respect to three of the accidents involving motor homes subject to the recall, and several claims with respect to such accidents have been resolved. Plaintiffs filed the case of CINCINATTI INSURANCE CO. V. FLEETWOOD ENTERPRISES, INC. on February 21, 2001 in the Circuit Court for Madison County, Kentucky, requesting compensatory damages and litigation expenses. Similarly, in ENGLAND
V. FLEETWOOD ENTERPRISES, INC., filed on April 16, 2001 in the U.S. District Court in South Dakota, Western Division, the plaintiffs requested

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compensatory damages, litigation expenses and attorneys' fees. PROGRESSIVE
INSURANCE/ALDERMAN V. FLEETWOOD ENTERPRISES, INC., was also filed on July 27, 2001 in Guadelupe County, New Mexico, Fourth Judicial District Court, seeking compensatory damages, litigation expenses and attorneys' fees. In addition, two lawsuits have been filed concerning an accident involving two motor homes not involved in the recall that resulted in two deaths allegedly caused by a front-tire blowout in one of the motor homes. WRIGHT V. FLEETWOOD MOTOR HOMES OF INDIANA, INC., was filed on February 25, 2000 in the District Court of Johnson County, Texas, and was brought by the plaintiffs who owned the motor home that had the alleged blowout. We subsequently settled this case on May 17, 2001. The other plaintiff filed suit on July 23, 2001 in the case of BEELDENS, ETC., ET AL., V. FLEETWOOD MOTOR HOMES OF INDIANA, INC., ET AL., in the District Court of Johnson County, Texas, seeking compensatory damages, litigation expenses and attorneys' fees. In addition, a further lawsuit, MEL AND JOY LAYDEN V. FLEETWOOD ENTERPRISES, INC. AND FLEETWOOD MOTOR HOMES OF INDIANA, INC., was filed recently in the Circuit Superior Court of Marion County, Indiana, on October 12, 2001, alleging that the front tire failure of a motor home was the cause of a traffic accident and seeking damages. We expect to provide a vigorous defense to the insurance subrogation lawsuits, and believe that they and any remaining claims related to the other accidents are covered by adequate insurance.


    On February 21, 2000, we and two of our subsidiaries were served with a purported class action filed on behalf of nine present or former associates of our Idaho manufactured housing facility. The complaint in the matter of BRISTOW ET AL., V. FLEETWOOD ENTERPRISES, INC. ET AL., was filed in the U.S. District Court in Idaho and alleges that, as a result of our management incentive pay system and other policies, associates have been permitted or encouraged to work off the clock and through lunch and rest breaks and that overtime pay claims have been suppressed in violation of the Federal Fair Labor Standards Act and state laws. The plaintiffs were attempting to establish a national class action and are requesting compensatory damages, litigation expenses and injunctive relief requiring us to pay overtime rates and keep accurate records. On February 20, 2001, the Magistrate Judge conditionally certified a class of plaintiffs comprised of certain production associates and supervisors of our housing and recreational vehicle groups. During July 2001, notice of the action was issued to potential class members. While we continue to deny the material allegations in the complaint and assert a vigorous defense, we are in discussions regarding a pending settlement, which would include a possible cash payment of up to $7.35 million.



    On August 14, 2000, another purported class action complaint was filed by Ms. Bristow along with a Jane Doe alleging sexual harassment. On January 19, 2001, an amended complaint, entitled BOGEN, ET AL., V. FLEETWOOD
ENTERPRISES, INC., was filed in the U.S. District Court in Idaho by six plaintiffs, including Ms. Bristow, alleging gender discrimination and sexual harassment as a result of a sexually hostile environment at four manufacturing centers. The plaintiffs are attempting to establish a national class action and are requesting compensatory and punitive damages, litigation expenses and attorneys' fees. While we continue to deny the material allegations in the amended complaint and plan to assert a vigorous defense, we are in discussions regarding a pending settlement, which would include a possible cash payment of up to $1.0 million.


    We are also subject to other litigation from time to time in the ordinary course of business. Our liability under some of this litigation is covered in whole or in part by insurance. Although the amount of any liability with respect to such claims and litigation over and above our insurance coverage cannot presently be determined, in the opinion of our management such liability is not expected to have a material adverse effect on our financial condition or results of operations.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; REASONS FOR THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING PREFERRED SECURITIES


    We are offering to exchange $22 in liquidation amount of exchange preferred securities for each $50 in liquidation amount of a maximum of $86.25 million in aggregate liquidation amount of existing preferred securities that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. If existing preferred securities in an aggregate liquidation amount of more than $86.25 million are validly tendered, we will accept for exchange validly tendered existing preferred securities on a pro rata basis, subject to the other terms and conditions in this prospectus. Therefore, the entire aggregate liquidation amount of existing preferred securities that you may tender in the exchange offer may not be accepted for exchange even if it is validly tendered.


    Holders must tender existing preferred securities in a liquidation amount of $50 and any integral multiple of $50.

    You may tender all, some or none of your existing preferred securities. The exchange offer will be open for twenty business days from commencement of the offer, unless extended by us.

    The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing preferred securities in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

    Our board of directors and officers do not make any recommendation to the holders of existing preferred securities as to whether or not to tender all or any portion of their existing preferred securities. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing preferred securities and, if so, the amount of existing preferred securities to tender.


    We are making the exchange offer and the cash offer to enhance liquidity and to improve our balance sheet by increasing shareholders' equity, which will increase our capacity to carry senior debt. If we raise only the minimum amount in our cash offer necessary to consummate the exchange offer, we will have also reduced the outstanding aggregate liquidation amount of our trust preferred securities. Our trust preferred securities include the existing preferred securities and will include the new preferred securities. The trust preferred securities are classified on our balance sheet as minority interest. Upon consummation of the exchange offer, and assuming we (1) accept a maximum of $86.25 million in aggregate liquidation amount of existing preferred securities for tender in the exchange offer, and (2) receive proceeds in the cash offer in an amount equal to 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer, then the aggregate liquidation amount of trust preferred securities will be reduced from $287.5 million to $265.1 million. If the exchange offer is fully subscribed, we will have enhanced our shareholders' equity by approximately $28.1 million. We may however raise in the cash offer more than the minimum proceeds required as one of the conditions to the exchange offer, or we may consummate the cash offer without consummating the exchange offer, which would result in an increase in the outstanding liquidation amount of trust preferred securities. If we raise $50.0 million in the cash offer and accept
$86.25 million in aggregate liquidation amount of existing preferred securities for exchange in the exchange offer, the outstanding aggregate liquidation amount of trust preferred securities would increase to $289.2 million.



    If we consummate the exchange offer, we intend to use a portion of the proceeds from the cash offer to pay the taxes we expect to incur as a result of the cancellation of the existing debentures that support the existing preferred securities tendered and accepted for exchange in the exchange offer. We will also use a portion of the proceeds to pay the fees and expenses incurred in connection with the exchange offer and the cash offer. We will use the remainder of the proceeds from the cash offer, if any, for general corporate purposes, including the possible repayment of corporate indebtedness. If


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$86.25 million in aggregate liquidation amount of the existing preferred securities are tendered and accepted for exchange, we anticipate incurring a tax liability of approximately $18.0 million.



    In the event that the conditions to the exchange offer are not satisfied or we do not otherwise consummate the exchange offer, we nonetheless expect to consummate the cash offer and will use all proceeds received in the cash offer, after payment of fees and expenses, for general corporate purposes, including the repayment of corporate indebtedness.


    The effect of the exchange offer on our cash flow will be positive, assuming we raise only the minimum amount in our cash offer, which is a condition to the exchange offer. If we raise more than the minimum amount, or if we do not consummate the exchange offer but we do consummate the cash offer, our cash balance will increase; however, the effect on our cash earnings in future periods may be negative. However, in any of the circumstances described in the two previous sentences, we anticipate that the effect of either or both of the exchange offer or the cash offer on our balance sheet will be to provide us with greater flexibility in executing our strategic plan and exploring financing opportunities in the future, by enhancing liquidity and increasing our capacity to carry senior debt.

MINIMUM CONDITIONS


    The exchange offer is subject to there being tendered in the exchange offer, and not withdrawn, a minimum of $50.0 million in aggregate liquidation amount of existing preferred securities. The exchange offer is also subject to the receipt of proceeds in the cash offer of cash offer preferred securities in an amount equal to at least 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer. If an aggregate liquidation amount of a minimum of $50.0 million of existing preferred securities is tendered and accepted for exchange, and assuming we raise only $15.0 million in the cash offer, which would be 30% of the aggregate liquidation amount of existing preferred securities tendered and accepted for exchange in the exchange offer, we will have reduced our aggregate liquidation amount of outstanding trust preferred securities by approximately $13.0 million and enhanced our shareholders' equity by approximately $16.3 million. However, if we raise $50.0 million in proceeds from the sale of the cash offer preferred securities and we accept $86.25 million in aggregate liquidation amount of existing preferred securities for exchange in the exchange offer, our aggregate liquidation amount of outstanding trust preferred securities would increase by $1.7 million to $289.2 million and our shareholders' equity would be enhanced by approximately $28.1 million.


EXPIRATION DATE


    The expiration date for the exchange offer is 5:00 p.m., New York City Time, on January 4, 2002, unless we extend the exchange offer. We may extend this expiration date for any reason. The last date and time on which tenders will be accepted, whether at 5:00 p.m., New York City Time, on January 4, 2002 or at 5:00 p.m., New York City Time, on any later date to which the exchange offer may be extended, is referred to as the expiration date.


EXTENSIONS; AMENDMENTS

    We expressly reserve the right, in our discretion, for any reason to:

    - delay the acceptance of existing preferred securities for exchange,

    - extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing preferred securities in the manner described below. During any extension, all existing preferred securities previously tendered and not withdrawn will remain subject to the exchange offer, and

    - amend the terms of the exchange offer other than the condition that the registration statement becomes effective under the Securities Act.

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    If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of 5 to 10 business days.

    We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing preferred securities as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING EXISTING PREFERRED SECURITIES

    Your tender to us of existing preferred securities and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

    TENDER OF EXISTING PREFERRED SECURITIES HELD THROUGH A CUSTODIAN. If you are a beneficial holder of the existing preferred securities that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the existing preferred securities on your behalf. Your custodian will provide you with their instruction letter which you must use to give these instructions. Any beneficial owner of existing preferred securities held of record by The Depository Trust Company, also referred to as the DTC, or its nominee, through authority granted by DTC may direct the DTC participant, through which the beneficial owner's existing preferred securities are held in DTC, to tender on the beneficial owner's behalf.

    TENDER OF EXISTING PREFERRED SECURITIES HELD THROUGH DTC. To effectively tender existing preferred securities that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered existing preferred securities must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing preferred securities through ATOP.

    In addition, the exchange agent must receive:

    - a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system indicating the liquidation amount of existing preferred securities to be tendered and any other documents, if any, required by the letter of transmittal, and

    - prior to the expiration date, a confirmation of book-entry transfer of such existing preferred securities into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfer described below, or

    - the holder must comply with the guaranteed delivery procedures described below.


    Your existing preferred securities must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing preferred securities at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC must make book-entry delivery of existing preferred securities by having DTC transfer such existing preferred securities into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although your existing preferred securities will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth in the section titled "The Exchange Offer--Exchange Agent," beginning on page 75 of this prospectus, prior to 5:00 p.m., New York City Time, on the expiration date. You or your broker must ensure that the exchange agent receives an agent's message from DTC confirming the book-entry transfer of your existing preferred securities. An agent's message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the shares that such participant agrees to be bound by the terms of the letter of transmittal.


    Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing preferred securities through a financial institution.

    Do not send letters of transmittal or other exchange offer documents to us, Banc of America Securities LLC, or D.F. King & Co., Inc., the information agent.

    It is your responsibility that all necessary materials get to the exchange agent before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing preferred securities will not be validly tendered.

    Any existing preferred securities not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We will have accepted the validity of tendered existing preferred securities if and when we give oral or written notice to The Bank of New York, the exchange agent. The exchange agent will act as the new trust's agent for purposes of receiving the exchange preferred securities from us. If we do not accept any tendered existing preferred securities for exchange because of an invalid tender or the occurrence of any other event, The Bank of New York will return those existing preferred securities to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

OUR INTERPRETATIONS ARE BINDING

    We will determine, in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing preferred securities tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing preferred securities not properly tendered or to not accept any particular existing preferred security which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing preferred securities either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing preferred securities in the exchange offer. All conditions will be waived or satisfied prior to the expiration date and we will either issue exchange preferred securities in return for tendered existing preferred securities or return the tendered existing preferred securities, promptly after the termination or withdrawal of the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing preferred security either before or after the expiration date, including the letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing preferred securities for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing preferred securities for exchange, nor shall any of them incur any liability for failure to give such notification.

ACCEPTANCE OF EXISTING PREFERRED SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE
  PREFERRED SECURITIES

    Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, up to $86.25 million in aggregate liquidation amount of existing preferred securities properly tendered, and will issue the exchange preferred securities promptly after acceptance of the existing preferred securities. If existing preferred securities in an aggregate liquidation amount of more than $86.25 million are validly tendered, they will only be accepted for exchange on a pro rata basis, in an aggregate liquidation amount per holder equal to:

    - a fraction, the numerator of which is the aggregate liquidation amount of existing preferred securities validly tendered for exchange by such holder and the denominator of which is the aggregate liquidation amount of all existing preferred securities validly tendered by all holders, multiplied by

    - $86.25 million.


    The discussion under the section titled "The Exchange Offer--Conditions for Completion of the Exchange Offer," beginning on page 80 of this prospectus, provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing preferred securities for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.



    For each $50 liquidation amount of existing preferred securities accepted for exchange, the holder of such existing preferred security will receive an exchange security having a liquidation amount of $22. The exchange preferred securities will bear interest from the issue date. Existing preferred securities accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of existing preferred securities whose existing preferred securities are accepted for exchange will not receive any payment in respect of accrued interest on those existing preferred securities.


    In all cases, issuance of exchange preferred securities for existing preferred securities that are accepted for exchange in the offer will be made only after timely receipt by the exchange agent of:

    - a timely book-entry confirmation of such existing preferred securities into the exchange agent's account at the book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system, and

    - all other required documents, if any.

    If we do not accept any tendered existing preferred securities for any reason set forth in the terms and conditions of the exchange offer, or if existing preferred securities are submitted for a greater liquidation amount than the holder desires to exchange, the unaccepted or non-exchanged existing preferred securities tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing preferred securities that are not exchange preferred securities will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

    Any validly tendered existing preferred securities acquired in the exchange offer will be retired and will not be reissuable.

GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your existing preferred securities and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing preferred securities if:

    - your tender is made through an eligible institution,

    - prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

       - sets forth the name and address of the holder of existing preferred securities and the amount of existing preferred securities tendered,

       - states that the tender is being made thereby, and

       - guarantees that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

    - book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

    You may withdraw your tender of existing preferred securities at any time prior to 5:00 p.m., New York City Time, on the expiration date. You may also withdraw a tender of your existing preferred securities after the expiration of 40 business days from the commencement date of the exchange offer if your tender has not yet been accepted for exchange.


    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth under the section titled "The Exchange Offer--Exchange Agent," beginning on page 83 of this prospectus, prior to 5:00 p.m., New York City Time, on the expiration date. Any notice of withdrawal must:


    - specify the name of the person who tendered the existing preferred securities to be withdrawn;

    - specify the existing preferred securities to be withdrawn, if not all of the existing preferred securities tendered by the holder;

    - contain a statement that you are withdrawing your election to have your existing preferred securities exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing preferred securities were tendered, including any required signature guarantees; and

    - specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn existing preferred securities and otherwise comply with the procedures of such facility, if you tendered your existing preferred securities in accordance with the procedure for book-entry transfer described above.

    Any existing preferred securities that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing preferred securities, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing preferred securities may be retendered by following the procedures described under "Procedures for Tendering Existing Preferred Securities" above at any time on or prior to 5:00 p.m., New York City Time, on the expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFER

    We will not accept existing preferred securities for exchange and may terminate or not complete the exchange offer if:

    - the registration statement and any post-effective amendment to the registration statement covering the exchange preferred securities is not effective under the Securities Act;


    - an aggregate liquidation amount of a minimum of $50.0 million of existing preferred securities is not tendered into the exchange offer without being withdrawn; and



    - we do not receive cash proceeds from the sale of cash offer preferred securities in our cash offer in an amount equal to at least 30% of the aggregate liquidation amount of existing preferred securities tendered and accepted for exchange in the exchange offer.


    We may not accept existing preferred securities for exchange and may terminate or not complete the exchange offer if:

    - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

    - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

    - any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;


       - any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from December 5, 2001;


       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

       - a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

       - if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

    - any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

    - any event or events occur that have resulted or may result, in our judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of us and our subsidiaries, taken as a whole;

    - as the term "group" is used in Section 13(d)(3) of the Securities Exchange Act,


       - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the Securities and Exchange Commission, or SEC, prior to December 5, 2001,


       - any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares, or

       - any new group shall have been formed that beneficially owns more than five percent of our outstanding shares of common stock, that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing preferred securities.

    If any of the above events occur, we may:

    - terminate the exchange offer and as promptly as practicable return all tendered existing preferred securities to tendering security holders;


    - extend the exchange offer and, subject to the withdrawal rights described in "The Exchange Offer--Withdrawal Rights" on page 79, retain all tendered existing preferred securities until the extended exchange offer expires;


    - amend the terms of the exchange offer, which may result in an extension of the period of time for which the exchange offer is kept open; or

    - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

LEGAL LIMITATION

    The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

    If a stop order issued by the SEC is threatened or in effect with respect to the registration statement of which this document is a part, or with respect to the qualification of the new indenture under the Trust Indenture Act of 1939, we will not:

    - accept for exchange any existing preferred securities tendered, or

    - issue any exchange preferred securities in exchange for any existing preferred securities.

FEES AND EXPENSES

    Banc of America Securities LLC is acting as the dealer manager in connection with the exchange offer. Banc of America Securities LLC will receive a fee in the manner described below for its services as dealer manager, in addition to being reimbursed for its reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the exchange offer. The fees will be payable if and when the exchange offer is completed.

    Banc of America Securities LLC will receive a fee in the amount of 1.25% of the aggregate liquidation amount of existing preferred securities tendered for exchange, which will amount to approximately $1.08 million, assuming an aggregate of $86.25 million in liquidation amount of existing preferred securities is tendered.


    We have agreed to indemnify Banc of America Securities LLC against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments that Banc of America Securities LLC may be required to make in respect thereof. However, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Banc of America Securities LLC may, from time to time, hold existing preferred securities, exchange preferred securities, cash offer preferred securities and our common stock in its proprietary accounts, and to the extent it owns existing preferred securities in these accounts at the time of the exchange offer, Banc of America Securities LLC may tender these existing preferred securities.


    We have retained D.F. King & Co., Inc. to act as the information agent and The Bank of New York to act as the exchange agent in connection with the exchange offer. The information agent may contact holders of existing preferred securities by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

    Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the liquidation amount of existing preferred securities tendered under the exchange offer.

    We will not pay any fees or commissions to any broker or dealer or any other person, other than Banc of America Securities LLC, for soliciting tenders of existing preferred securities under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $2.175 million.

EXCHANGE AGENT

    The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                            The Bank of New York, Exchange Agent

       By Registered & Certified Mail:         By Regular or Overnight Courier, or by Hand:

            The Bank of New York                           The Bank of New York
           101 Barclay Street--7E                      101 Barclay Street--1st Floor
          New York, New York 10286                       New York, New York 10286
      Attention: Ms. Carolle Montreuill

                By Facsimile Transmission (for Eligible Institutions only):
                                       (212) 815-6339
                             Attention: Ms. Carolle Montreuill
                     For Information or Confirmation by Telephone call:
                                       (212) 815-5920

    If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of the letter of transmittal.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE EXISTING PREFERRED SECURITIES

    If you tender your existing preferred securities for exchange you will not be obligated to pay any related transfer taxes. If you do not exchange your existing preferred securities in the exchange offer, our obligation to make payments that are distributed to you as holders of the existing preferred securities will be subordinated to our obligation to make payments that are distributed to holders of the exchange preferred securities. Further, the liquidity of the trading market for existing preferred securities not tendered for exchange, or tendered for exchange but not accepted, could be adversely affected to the extent that existing preferred securities are tendered and accepted for exchange in the exchange offer.

    In addition, we have the right to elect to defer distributions on our existing preferred securities, including deferrals for up to twenty consecutive quarters. On October 30, 2001, we elected to defer the distributions on our existing preferred securities due to be made on November 15, 2001. If our business environment and our operating results do not significantly improve from those we have recently experienced, we would likely find it necessary to defer distributions on our existing preferred securities through at least August 15, 2002. Even though our board of directors has discontinued the payment of dividends on our common stock for the foreseeable future, these deferrals of distributions on our existing preferred securities would further prevent us from declaring or paying any dividends during the period of such deferrals.

                 CASH OFFER FOR CASH OFFER PREFERRED SECURITIES



    In addition to the exchange offer, we will offer cash offer preferred securities for cash, which we refer to as the "cash offer." The cash offer preferred securities are substantially identical to the exchange preferred securities as described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities," beginning on page 88 of this prospectus, except that the cash offer preferred securities will have a different conversion price and a different liquidation amount, and will be issued by a different trust.



    Banc of America Securities LLC is the placement agent for the cash offer and is undertaking its duties on a best efforts basis only. Banc of America Securities LLC is not making a commitment to purchase cash offer preferred securities from us and has not assured us that these securities will be placed successfully in the cash offer. Offers to purchase cash offer preferred securities must be in denominations of liquidation amount of $50 and any integral multiple of $50.



    The exchange offer is subject to the receipt of proceeds in the cash offer of cash offer preferred securities in an amount equal to at least 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer. The cash offer is not subject to a minimum number of cash offer preferred securities being sold in the cash offer or the consummation of the exchange offer. The cash offer is expected to close prior to the expiration date of the exchange offer.



    You may indicate your interest in purchasing cash offer preferred securities by contacting Banc of America Securities LLC directly at (212) 583-8206 or (888) 292-0070 (toll-free).

                            FLEETWOOD CAPITAL TRUST

    Fleetwood Capital Trust, which is referred to as the existing trust, is a statutory business trust formed under the Delaware Business Trust Act. It was created under a trust agreement between us and the existing trust's initial trustees, and the filing of a certificate of trust with the Secretary of State of Delaware. The trust agreement was amended and restated in its entirety on February 10, 1998. The existing trust was organized for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent amount of convertible subordinated debentures, referred to as the existing debentures. We issued the existing debentures under an indenture dated February 10, 1998, referred to as the existing indenture, between us and The Bank of New York, as indenture trustee. We guaranteed the payment of distributions and other payments on the existing preferred securities to the extent that we had made corresponding interest and other payments, as and to the extent set forth in a guarantee agreement dated February 10, 1998. The trust agreement, the existing indenture and the existing preferred securities guarantee are qualified under the Trust Indenture Act of 1939.

    The capital stock of the existing trust consists of the existing preferred securities and the existing common securities, collectively referred to as the "existing trust securities." We have acquired existing common securities in an amount equal to approximately 3% of the total capital of the existing trust and we directly own all of the issued and outstanding existing common securities.

    The rights of the holders of the existing trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the existing trust to borrow money or make any investment other than in the existing debentures. In the existing indenture we have agreed to pay for:

    - all debts, obligations, costs and expenses of the existing trust, other than with respect to the existing trust securities, and

    - all costs and expenses of the existing trust, including:

       - the fees and expenses of the trustees, and

       - any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the existing trust may become subject, except for United States withholding taxes.

    The existing trust has five trustees. Three of them, referred to as administrative trustees, are employees or officers of or are otherwise affiliated with us. The Bank of New York (Delaware) is the existing trust's Delaware Trustee and The Bank of New York is the property trustee. Also, for purposes of compliance with the Trust Indenture Act, The Bank of New York acts as guarantee trustee under the guarantee and as debenture trustee under the existing indenture. We, as the holder of all of the existing common securities, have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees. The existing trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

    The property trustee has legal title to and holds the existing debentures for the benefit of the existing trust and the holders of the existing trust securities, and the property trustee has the power to exercise all rights, powers and privileges under the existing indenture as the holder of the existing debentures. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing "property account" to hold all payments made in respect of the existing debentures for the benefit of the holders of the existing trust securities. The property trustee will, as soon as practicable, make distributions and payments on liquidation, redemption and otherwise to the holders of the existing trust securities out of funds from the property account. The guarantee trustee holds the guarantee for the benefit of the holders of the existing preferred securities.

    The rights of the holders of the existing preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. For financial reporting purposes, the existing trust is treated as a subsidiary of ours and, accordingly, the financial statements of the existing trust are included in our consolidated financial statements as a minority interest. Under GAAP, the existing preferred securities are shown in our balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust holding solely 6% Convertible Subordinated Debentures of the Company" and appropriate disclosures about the existing preferred securities, the existing preferred securities guarantee and the existing debentures are included in the notes to our consolidated financial statements. For financial reporting purposes, we record distributions payable on the existing preferred securities as a minority interest in the consolidated statements of operations.


           FLEETWOOD CAPITAL TRUST II AND FLEETWOOD CAPITAL TRUST III



    Each of Fleetwood Capital Trust II and Fleetwood Capital Trust III is a statutory business trust formed under the Delaware Business Trust Act. We refer to these trusts as the new trusts. Each new trust was created under a trust agreement between us and the new trust's initial trustees, and the filing of a certificate of trust with the Secretary of State of Delaware. Each new trust agreement will be amended and restated in its entirety as of the date the new trust initially issues the applicable new preferred securities and the description of the new trusts and the new trust agreements included in this prospectus contemplates this amendment and restatement. Each new trust agreement will be qualified as an indenture under the Trust Indenture Act.



    The capital stock of each new trust consists of the applicable new preferred securities and the applicable new common securities, collectively referred to as the "new trust securities." We will acquire new common securities in an amount equal to approximately 3% of the total capital of each new trust and will initially own, directly or indirectly, all of the issued and outstanding new common securities of each new trust.



    Each new trust's assets consist principally of the applicable series of new debentures and payments under the new debentures are its sole revenue. Each new trust exists for the purposes of:



    - issuing exchange preferred securities in exchange for the existing preferred securities, in the case of Trust II, or issuing cash offer preferred securities for cash, in the case of Trust III;



    - issuing and selling its new common securities to us;



    - purchasing and owning the applicable series of new debentures; and


    - engaging in any other lawful business or activity that may be engaged in by a business trust formed under the Delaware Business Trust Act.


    The rights of the holders of the new trust securities are as set forth in the new trust agreements for Trust II and Trust III, as applicable, the Delaware Business Trust Act and the Trust Indenture Act. The new trust agreements do not permit the new trusts to borrow money or make any investment other than in the applicable series of new debentures. We have agreed to pay for:



    - all debts and obligations of each new trust, other than with respect to the new trust securities; and



    - all costs and expenses of each new trust, including:



       - the fees and expenses of each new trust's new trustees, and



       - any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which each new trust may become subject, which shall not include United States withholding taxes but shall include liabilities imposed on the trust as withholding agent.



    Each new trust will initially have five trustees. In each case, three of them, referred to as administrative trustees, are employees or officers of or otherwise affiliated with us. Initially, The Bank of New York (Delaware) will serve as each new trust's Delaware trustee and The Bank of New York


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will serve as each new trust's property trustee. Also, for the purpose of compliance with the Trust Indenture Act, The Bank of New York will act as guarantee trustee under the exchange preferred securities guarantee, under the cash offer preferred securities guarantee and as indenture trustee under the exchange indenture and the cash offer indenture, collectively referred to as the "new indentures."



    We, as the direct or indirect holder of all the new common securities, will have the right to appoint, remove or replace any of the new trustees and to increase or decrease the number of new trustees in each new trust. Each new trust has a term of approximately 17 years but may terminate earlier as provided in the applicable new trust agreement.



    In each case, the property trustee will hold the applicable series of new debentures for the benefit of the holders of the new trust securities, and will have the power to exercise all rights, powers and privileges under the new indentures as the holder of the applicable series of new debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing "property account" to hold all payments made in respect of the applicable series of new debentures for the benefit of the holders of the new trust securities. The property trustee will, as soon as practicable, make distributions and payments on liquidation, redemption and otherwise to the holders of the new trust securities out of funds from the property account. The guarantee trustee of Trust II will hold the exchange preferred securities guarantee for the benefit of the holders of the exchange preferred securities. The guarantee trustee of Trust III will hold the cash offer preferred securities guarantee for the benefit of the holders of the cash offer preferred securities.



    We will pay all fees and expenses related to the new trusts and the offering of the new trust securities.



    For financial reporting purposes, the new trusts are treated as our subsidiaries and, accordingly, the financial statements of each new trust are included in our consolidated financial statements as a minority interest. Under GAAP, the exchange preferred securities will be shown in our balance sheet entitled "Company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust II holding solely 9.75% Convertible Trust II Subordinated Debentures of the Company" and the cash offer preferred securities will be shown on our balance sheet entittled "Company-obligated mandatorily redeemable convertible preferred securities of Fleetwood Capital Trust III holding solely 9.75% Convertible Trust III Subordinated Debentures of the Company." Appropriate disclosures about the exchange preferred securities, the exchange preferred securities guarantee, the exchange debentures, the cash offer preferred securities, the cash offer preferred securities guarantee and the cash offer debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the new preferred securities as a minority interest in the consolidated statements of operations.


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                      DESCRIPTION OF PREFERRED SECURITIES


DESCRIPTION OF THE NEW PREFERRED SECURITIES



    Each new trust will issue the applicable new preferred securities pursuant to the terms of the applicable new trust agreement. Each new trust agreement incorporates by reference the terms of the Delaware Business Trust Act and the Trust Indenture Act. The Bank of New York, as property trustee, will act as indenture trustee in each new trust agreement for the new preferred securities for purposes of compliance with the Trust Indenture Act. The terms of the new preferred securities include those stated in the applicable new trust agreement and those made part of the new trust agreement by the Trust Indenture Act and the Delaware Business Trust Act. The new trust agreements are substantially identical except for certain provisions which are described below. We have summarized the material provisions of the new trust agreements and the new preferred securities below. This summary may omit a term or provision that you would consider important. For a complete description of the exchange preferred securities and the cash offer preferred securities, we encourage you to read the new trust agreements. We have filed a form of each new trust agreement with the SEC.


GENERAL


    The new trust agreements authorize the applicable new trust to issue the applicable new preferred securities and new common securities. The applicable new preferred securities represent preferred undivided beneficial interests in the assets of the applicable new trust. The applicable new common securities represent common undivided beneficial interests in the assets of the applicable new trust. We will own all the new common securities in each new trust. The new preferred securities and the new common securities issued by the applicable new trust will rank equal with each other, and will generally have equivalent terms. Payments on the applicable new common securities will be made on a pro rata basis with the applicable new preferred securities. However, the terms of the new preferred securities and the new common securities will differ in the following two respects:



    - if an event of default under either new trust agreement occurs and is continuing, the rights of the holders of the new common securities of the applicable new trust to payments in respect of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the new preferred securities of that new trust; and


    - the holders of the new common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.


    The new trusts may not:



    - issue any securities other than the applicable new preferred securities and the applicable new common securities,


    - incur any indebtedness, or


    - make any investment other than in the applicable series of new debentures.



    In each new trust, the property trustee will own and hold the applicable series of new debentures as trust assets for the benefit of the holders of the applicable new preferred securities and the new common securities. We will guarantee the payment of distributions and payments on redemption or liquidation of the applicable new trust on a subordinated basis, but only if, and to the extent, we have made corresponding payments to the new trust on the applicable series of new debentures. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantees," beginning on page 112 of this prospectus, for a more detailed discussion.


DISTRIBUTIONS


    If you purchase exchange preferred securities, you will be entitled to receive distributions at an annual rate of 9.75% of the stated liquidation amount of $22 per exchange preferred security. If you purchase cash offer preferred securities, you will be entitled to receive distributions at an annual rate of


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9.75% of the stated liquidation amount of $50 per cash offer preferred security.
Distributions will be paid in cash or, at our election, prior to February 15, 2004, in our common stock. Holders of the applicable new preferred securities will be given notice of our election to pay interest in common stock instead of cash no later than the relevant record date, which will be the 15th day before the relevant distribution payment date. If distributions are paid in common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the distribution payment date. Our ability to pay any distributions in shares of our common stock is contingent on satisfaction of certain conditions. See the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Conditions to Distributions in Common Stock," beginning on page 91 of this prospectus. In this prospectus, when we refer to "distributions," we are also referring to additional redemption distributions, if any.


    To the extent permitted by applicable law, distributions in arrears for more than one quarter will accumulate additional distributions at the annual rate of 9.75%, compounded quarterly. We use the term "distributions" in this prospectus to mean the quarterly distributions and any additional distributions, unless we state otherwise. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in that month.


    Distributions are cumulative, will accumulate from the date of original issuance of the applicable new preferred securities, and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2002 unless we defer interest payments on the applicable series of new debentures, as described below. Distributions will be made by the property trustee for each new trust, except as otherwise described below.


OPTION TO DEFER DISTRIBUTIONS


    At any time after February 15, 2004, we may, on one or more occasions, defer interest payments on the applicable series of new debentures for up to 20 consecutive quarterly periods, unless an event of default with respect to those debentures has occurred and is continuing. Interest payments will not be due and payable on the applicable series of new debentures during a deferral period. If we defer interest payments on a series of new debentures, the applicable new trust will defer distribution payments on the applicable new preferred securities and the applicable new common securities. Distributions will continue to accumulate on the applicable new preferred securities and the applicable new common securities at an annual rate of 9.75% of the applicable liquidation amount during a deferral period. Also, additional distributions will accumulate on any deferred distributions at the annual rate of 9.75%, compounded quarterly. Additional distributions will only accumulate, however, to the extent permitted by applicable law, but not at a rate greater than the rate at which interest is then accruing on the applicable series of new debentures.



    We will be subject to restrictions during a deferral period on our ability to pay dividends on, take other payments with respect to, or redeem, purchase or acquire our capital stock or to make payments on, or repay, repurchase or redeem other debt securities that are equal with or junior to the new debentures. For a more detailed discussion please read the section titled "Description of Preferred Securities--Description of the New Debentures--Option to Extend Interest Payment Period," beginning on page 120 of this prospectus.



    Because we have the right to defer payments of interest on the new debentures after February 15, 2004, the new debentures will be considered to have been issued with original issue discount. The holders of new debentures will thus be required to accrue their pro rata share of original issue discount, even in the absence of cash distributions with respect to the new debentures. For a more detailed discussion, see the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of New Preferred Securities and Common Stock--Original Issue Discount and Stated Interest on the New Preferred Securities," beginning on page 137 of this prospectus.


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    We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods or beyond the maturity date of the applicable series of new debentures. A deferral period may not end on a date other than a distribution payment date. Once a deferral period ends and we make all payments due on the applicable series of new debentures, we can commence a new deferral period. We may also prepay all or any portion of the interest accrued during a deferral period at any time. Consequently, there could be multiple deferral periods of varying lengths throughout the term of a series of new debentures. Please read the section titled "Description of Preferred Securities--Description of the New Debentures--Option to Extend Interest Payment Period," beginning on page 120 of this prospectus, for a more detailed discussion.



    If distributions are deferred, the property trustee will pay the deferred distributions and, to the extent permitted by law, interest accrued on the distributions, to holders of record of the applicable new preferred securities as they appear on the books and records of the applicable new trust at the close of business on the record date for the distribution payment date upon which the deferral period terminates.


PAYMENT OF DISTRIBUTIONS


    Each new trust must pay distributions on the applicable new preferred securities on the distribution payment dates to the extent that the property trustee has cash or common stock on hand to make distributions. The only funds or common stock the property trustee will have to distribute to the holders of the applicable new preferred securities will be from payments received from us on the applicable series of new debentures. If we do not make interest payments on the new debentures, the property trustee will not have funds or common stock available to make distributions to you on the applicable new preferred securities. If and to the extent that we make interest payments on a series of new debentures, the property trustee is obligated to make distributions on the applicable new preferred securities and new common securities on a pro rata basis. We will guarantee the payment of distributions and other payments on the new preferred securities on a subordinated basis, but only if, and to the extent that, we have made corresponding payments to the applicable new trust on the applicable series of new debentures and, as a result, the property trustee has funds available to make distributions on the applicable new preferred securities. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantees," beginning on page 112 of this prospectus, for a more detailed discussion.


METHOD OF PAYMENT OF DISTRIBUTIONS


    Each new trust will pay distributions to the holders of the applicable new preferred securities as they appear on the books and records of the applicable new trust on the relevant record date, which will be the 15th day before the relevant distribution payment date.



    If the applicable new trust fails to punctually pay distributions on the applicable new preferred securities on any distribution payment date as a result of our failure to make the corresponding interest payments on the applicable series of new debentures, then the distributions will no longer be payable to the registered holders of the applicable new preferred securities on the relevant record date for those new preferred securities. The new trust will instead make any such defaulted distribution payments to the registered holders of the applicable new preferred securities on a special record date established by the administrative trustees. The special record date will correspond to the special record date or other specified date determined in accordance with the applicable new indenture. Distributions will not be payable on any distribution payment date falling within a deferral period unless we have elected to make a full or partial payment of interest accrued on the applicable series of new debentures on that distribution payment date.



    The property trustee will pay distributions on the applicable new preferred securities out of payments received on the applicable series of new debentures and held for the benefit of the holders of


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the applicable new preferred securities and the applicable new common securities. Subject to any applicable laws and regulations and the provisions of the applicable new trust agreement, each such payment with respect to the applicable new preferred securities will be made as described under the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus. The property trustee will pay any cash distributions on new preferred securities that are not in book-entry form at the option of the applicable new trust by check mailed to the address of the holder entitled to it as it appears on the register or by wire transfer to an account in the United States appropriately designated by the holder entitled to it, prior to the record date for the corresponding distribution payment date. Any distribution payments in common stock on new preferred securities that are not in book-entry form will be made by mailing a stock certificate to the address of the holder entitled to those payments as it appears on the register. A holder of new preferred securities having an aggregate liquidation amount of $1,000,000 or more may instruct the applicable new trust to make the payment by wire transfer.



    If a distribution payment date is not a business day, the applicable new trust will make distributions on:


    - the next succeeding day that is a business day without any interest or other payment in respect of any such delay, or

    - the immediately preceding business day, if the next succeeding day that is a business day is in the next succeeding calendar year,

in each case with the same force and effect as if the distribution was made on the date it was originally payable. A "business day" is a day other than:

    - a Saturday or Sunday;

    - a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed; or

    - a day on which the property trustee's corporate trust office or the debenture trustee's corporate trust office is closed for business.


    The payment dates and record dates for the new preferred securities will be the same as the payment dates and record dates for the applicable series of new debentures.


CONDITIONS TO DISTRIBUTIONS IN COMMON STOCK

    We may elect to pay distributions by delivery of shares of our common stock if and only if the following conditions shall have been satisfied:


    - the shares of our common stock deliverable in payment of the distribution shall have a fair market value that is not less than the value of the distribution as of the applicable interest payment date (with respect to interest distributions) or conversion date (with respect to additional redemption distributions). In making this determination, the fair market value of shares of our common stock shall be determined by us and shall be equal to 90% of the average of the Closing Prices (as defined in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Fundamental Change," beginning on page 95 of this prospectus) for each of the five consecutive trading days immediately preceding the second trading day prior to the applicable interest payment date or conversion date;


    - distributions shall be paid only in cash in the event any shares of our common stock to be issued for the payment of the distribution (1) require registration under any federal securities law before such shares may be freely transferable without being subject to any transfer restrictions under the Securities Act upon issuance and if such registration is not completed or does not become effective prior to the applicable interest payment date (with respect to interest distributions) or conversion date (with respect to additional redemption distributions), and/or

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      (2) require registration with or approval of any governmental authority under any state law or other federal law before such shares may be validly issued or delivered upon issuance and if such registration is not completed or does not become effective or such approval is not obtained prior to the applicable interest payment date (with respect to interest distributions) or conversion date (with respect to additional redemption distributions);

    - our common stock is, or shall have been, approved for quotation on the Nasdaq National Market or listing on the New York Stock Exchange, in either case, prior to the applicable interest payment date (with respect to interest distributions) or conversion date (with respect to additional redemption distributions); and

    - all shares of our common stock which may be issued with respect to the payment of the distribution will be issued out of our authorized but unissued common stock and, will upon issuance, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

    If all of the conditions set forth in the bullets immediately above are not satisfied in accordance with the terms thereof, we will be required to pay distributions in cash only.

CONVERSION RIGHTS


    Holders of new preferred securities may convert them into shares of our common stock at any time prior to:


    - the close of business on February 15, 2013, or


    - in the case of new preferred securities called for redemption, the close of business on the business day prior to the redemption date.


    The exchange preferred securities will be convertible into common stock at an initial conversion price that is equal to the higher of:


    - the equivalent of a 12% premium over the daily volume-weighted average of the closing prices of our common stock for each of the five trading days immediately preceding the fourth trading day prior to the exchange offer expiration date, or


    - $8.40 per share,

    subject to adjustment.


The cash offer preferred securities will be convertible into common stock at an initial conversion price that is equal to the higher of:



    - the equivalent of a 12% premium over the closing price of our common stock on the day that we price the cash offer, or



    - $8.40 per share,



    subject to adjustment.


    The daily volume-weighted average of the closing prices shall mean the daily volume-weighted average of the closing prices of our common stock, based on a trading day from 9:00 a.m. to 4:00 p.m., on the New York Stock Exchange as reported by Bloomberg Financial.


    We will notify holders of the applicable conversion price after such determination. The initial conversion price is subject to adjustment as described under the sections titled "Description of Preferred
Securities--Description of the New Preferred Securities--Conversion Price Adjustments--General" and "--Fundamental Change" set forth below.



    Accumulated distributions will not be paid on new preferred securities that are converted into shares of our common stock, except that holders of new preferred securities at the close of business on a record date for a distribution will receive the distribution on the distribution payment date even though the new preferred securities are converted after the record date but on or prior to the


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distribution payment date. We will make no payment or allowance for distributions on the shares of our common stock issued upon conversion of new preferred securities, except to the extent that the shares are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the related conversion notice was received by the conversion agent.



    If you wish to exercise your conversion right, you must surrender your new preferred securities together with an irrevocable conversion notice to the applicable property trustee, as conversion agent. The conversion agent will, as soon as practicable, exchange your new preferred securities for an equivalent principal amount of new debentures and promptly convert those new debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. If a book-entry system for the applicable new preferred securities is in effect, however, procedures for converting the new preferred securities into shares of our common stock will differ. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus.



    We will not issue any fractional shares of our common stock as a result of any conversion of new preferred securities. We will pay cash in lieu of a fractional share of common stock. The cash payment will be based on the current market price of our common stock on the date the new preferred securities are surrendered for conversion or, if not a trading day, on the next trading day.


CONVERSION PRICE ADJUSTMENTS


    The conversion price of the exchange preferred securities and the conversion price of the cash offer preferred securities are subject to adjustment for some events, including:


    (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

    (2) any subdivision, combination or reclassification of shares of our common stock;

    (3) the issuance to all holders of shares of our common stock of certain rights or warrants to subscribe for or purchase shares of our common stock at less than the then current market price;

    (4) the distribution to all holders of our common stock of shares of our capital stock, other than our common stock, evidences of our indebtedness and/or other assets, including preferred securities, but excluding:

       - any rights or warrants referred to in (3) above,

       - any rights or warrants to acquire any capital stock of any entity other than us or any of our subsidiaries,

       - any dividends or distributions in connection with our liquidation, dissolution or winding-up,

       - any dividends or distributions payable solely in cash that may from time to time be fixed by our board of directors, and

       - any dividends or distributions referred to in (1) or (2) above;

    (5) dividends or distributions to all holders of our common stock consisting solely of cash, excluding:

       - any cash dividends to the extent that the aggregate cash dividends per share of our common stock in any consecutive 12-month period do not exceed the greater of (1) the amount per share of our common stock of the cash dividends paid on our common stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this bullet (as adjusted to reflect subdivisions or combinations of our

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         common stock), and (2) 15% of the average of the current market price of our common stock for 10 consecutive trading days prior to the date of declaration of such dividend, and

       - any dividend or distribution in connection with our liquidation, dissolution or winding-up or a redemption of any rights issued under a rights agreement; provided that no adjustment will be made pursuant to this bullet if that distribution would otherwise constitute a fundamental change and be reflected in a resulting adjustment described below; and

    (6) payment to holders of our common stock in respect of a tender or exchange offer by us or any of our subsidiaries for shares of our common stock in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

If any adjustment is required by (5) above as a result of a distribution that is a dividend described in the first bullet of (5) above, that adjustment would be based upon the amount by which the distribution exceeds the amount of the dividend permitted to be excluded pursuant to the first bullet of (5). If an adjustment is required to be made as described in (5) above as a result of a distribution that is not such a dividend, such adjustment would be based upon the full amount of such distribution. Any adjustment required by (6) above would be calculated based upon the amount by which the aggregate consideration paid for our common stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of our common stock on the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.


    In the case of certain dividends or distributions, instead of adjusting the conversion price, we may provide that upon the conversion of the applicable new preferred securities, the holder converting such new preferred securities will receive, in addition to the shares of our common stock (if any) to which the holder is entitled, the cash, preferred securities or other property that the holder would have received if it had, immediately prior to the record date for such dividend or distribution, converted its new preferred securities into shares of our common stock.


    If any action would require adjustments of the conversion price under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the exchange preferred securities. No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

    There will be no adjustment of the conversion price in the event of the issuance of rights pursuant to a stockholder rights plan or similar plan or the repurchase or redemption of those rights or the issuance of common stock, options or other preferred securities under any officer, director or employee benefit plan in existence on the date of this prospectus.


    From time to time we may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 business days, in which case we will give at least 15 days' notice of the reduction. In addition, we have the option to make reductions in the conversion price, in addition to those described above, as we deem advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes. Please read the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of New Preferred Securities and Common Stock--Adjustment of Conversion Price," beginning on page 139 of this prospectus, for a more detailed discussion.


    Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any preferred securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any preferred securities convertible into or exchangeable for our common stock.

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FUNDAMENTAL CHANGE


    If we are a party to any transaction or series of transactions that results in shares of our common stock being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price of either the exchange offer preferred securities or the cash offer preferred securities, as applicable, may be adjusted as described below.


    In the event we are a party to:

    - any recapitalization or reclassification of our common stock, other than a change in par value or a change from par value to no par value or from no par value to par value, or as a result of a subdivision or combination of our common stock;

    - any consolidation or merger with or into another corporation, other than a merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

    - any sale or transfer of all or substantially all of our assets; or

    - any compulsory share exchange;


in each case, as a result of which shares of our common stock will be converted into the right to receive other securities, cash or other property, then we will ensure that appropriate provision is made so that the holder of each new preferred security then outstanding will have the right thereafter to convert the applicable new preferred securities only into:



    - in the case of any transaction other than a transaction involving a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property that would have been receivable upon the consummation of the transaction by a holder of the number of shares of our common stock issuable upon conversion of such new preferred securities immediately prior to the transaction, or


    - in the case of a transaction involving a Common Stock Fundamental Change, shares of common stock of the kind received by holders of our common stock as a result of the Common Stock Fundamental Change, but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if the transaction constitutes a Fundamental Change.


    If any Fundamental Change occurs, the applicable conversion price in effect will be adjusted immediately after the Fundamental Change as follows:


    - in the case of a Non-Stock Fundamental Change (as defined below), the conversion price per share of our common stock immediately following such Non-Stock Fundamental Change will be the lower of:

       - the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs; and


       - the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be 100.0 and the denominator will be an amount based on the date such Non-Stock Fundamental Change occurs. For the period beginning on the date of issuance of the applicable new preferred securities and ending February 14, 2003, the denominator will be 109.75, and the denominator will decrease by 1.625 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0; and


    - in the case of a Common Stock Fundamental Change, the conversion price per share of our common stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price.

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    However, in the event of a Common Stock Fundamental Change in which:

    - 100% of the value of the consideration received by a holder of our common stock is shares of common stock of the successor, acquirer or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change), and

    - all of our common stock will have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquirer or other third party, the conversion price per share of our common stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquirer, or other third party received by a holder of one share of our common stock as a result of the Common Stock Fundamental Change.


    Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion of the new preferred securities. For example, in the event of a Non-Stock Fundamental Change, the holder has the right to convert new preferred securities into the kind and amount of the securities, cash or other property as is determined by the number of shares of our common stock that would have been receivable upon conversion of new preferred securities at the conversion price as adjusted in the manner described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party, a holder of new preferred securities who converts the new preferred securities following the Common Stock Fundamental Change will receive consideration in the form of that common stock only. A holder who converted the new preferred securities prior to the Common Stock Fundamental Change would have received consideration in the form of that common stock as well as any other securities or assets (which may include cash) received by holders of our common stock in the transaction.



    The conversion price adjustments described above are designed, in some circumstances, to reduce the conversion price that would be applicable in Fundamental Change transactions where all or substantially all of our common stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of our common stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ National Market of the NASDAQ Stock
Market, Inc. (a Non-Stock Fundamental Change, as defined below). This reduction would result in an increase in the amount of the securities, cash or property into which each new preferred security is convertible over that which would have been obtained in the absence of those conversion price adjustments. However, the maximum amount of the increase will be limited in cases where the relevant Applicable Price is lower than the applicable Reference Market Price.


    In a Common Stock Fundamental Change transaction, the adjustments described above are designed to provide in effect that:


    - where our common stock is converted partly into that listed or NASDAQ National Market-traded common stock and partly into other securities, cash, or property, each new preferred security will be convertible solely into a number of shares of that common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of our common stock into which that new preferred security was convertible immediately before the transaction (measured as described above), and



    - where our common stock is converted solely into that listed or NASDAQ National Market-traded common stock, each new preferred security will be convertible into the same number of


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      shares of the common stock receivable by a holder of the number of shares of our common stock into which that new preferred security was convertible immediately before that transaction.


    In determining the amount and type of consideration received by a holder of our common stock in the event of a Fundamental Change, we will disregard consideration received by a holder of our common stock pursuant to a statutory right of appraisal.

    The term "Applicable Price" means:

    - in the case of a Non-Stock Fundamental Change in which the holders of our common stock receive only cash, the amount of cash receivable by a holder of one share of our common stock; and

    - in the case of any other Fundamental Change, the average of the Closing Prices (as defined below) for one share of our common stock during the 10 trading days immediately prior to the record date for the determination of the holders of our common stock entitled to receive cash, securities, property or other assets in connection with that Fundamental Change or, if there is no record date, prior to the date on which the holders of our common stock will have the right to receive such cash, securities, property or other assets.

    The term "Closing Price" means on any day, the last reported sales price on that day or, if no sales take place on that day, the average of the reported closing bid and asked prices on that day, in each case on the New York Stock Exchange, or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on that day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service or, if not available in that manner, as furnished by any New York Stock Exchange member firm, selected by us under the new indenture for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of shares of common stock that for each of the 10 consecutive trading days immediately prior to the Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NASDAQ National Market; provided, however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either:


    - we continue to exist after the occurrence of that Fundamental Change and the outstanding new preferred securities continue to exist as outstanding new preferred securities, or



    - the outstanding new preferred securities continue to exist as new preferred securities and are convertible into shares of common stock of our successor.


    The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events, pursuant to which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). However, in the case of any of these series of transactions or events, for purposes of adjustment of the conversion price, the Fundamental Change will be deemed to have occurred when substantially all of our common stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment will be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of the our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive cash, securities, properties or other assets.

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    The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of our common stock in the Common Stock Fundamental Change during the 10 trading days immediately prior to the record date for the determination of the holders of our common stock entitled to receive such shares of common stock or, if there is no record date, prior to the date upon which the holders of our common stock will have the right to receive the shares of common stock.


    The term "Reference Market Price" with respect to an adjustment of the conversion price of the exchange preferred securities will initially mean two-thirds of the last reported sale price per share of our common stock on the New York Stock Exchange on the fourth trading day prior to the exchange offer expiration date. In the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the exchange preferred securities.



    The term "Reference Market Price" with respect to an adjustment of the conversion price of the cash offer preferred securities, will initially mean two-thirds of the last reported sale price per share of our common stock on the New York Stock Exchange on the day we price the cash offer. In the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the cash offer preferred securities.



    Conversions of the new preferred securities may be effected by delivering them to the office or agency maintained by us for that purpose.



    Conversion price adjustments may, in specified circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of the applicable new preferred securities or, in the case of a failure to make those adjustments, to holders of our common stock issued upon conversion of the applicable new preferred securities. Please read the section titled "United States Federal Income Tax Considerations--Tax Treatment of the Ownership and Disposition of New Preferred Securities and Common Stock--Adjustment of Conversion Price," beginning on page 139 of this prospectus, for a more detailed discussion.


    We could, in the future, enter into certain transactions, including certain recapitalizations or distributions, that would not constitute a Fundamental Change, but that would increase the amount of our consolidated indebtedness or reduce the amount of our shareholders' equity.


OPTIONAL REDEMPTION



    Each series of new debentures matures on February 15, 2013. In addition, we have the option to redeem each series of new debentures:


    - in whole or in part, at any time on or after February 15, 2004;

    - in whole but not in part, prior to February 15, 2004, if our common stock price has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of redemption; and

    - in whole but not in part, at any time, under specified circumstances, upon the occurrence of a tax event as described below.


    Upon the repayment of the applicable series of new debentures, whether at stated maturity or upon redemption, the proceeds from the repayment will simultaneously be applied to redeem applicable new preferred securities and applicable new common securities having an aggregate liquidation amount equal to the aggregate principal amount of the new debentures repaid or redeemed at the applicable redemption price, plus accumulated and unpaid distributions. However, except in the case of redemption upon maturity of the new debentures and redemption prior to February 15, 2004, holders of the applicable new preferred securities and new common securities will be given not less than 30 nor more than 60 days' notice of the redemption. The applicable redemption price per $22 in liquidation amount of exchange preferred securities will be equal to the redemption price per $22 in liquidation amount of exchange debentures and the applicable redemption price per $50 in liquidation amount of cash offer preferred securities will be equal to the redemption price per $50 in liquidation amount of cash offer debentures. Please read the section titled "Description of Preferred Securities--Description of the New Debentures--Optional Redemption," beginning on page 119 of this prospectus, for a more detailed discussion.



    If fewer than all of the outstanding exchange preferred securities or cash offer preferred securities, as the case may be, and related new common securities are to be redeemed, such applicable securities will be redeemed on a pro rata basis and, in that case, the redemption of applicable new preferred securities will be made as described under "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus. However, if an event of default under the applicable new trust agreement has occurred and is continuing, the applicable new preferred securities will have a priority over the new common securities with respect to the payment of the redemption price.



    In the case of redemption prior to February 15, 2004, notice must be delivered not more than 30 and not less than 15 days prior to the date of redemption. Prior to the redemption date, holders of the applicable new preferred securities will have the right to convert their new preferred securities into shares of our common stock at the conversion price in effect at the time. If we deliver a notice of redemption to exercise our right to redeem the applicable series of new debentures at any time prior to February 15, 2004 and a holder of those debentures converts its new debentures into shares of our common stock during the period following a notice of redemption and prior to the redemption date, then we will pay such holder an additional redemption distribution. In the case of such a redemption prior to February 15, 2004, we will pay additional interest in cash or our common stock, at our election, in an amount equal to the total distributions payable on the applicable new preferred securities through February 15, 2004, less any interest actually paid prior to the date of conversion. Our ability to pay any additional redemption distribution in shares of our common stock is contingent on satisfaction of certain conditions. See the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Conditions to Distributions in Common Stock," beginning on page 91 of this prospectus.


    In this prospectus, when we refer to "distributions," we are also referring to additional redemption distributions, if any.

SPECIAL EVENT DISTRIBUTION; TAX EVENT REDEMPTION

    A "tax event" occurs if the administrative trustees receive an opinion of nationally recognized independent tax counsel experienced in these matters to the effect that as a result of:

    - any amendment to, or change, including any announced prospective change, in the laws or any regulations thereunder, of the United States or any political subdivision or taxing authority of the United States or any political subdivision,

    - any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court or governmental or regulatory agency or authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination, or

    - any official interpretation or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws or regulations that differs from its previously generally accepted position, in each case on or after the date of this prospectus, there is more than an insubstantial risk that:


    - the applicable new trust is, or will be within 90 days of the date of the opinion, subject to federal income tax with respect to interest accrued or received on the applicable series of new debentures, or



    - the applicable new trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.



    An "investment company event" occurs if the administrative trustees receive an opinion of a nationally recognized independent counsel experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the applicable new trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940.



    If a tax event or investment company event has occurred and is continuing, at any time, the applicable new trust may, with our prior written consent, unless the applicable series of new debentures are redeemed in the limited circumstances described below, be dissolved. As a result, after satisfaction of liabilities to creditors of the new trust, if any, new debentures of the applicable series with:


    - an aggregate principal amount equal to the aggregate stated liquidation amount of,

    - an interest rate identical to the annual rate of distributions on, and

    - accrued and unpaid interest equal to accumulated and unpaid distributions on,


the applicable new preferred securities and applicable new common securities outstanding at that time would be distributed to the holders of the applicable new preferred securities and applicable new common securities in liquidation of their interests in the applicable new trust, on a pro rata basis, within 90 days following the occurrence of the tax event or investment company event. However, in the case of a tax event, as a condition of the dissolution and distribution, the administrative trustees will have received an opinion of nationally recognized independent tax counsel experienced in these matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the applicable new preferred securities will not recognize any gain or loss for federal income tax purposes as a result of the dissolution and distribution of the applicable series of new debentures. If, at the time, the applicable new trust has the opportunity to eliminate, within the 90-day period, the tax event or investment company event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that in our sole judgment would not adversely affect the applicable new trust, the holders of the applicable new preferred securities, or us, and will involve no material cost, the applicable new trust will pursue that measure instead of dissolving itself.



    Further, if, in the case of a tax event, the administrative trustees have been informed by nationally recognized independent tax counsel experienced in these matters that they cannot deliver an opinion to the effect that the holders of the applicable new preferred securities will not recognize any gain or loss for federal income tax purposes as a result of the dissolution and distribution of such new debentures, we will have the right, upon not less than 30 nor more than 60 days' notice, to redeem the new debentures. In that event, we can redeem the applicable series of new debentures, in whole but not in part, for cash at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date, within 90 days following the occurrence of the tax event. Promptly following the redemption, the applicable new preferred securities will be redeemed by the applicable new trust at a redemption price equal to the liquidation amount of the applicable new preferred securities plus accumulated and unpaid distributions. However, if, at the time, either we or the applicable new trust has the opportunity to eliminate, within the 90-day period, the tax event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that in our sole judgment would not adversely affect the applicable new trust, the holders of the applicable new preferred securities, or us, and will involve no material costs, we or the applicable new trust will pursue that measure instead of redeeming the applicable series of new debentures and the applicable new preferred securities.



    If we decline to consent to a dissolution of the applicable new trust and distribution of the applicable series of new debentures or decline to redeem the applicable series of new debentures as described above, the applicable preferred securities will remain outstanding and we may be obligated to pay additional interest described under the section titled "Description of Preferred Securities--Description of the New Debentures--Additional Interest," beginning on page 122 of this prospectus.



    After the date fixed for any distribution of new debentures upon dissolution of the applicable new trust:



    - the applicable new preferred securities will no longer be deemed to be outstanding,



    - the depository or its nominee, as the record holder of the global certificates, will receive a registered global certificate or certificates representing the applicable series of new debentures to be delivered upon such distribution, and



    - any certificates representing new preferred securities not held by the depository or its nominee will be deemed to represent the applicable series of new debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of the applicable new preferred securities, with an interest rate identical to the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, these new preferred securities, until the certificates are presented to us or our agent for transfer, exchange or reissuance.



    We cannot give you any assurance as to the market price for the new debentures that may be distributed in exchange for such preferred securities if a dissolution and liquidation of a new trust were to occur. Accordingly, the new debentures that you may subsequently receive on dissolution and liquidation of a new trust may trade at a discount to the price of the applicable new preferred securities exchanged. If the applicable series of new debentures is distributed to the holders of the applicable new preferred securities upon the dissolution of the applicable new trust, we will use our reasonable best efforts to list such new debentures on the New York Stock Exchange or on another national securities exchange or similar organization.



PROCEDURES FOR REDEMPTION BY A NEW TRUST



    After February 15, 2004, a new trust may not redeem fewer than all of the outstanding applicable new preferred securities unless all accumulated and unpaid distributions have been or contemporaneously are paid on all of that trust's new preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.



    If the applicable new trust gives notice of redemption in respect of new preferred securities, which notice will be irrevocable, then on the redemption date, provided that we have paid to the property trustee a sufficient amount of cash in connection with the related redemption of the applicable series of new debentures, this new trust will irrevocably deposit with the depository funds sufficient to pay the applicable redemption price and irrevocable instructions and authority to pay the redemption price to the holders of the applicable new preferred securities. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus.



    If notice of redemption shall have been given and funds deposited as required, then, on the date fixed for redemption, distributions will cease to accumulate and all rights of holders of the applicable new preferred securities called for redemption will cease, except for the right of holders of the applicable new preferred securities to receive the redemption price and all accumulated and unpaid distributions. In the event of a redemption prior to February 15, 2004, holders that convert their new preferred securities after the applicable notice of redemption is given will receive distributions in an amount equal to the total distributions payable on their new preferred securities through February 15, 2004, less any distributions actually paid on those new preferred securities prior to the date of conversion.


    If the redemption date is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. If that business day falls in the next calendar year, however, the payment will be made on the immediately preceding business day.


    In the event that we or the applicable new trust, pursuant to the applicable new preferred securities guarantee described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantee," improperly withhold or refuse to pay the applicable redemption price, then distributions on the applicable new preferred securities will continue to accumulate at the then applicable rate, from the original redemption date to the date the redemption price is actually paid. Under these circumstances, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.



    In the event that fewer than all of the outstanding applicable new preferred securities and applicable new common securities are to be redeemed, then the new preferred securities and new common securities will be redeemed on a pro rata basis and, in that case, the redemption of the applicable new preferred securities will be made as described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus.



    In the event of any redemption in part, the applicable new trust will not:



    - issue, register the transfer of, or exchange, any certificated security during a period beginning at the opening of business 15 days before any applicable new securities are selected for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of those new preferred securities to be redeemed, or


    - register the transfer of, or exchange, any certificated preferred securities selected for redemption, in whole or in part, except for the unredeemed portion of any certificated preferred securities being redeemed in part.


    Subject to the provisions described above and applicable law, including United States federal securities laws, we or any of our subsidiaries may at any time, and from time to time, purchase outstanding new preferred securities by tender, in the open market or by private agreement.


LIQUIDATION DISTRIBUTION UPON DISSOLUTION


    In the event of any voluntary or involuntary dissolution of a new trust, the then holders of the applicable new preferred securities will be entitled to receive out of the assets of that new trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $22 per exchange preferred security or $50 per cash offer preferred security, as the case may be, plus accumulated and unpaid distributions to the date of payment unless, in connection with the liquidation, the applicable series of new debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to, the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the applicable new preferred securities, have been distributed on a pro rata basis to the holders of those new preferred securities and new common securities.

    If, upon any dissolution, the liquidation distribution can be paid only in part because the applicable new trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the new trust on the applicable new preferred securities shall be paid on a pro rata basis. The holders of the applicable new common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the new preferred securities, except that if an event of default under the applicable new trust agreement has occurred and is continuing, the applicable new preferred securities will have priority over the applicable new common securities.



    Each new trust will dissolve:


    - on February 15, 2018, the expiration of its term,


    - upon our bankruptcy or the bankruptcy of the holder of its new common securities,



    - upon the filing of a certificate of dissolution or its equivalent with respect to us or the holder of its new common securities, after obtaining the consent of the holders of at least a majority in liquidation amount of its new preferred securities and new common securities voting together as a single class, to the filing of a certificate of cancellation with respect to the new trust, or the revocation of our charter and the expiration of 90 days after the date of revocation without a reinstatement of the charter,



    - upon the occurrence of a tax event or investment company event except in the limited circumstance described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 99 of this prospectus,



    - upon the entry of a decree of a judicial dissolution of us or the new trust,



    - upon the redemption of all of the its new preferred securities and new common securities, or



    - upon the conversion of all of its outstanding new preferred securities pursuant to the new trust agreement.


EVENTS OF DEFAULT


    An event of default under the new indentures constitutes an event of default under the related new trust agreements. Pursuant to the new trust agreements, the holder of new common securities will be deemed to have waived any event of default with respect to the new common securities until all events of default with respect to the applicable new preferred securities have been cured, waived or otherwise eliminated. Until all events of default with respect to the applicable new preferred securities have been cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the applicable new preferred securities and only the holders of the applicable new preferred securities will have the right to direct the property trustee with respect to specific matters under such new trust agreement, and therefore such new indenture.



    If the property trustee fails to enforce its rights under the applicable series of new debentures, holders of applicable new preferred securities, to the fullest extent permitted by law, may institute a legal proceeding against us to enforce the property trustee's rights under the exchange debentures. However, if an event of default has occurred and is continuing under the new trust agreement and the event is attributable to our failure to pay interest or principal on the applicable series of new debentures on the date the interest or principal is otherwise payable, or in the case of redemption, the redemption date, a holder of the applicable new preferred securities may institute a direct action for enforcement of payment to the holder directly of the principal of or interest on the applicable series of new debentures having an aggregate principal amount equal to the aggregate liquidation amount of the applicable new preferred securities of the holder on or after the respective due date specified in such new debentures. In connection with that direct action, we will remain obligated to pay the principal or interest on the applicable new debentures and will be subrogated to the rights of such holders of new preferred securities under the new trust agreement to the extent of any payment made by us to such holder of new preferred securities in the direct action. The holders of the applicable series of new preferred securities will not be able to exercise directly any other remedy available to the holders of new debentures.



    The property trustee is required to notify holders of the applicable new preferred securities, within 90 days of an event of default under the applicable new trust agreement, of all defaults with respect to the applicable new preferred securities actually known to the property trustee. Except in the case of a default in the payment of principal or interest, or in the case of a redemption, the property trustee may withhold that notice if the board of directors, the executive committee, a trust committee of directors or the property trustee itself determines in good faith that the withholding of notice is in the interests of the holders of the applicable new preferred securities. Upon the occurrence of an event of default under the applicable new trust agreement, the property trustee as the sole holder of the applicable series of new debentures will have the right under the applicable new indenture to declare the principal of and interest on such new debentures to be immediately due and payable.



    We and each new trust are required to provide to each property trustee annually an officer's certificate as to our compliance with all conditions and covenants under the new trust agreement.


VOTING RIGHTS


    Except as described below, under the Delaware Business Trust Act, the Trust Indenture Act and under the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantee--Modification of the New Preferred Guarantee; Assignment," and as otherwise required by law and the applicable new trust agreement, the holders of the applicable new preferred securities will have no voting rights. In the event that we elect to defer payments of interest on any series of new debentures, as described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Distributions," the holders of the applicable new preferred securities do not have the right to appoint a special representative or trustee to protect their interests.



    Subject to the requirement that the trustees of a new trust obtain a tax opinion under specific circumstances described below, the holders of a majority in aggregate liquidation amount of the applicable new preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or the exercise of any trust or power conferred upon the property trustee under the applicable new trust agreement, as long as the holders giving such direction have given the property trustee indemnification or security acceptable to it. This includes the right to direct the property trustee, as holder of the applicable series of new debentures, to:



    - exercise the remedies available under the applicable new indenture,



    - waive any past event of default under the applicable new indenture and its consequences, to the extent they can be waived,



    - exercise any right to rescind or annul a declaration that the principal of the applicable series of new debentures shall be due and payable, or



    - consent to any amendments, modifications or termination of the applicable new indenture or series of new debentures requiring the consent of the holders of those debentures.



    However, if an event of default has occurred and is continuing under the applicable new indenture, the holders of 25% of the aggregate liquidation amount of the applicable new preferred securities then outstanding may direct the property trustee to declare the principal and interest of the applicable series of new debentures immediately due and payable.

    Where a consent or action under the applicable new indenture would require the consent of:



    (1) holders of the applicable series of new debentures representing a specified percentage greater than a majority in principal amount of the applicable series of new debentures, or



    (2) each holder of new debentures affected by the consent,



no such consent will be given by the property trustee without the prior consent of, in the case of (1) above, holders of the applicable new preferred securities representing at least that specified percentage of the aggregate liquidation amount of such new preferred securities, or, in the case of (2) above, each holder of new preferred securities affected by the consent.



    The property trustee will notify all holders of the applicable new preferred securities of any notice of default received from the applicable indenture trustee with respect to the applicable series of new debentures. The notice will state that the event of default under the applicable new indenture also constitutes an event of default under the applicable new trust agreement. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will not take any of the actions described above unless it has obtained an opinion of nationally recognized tax counsel experienced in these matters to the effect that, following those actions, the new trust will be classified as a grantor trust for United States federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the applicable series of new debentures.



    In the event that the consent of the property trustee, as the holder of the applicable series of new debentures, is required under the applicable new indenture with respect to any amendment, modification or termination of such indenture, the property trustee will request the direction of the holders of the applicable new preferred securities and new common securities with respect to that amendment, modification or termination and will vote with respect to that amendment, modification or termination as directed by a majority in liquidation amount of the applicable new preferred securities and new common securities voting together as a single class. However, where a consent under the applicable new indenture would require the consent of holders of the applicable series of new debentures representing a specified percentage greater than a majority in principal amount of such series of new debentures, the property trustee may only give such consent at the direction of the holders representing such specified percentage in liquidation amount of the applicable new preferred securities and new common securities. The property trustee will be under no obligation to take any such action in accordance with the directions of the holders of the applicable new preferred securities and new common securities unless each of the new trustees has obtained an opinion of nationally recognized tax counsel experienced in those matters to the effect that for United States federal income tax purposes, the new trust will not be classified as other than a grantor trust.



    A waiver of an event of default under the applicable new indenture will constitute a waiver of the corresponding event of default under the applicable new trust agreement.



    Any required approval or direction of holders of the applicable new preferred securities may be given at a separate meeting of holders of such new preferred securities convened for that purpose, at a meeting of all of the holders of the applicable new preferred securities and new common securities, or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of the applicable new preferred securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be mailed to each holder of record of the applicable new preferred securities. Each notice will include a statement setting forth:


    - the date of the meeting or the date by which the action is to be taken,

    - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and

    - instructions for the delivery of proxies or consents.

    No vote or consent of the holders of new preferred securities will be required for the applicable new trust to redeem and cancel the applicable new preferred securities or distribute the applicable series of new debentures in accordance with the applicable new trust agreement.



    Notwithstanding that holders of new preferred securities are entitled to vote or consent under any of the circumstances described above, any of the new preferred securities that are owned at that time by us or by an affiliate of ours, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.



    The procedures by which holders of new preferred securities in book-entry form may exercise their voting rights are described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus.



    Holders of new preferred securities will have no rights to increase or decrease the number of the new trustees, or to appoint or remove trustees, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the new common securities of the applicable new trust.



MODIFICATION OF THE NEW TRUST AGREEMENTS



    The administrative trustees (and under specific circumstances the property trustee or the Delaware trustee) may modify and amend the applicable new trust agreement, provided that if any proposed amendment provides for, or the administrative trustees otherwise propose to effect:



    - any action that would adversely affect the powers, preferences or special rights of the applicable new preferred securities or new common securities, whether by way of amendment to the applicable new trust agreement or otherwise, or



    - the dissolution, winding-up or termination of the applicable new trust other than pursuant to the terms of the applicable new trust agreement,



then the holders of the applicable new preferred securities and new common securities voting together as a single class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of at least two-thirds in liquidation amount of the new preferred securities and new common securities affected by it, voting together as a single class. If any amendment or proposal referred to in the first bullet above would adversely affect only the new preferred securities or the new common securities, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of at least two-thirds in liquidation amount of the new preferred securities or the new common securities, as the case may be.



    Notwithstanding the foregoing, no amendment or modification may be made to the applicable new trust agreement if the amendment or modification would:


    - cause the new trust to be classified for United States federal income tax purposes as other than a grantor trust,

    - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act, or

    - cause the new trust to be deemed an "investment company" which is required to be registered under the Investment Company Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS


    The new trusts may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease their respective properties and assets substantially as an entirety to, any corporation or other body, except as described below or as otherwise provided in the applicable new trust agreement. Each new trust may, with the consent of a majority of the administrative trustees and without the consent of the holders of the applicable new preferred securities and new common securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state of the United States, provided that:


    - if the new trust is not the survivor, the successor entity either


       - expressly assumes all of the obligations of the new trust under the applicable new preferred securities and new common securities, or



       - substitutes for such new preferred securities other preferred securities having substantially the same terms as the applicable new preferred securities, so long as the successor preferred securities rank the same as the applicable new preferred securities rank with respect to distributions and payments upon liquidation, redemption and otherwise,



    - if the new trust is not the survivor, we expressly acknowledge or appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the applicable series of new debentures,



    - the applicable new preferred securities or any successor preferred securities are listed, or any successor preferred securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which those new preferred securities are then listed or quoted,



    - the merger, consolidation, amalgamation or replacement does not cause the applicable new preferred securities, including any successor preferred securities, to be downgraded by any nationally recognized statistical rating organizations,



    - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the applicable new preferred securities and new common securities, including any successor preferred securities, in any material respect (other than with respect to any dilution of the holders' interest in the new entity, if any),


    - the successor entity has a purpose substantially identical to that of the new trust,

    - prior to the merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the new trust experienced in these matters to the effect that:


       - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the applicable new preferred securities and the applicable new common securities, including any successor preferred securities, in any material respect (other than with respect to any dilution of the holders' interest in the new entity),


       - following the merger, consolidation, amalgamation or replacement, neither the new trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act,

       - following the merger, consolidation, amalgamation or replacement, the new trust, or the successor entity, will be treated as a grantor trust for United States federal income tax purposes, and


       - if the new trust is not the survivor, we guarantee the obligations of the successor entity under the successor preferred securities at least to the extent provided by the new preferred securities guarantee.

    Notwithstanding the general provisions described above, a new trust will not, except with the consent of holders of 100% in liquidation amount of the applicable new preferred securities and new common securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause the new trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.


BOOK-ENTRY ONLY ISSUANCE; THE DEPOSITORY TRUST COMPANY


    The new preferred securities will be issued in the form of registered preferred securities in global form. Each global security will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.


    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.


    Purchases of new preferred securities under the DTC system must be made by or through direct participants, which will receive a credit for the applicable new preferred securities on DTC's records. The ownership interest of each actual purchaser of each new preferred security, to which we refer in this prospectus as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner purchased new preferred securities. Transfers of ownership interests in the new preferred securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable new preferred securities, except in the event that use of the book-entry system for such new preferred securities is discontinued or in certain other limited circumstances.



    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new preferred securities represented thereby for all purposes under the applicable new trust agreement and the applicable new preferred securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the applicable new trust agreement.



    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of new preferred securities in fully registered, certificated form for any reason, including to sell new preferred securities to persons in states which require such delivery of the new preferred securities or to pledge the new preferred securities, the holder must transfer its interest in the global security in accordance with the normal procedures of DTC and the procedures set forth in the applicable new trust agreement.



    To facilitate subsequent transfers, all new preferred securities deposited by direct participants with DTC are registered in the name of Cede & Co. The deposit of new preferred securities with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new preferred securities; DTC's records reflect only the identity of the direct participants to whose account such new preferred securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.


    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.


    Redemption notices in respect of new preferred securities held in book-entry form will be sent to DTC. If less than all of the applicable new preferred securities are being redeemed, DTC will reduce the amount of the interest of each direct participant in such new preferred securities in accordance with its procedures.



    Although voting with respect to the new preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to any new preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the applicable new trust as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts new preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).



    Any distribution payments in cash or redemption proceeds on the new preferred securities held in book-entry form will be made to Cede & Co. in immediately available funds. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with preferred securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of the participant and not of DTC, the applicable new trust or us, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions or redemption proceeds to Cede & Co. is the responsibility of the applicable new trust, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.



    Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the global new preferred securities among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the new trusts, the indenture trustee or the new trustees will have any responsibility for the performance by Cede & Co., DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the new preferred securities at any time by giving reasonable notice to the applicable new trust. Under those circumstances, in the event that a successor securities depository is not obtained, new preferred securities certificates are required to be printed and delivered. Additionally, the administrative trustees (with our consent) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depository) with respect to the new preferred securities. In that event, certificates for the applicable new preferred securities will be printed and delivered. In each of the above circumstances, if no paying agent has previously been appointed, we will appoint a paying agent with respect to the applicable new preferred securities.



    Except as described herein, a beneficial owner in a global new preferred securities certificate will not be entitled to receive physical delivery of new preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the new preferred securities.



    The information in this section and elsewhere in this prospectus concerning DTC and DTC's book-entry system has been obtained from sources that we and the new trusts believe to be reliable, but neither we nor the new trusts take responsibility for the accuracy of this information.



PAYMENTS IN RESPECT OF THE NEW PREFERRED SECURITIES



    Payments in respect of the new preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, in the case of certificated new preferred securities, the payments will be made by check mailed to the address of the holder entitled to the payments as the address will appear on the register.


DISCONTINUANCE OF THE DEPOSITORY'S SERVICES


    DTC is under no obligation to provide services as depository for the global new preferred securities and may discontinue providing those services at any time. None of us, the new trusts, the indenture trustees nor the trustees of the new trusts will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.


    In the event that:


    - DTC notifies the applicable new trust that it is unwilling or unable to continue as a depository for a global new preferred security and no successor depository has been appointed within 90 days of that new trust being notified, or



    - in a new trust's sole discretion, the new trust executes and delivers to the property trustee an order to the effect that a global new preferred security shall be so exchangeable,



the new trust will prepare and deliver certificates for the new preferred securities in exchange for beneficial interests in the global new preferred security. Any global new preferred security that is exchangeable as described in the preceding sentence will be exchangeable for new preferred securities registered in such names as the depository will direct. We expect that those instructions will be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in the global new preferred security.



    In addition, if an event of default has occurred and is continuing with respect to applicable new preferred securities or if DTC ceases to be a clearing agency registered as such under the Securities Exchange Act, a beneficial owner in a global new preferred security certificate will receive in exchange for its beneficial interest an equivalent amount of new preferred securities in certificated form, upon request and in accordance with the terms of the applicable new trust agreement.


INFORMATION CONCERNING THE PROPERTY TRUSTEE, TRANSFER AGENT, REGISTRAR AND PAYING AGENT, AND CONVERSION AGENT


    The Bank of New York will initially act as property trustee, transfer agent, registrar and paying agent, and conversion agent for the new preferred securities, but the applicable new trust may designate an additional or substitute transfer agent, registrar and paying agent, or conversion agent. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the administrative trustees. In the event that The Bank of New York will no longer be the paying agent, the applicable new trust will appoint a successor to act as paying agent (which must be a bank or trust company).



    In the event that the new preferred securities do not remain in book-entry-only form, registration of transfers of new preferred securities will be effected without charge by or on behalf of the applicable new trust, but upon payment of any tax or other governmental charges that may be imposed in connection with the transfer and/or the giving of such indemnity as the applicable new trust may require with respect to the transfer. Exchanges of new preferred securities for the applicable series of new debentures will be effected without charge by or on behalf of the applicable new trust, but upon payment of any tax or other governmental charges which may be imposed and/or the giving of such indemnity as such new trust may require with respect to the exchange in connection with the issuance of any new debentures in the name of any person other than the registered holder of the new preferred security for which the new debenture is being exchanged or for any reason other than the exchange. The applicable new trust will not be required to register or cause to be registered the transfer of new preferred securities after the new preferred securities have been called for redemption or exchange.



    The property trustee, prior to the occurrence of a default with respect to the new preferred securities or new common securities and after the curing of any defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the applicable new trust agreement and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable new trust agreement at the request of any holder of the applicable new preferred securities, unless it is offered indemnity satisfactory to it by the holder against the costs, expenses and liabilities that it might incur. The holders of new preferred securities will not be required to offer such indemnity in the event that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the applicable new trust agreement following an event of default under the applicable new trust agreement. The property trustee also serves as trustee under the new preferred securities guarantees and the new indentures.


    We may maintain banking and other commercial relationships with the property trustee and its affiliates in the ordinary course of business.

GOVERNING LAW


    Delaware law will govern the new trust agreements and the new preferred securities.


MISCELLANEOUS


    The administrative trustees are authorized and directed to conduct the affairs of and to operate the new trusts in such a way so that:



    - the new trusts will not be required to register as an "investment company" under the Investment Company Act,



    - the new trusts will not be characterized as other than a grantor trust for United States federal income tax purposes, and



    - the new debentures will be treated as our indebtedness for United States federal income tax purposes.



    In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law or the new trust agreements, that each of us and the administrative trustees determine in our respective discretion to be necessary or desirable to achieve that end, as long as the action does not adversely affect the interests of the holders of new preferred securities or vary the terms or the new preferred securities.

    The holders of the new preferred securities have no preemptive rights.



DESCRIPTION OF THE NEW PREFERRED SECURITIES GUARANTEES



    We have summarized below the material provisions of the guarantees that we will execute and deliver, from time to time, for the benefit of the holders of the new preferred securities. This summary may omit a term or provision that you would consider important. For complete descriptions of the new preferred securities guarantees, we encourage you to read the guarantees, forms of which are filed with the SEC. Each new preferred securities guarantee incorporates by reference the terms of the Trust Indenture Act. Each new preferred securities guarantee will be qualified under the Trust Indenture Act. The Bank of New York, as the guarantee trustee, will hold each new preferred securities guarantee for the benefit of the holders of the applicable new preferred securities.


GENERAL


    To the extent described below, we will agree to pay the following amounts in full if they are not paid by the applicable new trust:



    - any accumulated and unpaid distributions that are required to be paid on the new preferred securities to the extent we have made corresponding payments on the applicable series of new debentures to the property trustee;



    - the amount payable upon redemption of the applicable new preferred securities, to the extent we have made corresponding payments on the applicable series of new debentures to the property trustee; and


    - upon a liquidation of the new trust, the lesser of:


       - the aggregate of the liquidation amount and all accumulated and unpaid distributions on the applicable new preferred securities to the date of payment, to the extent the new trust has funds available for those payments, and



       - the amount of assets of the new trust remaining available for distribution to holders of the applicable new preferred securities.



    We may satisfy our obligation to make a guarantee payment by either making payments directly to the holders of applicable new preferred securities or by causing the applicable new trust to make the payments to them.



    Each new preferred securities guarantee is a guarantee from the time of issuance of the applicable new preferred securities. We will be obligated to make the guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the applicable new trust may have or assert. The new preferred securities guarantees do not cover any payment of distributions and other payments on the new preferred securities when the applicable new trust does not have sufficient funds to make those distributions or other payments. If we do not make interest payments on the new debentures of the applicable series held by the property trustee, the applicable new trust will not pay distributions on the new preferred securities and will not have funds available for those payments. Please read the section titled "Description of Preferred Securities--Description of the New Debentures--Our Covenants Applicable to the New Debentures," beginning on page 125 of this prospectus, for a more detailed description.



    We have also agreed to irrevocably guarantee the obligations of each new trust with respect to the new common securities to the same extent as the guarantee with respect to the new preferred securities, except that if an event of default under the applicable new indenture has occurred and is continuing, holders of new preferred securities will have priority over holders of new common securities with respect to distributions and payments on liquidation, redemption or otherwise.

MODIFICATION OF THE NEW PREFERRED SECURITIES GUARANTEES; ASSIGNMENT



    We may amend each new preferred securities guarantee without the consent of any holder of new preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we may amend the applicable new preferred securities guarantee only with the prior approval of the holders of at least two-thirds in aggregate stated liquidation amount of the outstanding applicable new preferred securities.



    All guarantees and agreements contained in the applicable new preferred securities guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the applicable new preferred securities then outstanding. Except in connection with any merger or consolidation of us with or into another entity or any sale, transfer or lease of our assets to another entity permitted under the applicable new indenture, we may not assign our rights or delegate our obligations under the applicable new preferred securities guarantee without the prior approval of the holders of at least two-thirds of the aggregate stated liquidation amount of the related new preferred securities then outstanding.


TERMINATION


    Each new preferred securities guarantee will terminate upon:



    - full payment of the redemption price of, plus accumulated and unpaid distributions on, all applicable new preferred securities,



    - distribution of the applicable series of new debentures held by the applicable new trust to the holders of the applicable new preferred securities or the conversion, if applicable, of all of the applicable new preferred securities into our common stock or other preferred securities, or



    - full payment of the amounts payable upon liquidation of the applicable new trust.



    Each new preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the applicable new preferred securities must repay any amounts paid on those new preferred securities or under such new preferred securities guarantee.


EVENTS OF DEFAULT


    An event of default under the new preferred securities guarantee will occur upon:



    - our failure to perform any of our payment or other obligations under such new preferred securities guarantee, or



    - our failure to deliver common stock or other applicable preferred securities upon an appropriate election by the holder or holders of the applicable new preferred securities to convert such new preferred securities into shares of our common stock or other applicable preferred securities, as the case may be.



    In each new preferred securities guarantee, we will agree that, so long as the applicable new preferred securities remain outstanding, we will not make the payments and distributions described below if:



    - we have elected to defer interest payments on the applicable series of new debentures and that deferral period is continuing,



    - we are in default with respect to our payment or other obligations under such new preferred securities guarantee,



    - any event of default under the applicable new trust agreement has occurred, or

    - any event has occurred and is continuing that, with the giving of notice or the lapse of time or both, would constitute an event of default under the applicable new indenture.


    In the above circumstances, we will agree that we will not:

    - declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our capital stock (or capital stock equivalents) relating to existing benefit plans (or any options or other instruments issued under those plans) or relating to any existing contract or security requiring us to purchase shares of our capital stock (or capital stock equivalents),

       (2) purchases of shares of our capital stock (or capital stock equivalents) from our officers, directors or employees or those of our subsidiaries under existing employment agreements or upon termination of employment or retirement,

       (3) as a result of a reclassification, combination or subdivision of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

       (4) dividends or distributions of shares of common stock on common stock,

       (5) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or any security being converted or exchanged into the capital stock,

       (6) purchases or other acquisitions of common stock relating to an existing dividend reinvestment or other similar plan,

       (7) any dividend or distribution of capital stock (or capital stock equivalents) relating to an existing stockholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights under the plan, or

    - guarantee payments with respect to any of (1) through (7) above;


    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt issued by us that rank PARI PASSU with or junior to the applicable series of new debentures; or



    - make any guarantee payments with respect to the two bullets above, other than pursuant to the new preferred securities guarantees or our guarantees of the new common securities.



    We will provide to the guarantee trustee, in the form of an officer's certificate or otherwise, evidence of compliance with any conditions provided for in the applicable new preferred securities guarantee. The guarantee trustee will notify holders of the applicable new preferred securities, within 90 days of any event of default under the applicable new preferred securities guarantee, of all defaults known to the guarantee trustee. However, under some circumstances, the guarantee trustee may withhold the notice if it determines in good faith that the withholding of notice is in the interests of the holders of these new preferred securities.



    The holders of a majority in liquidation amount of the applicable new preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power the guarantee trustee has under the applicable new preferred securities guarantee. If the guarantee trustee fails to enforce the applicable new preferred securities guarantee, any holder of applicable new preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights, without first instituting a legal proceeding against the applicable new trust, the guarantee trustee or any other

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person or entity. We will waive any right or remedy to require that any action be brought first against the applicable new trust or any other person or entity before proceeding directly against us.



SUBORDINATED STATUS OF THE NEW PREFERRED SECURITIES GUARANTEES



    Our obligation under the new preferred securities guarantees to make guarantee payments will be unsecured and will rank:


    - subordinate and junior in right of payment to all our senior debt,


    - pari passu in right of payment with the most senior preferred or preference stock issued by us now or in the future, if any, with any guarantee entered into by us relating to any preferred or preference stock of any of our affiliates, with the new debentures and with one another and,


    - senior in right of payment to:

       - our common stock, and

       - the existing debentures and the existing preferred securities guarantee.

    The term "senior debt" means:

    (1) any liability of ours:

       - for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument,

       - evidenced by a bond, note, debenture or similar instrument,

       - for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

       - for the payment of money relating to a capitalized lease obligation, or

       - for the payment of money under any swap agreement;

    (2) any liability of others described in (1) that we have guaranteed or that is otherwise our legal liability; and

    (3) any deferral, renewal, extension or refunding of any liability of the types referred to in (1) and (2) above.

However, senior debt will not include:

    - the existing debentures or the existing preferred securities guarantee;


    - the new debentures;



    - the new preferred securities guarantees;



    - any other indebtedness or guarantees between or among us and our affiliates, unless the instrument creating or evidencing those obligations expressly provides otherwise; or



    - any liabilities made equal or subordinate to the new debentures by their terms.



    Our obligations under the new preferred securities guarantees will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries. By your acceptance of the new preferred securities, you agree to the subordination provisions and other terms of the applicable new preferred securities guarantee.



    The new indenture does not limit or prohibit us from incurring liabilities that will be senior in right of payment to the new preferred securities guarantees. Upon our bankruptcy, liquidation or winding-up, our obligations under the new preferred securities guarantees will rank junior to all of our other liabilities, except as described above. In those circumstances, funds may not be available for payment under the new preferred securities guarantees.



    We will deposit each preferred securities guarantee with the guarantee trustee to be held for the benefit of the holders of the applicable preferred securities. The guarantee trustee will have the right to enforce the applicable new preferred securities guarantee on behalf of those holders. Each new preferred securities guarantee will constitute a guarantee of payment and not merely of collection. This means that you may institute a legal proceeding directly against us to enforce the rights of the guarantee trustee under the applicable new preferred securities guarantee without first instituting a legal proceeding against any other person or entity. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantee--Events of Default," beginning on page 113 of this prospectus, for a more detailed description.


INFORMATION CONCERNING THE GUARANTEE TRUSTEE


    The guarantee trustee, prior to the occurrence of a default with respect to the applicable new preferred securities guarantee, will perform only those duties specifically given to it in that new preferred securities guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The guarantee trustee will become obligated to exercise any of its powers under the applicable new preferred securities guarantee at the request of any holder of the applicable new preferred securities only if it is offered indemnity satisfactory to it against the costs, expenses and liabilities that it might incur. The guarantee trustee also serves as property trustee and indenture trustee.



DESCRIPTION OF THE NEW DEBENTURES



    We will issue the exchange debentures and the cash offer debentures under separate new indentures between us and The Bank of New York, as indenture trustee. Each new indenture will be qualified under the Trust Indenture Act. The terms of each series of new debentures include those stated in the applicable new indenture and those made part of that new indenture by the Trust Indenture Act. The financial terms for the new debentures are the same as those for the applicable new preferred securities, including the right to convert to shares of common stock. We have summarized the material terms of the new indentures and the new debentures below. This summary may omit a term or provision that you would consider important. For a complete description of the new debentures, we encourage you to read the applicable new indenture. We have filed a form of each new indenture with the SEC.



    You may receive new debentures if we exercise our right to terminate the applicable new trust. Therefore, you should carefully review all the information regarding the new debentures contained in this prospectus. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 99 of this prospectus.



    If you receive new debentures, we will use our best efforts to have the new debentures listed on the New York Stock Exchange or on another national securities exchange or similar organization.


GENERAL


    The new debentures will be unsecured and rank junior and subordinate in right of payment to all of our senior debt. The exchange debentures will be limited in aggregate principal amount to approximately $39.12 million, which is the sum of:



    - the aggregate stated liquidation amount of the outstanding exchange preferred securities, and


    - the capital contributed by us in exchange for the new common securities.

    The cash offer debentures will be limited in aggregate principal amount to approximately $51.5 million, which is the sum of:



    - the aggregate stated liquidation amount of the outstanding cash offer preferred securities, and



    - the capital contributed by us in exchange for the new common securities.



    The new debentures will not be subject to a sinking fund provision. The entire principal amount of each series of new debentures will mature and become due and payable, together with any accrued and unpaid interest, if any, on February 15, 2013.



    If a series of new debentures is distributed to the holders of the applicable new preferred securities in liquidation of their interests in the applicable new trust, those new debentures will, unless held in certificated form, initially be issued as a global security. As described in the section titled "Description of Preferred Securities--Description of the New Debentures--Book-Entry and Settlement," under specific limited circumstances, a series of new debentures may be issued in certificate form in exchange for a global security. In the event that the exchange debentures are issued in certificated form, they will be in denominations of $22 and integral multiples of $22. In the event that the cash offer debentures are issued in certificated form they will be issued in denominations of $50 and integral multiples of $50. The new debentures may be transferred or exchanged at the corporate trust office of the indenture trustee in New York, New York.



    Payments on new debentures issued as a global security will be made to DTC, a successor depository or, in the event that no depository is used, to a paying agent for the new debentures. In the event new debentures are issued in certificated form, principal and interest will be payable, the transfer of the new debentures will be registrable and the new debentures will be new debentures of the same series in other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. However, payment of interest may be made at our option by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder prior to the record date for the corresponding interest payment date. Notwithstanding that provision, so long as the holder of any new debentures is the property trustee, the payment of principal and interest, if in cash, on the new debentures held by the property trustee will be made by wire transfer at the place and to the account in the United States designated by the property trustee.


SUBORDINATION


    Payment of principal of, or any premium and interest on, the new debentures will generally be subordinated in right of payment to the prior payment in full of all of our current and future senior debt. In addition, payments of principal and interest on the new debentures will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries.



    We may make no payment of principal (including redemption payments) of, or any premium or interest on, the new debentures if:


    - we are in default of our obligation to pay principal of, or any premium, sinking funds, or interest on, any of our senior debt, or

    - the maturity of any senior debt has been accelerated because of a default.

    This restriction on payment will continue until the default is cured or waived or ceases to exist, or until we have discharged or paid the accelerated senior debt in full.

    If our assets are distributed upon any dissolution, winding-up, liquidation or reorganization:


    - all senior debt will first be paid in full before any payment on account of the principal of, or any premium or interest on, the new debentures is made,

    - any payment or distribution of our assets to which the holders of the new debentures would be entitled except for the subordination provisions of the applicable new indenture will be paid directly to the holders of our senior debt, to the extent necessary to make payment in full of all remaining unpaid senior debt, after giving effect to any concurrent payment or distribution to the holders of the senior debt, and



    - in the event that, notwithstanding the provisions described above, any payment or distribution of our assets is received by the applicable property trustee or the holders of any of the new debentures before all of our senior debt is paid in full, the payment or distribution will be paid over to those holders of senior debt for application to the payment of all the remaining unpaid senior debt until all the senior debt has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior debt.



    Subject to the payment in full of all senior debt upon any such distribution of our assets, the holders of the new debentures will be subrogated to the rights of the holders of the senior debt to receive payments or distributions of our cash, property or preferred securities applicable to senior debt until the principal of, and any premium and interest on, the new debentures will be paid in full.


    As a result of this subordination, in the event of any distribution of our assets upon dissolution, winding-up, liquidation, reorganization or other similar proceedings:


    - holders of our senior debt will be paid in full before payments may be made on the new debentures and the holders of new debentures will be required to pay over their share of the distribution, to the extent it related to the new debentures, to the holders of senior debt until all the senior debt is paid in full, and



    - our creditors who are neither holders of new debentures nor holders of senior debt may recover less, on a proportionate basis, than holders of senior debt and may recover more, ratably, than the holders of the new debentures.



    As a result, payments to the holders of new debentures may be reduced or eliminated. These subordination provisions will not apply to any money and new preferred securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the new indentures. The term "senior debt" means:


    (1) any liability of ours:

       - for borrowed money or under any reimbursement obligation relating to a letter of credit, surety bond or similar instrument,

       - evidenced by a bond, note, debenture or similar instrument,

       - for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

       - for the payment of money relating to a capitalized lease obligation, or

       - for the payment of money under any swap agreement;

    (2) any liability of others described in (1) that we have guaranteed or that is otherwise our legal liability; and

    (3) any deferral, renewal, extension or refunding of any liability of the types referred to in (1) and (2) above.

However, senior debt will not include:

    - the existing debentures or the existing preferred securities guarantee;


    - the new debentures;



    - the new preferred securities guarantees;


    - any other indebtedness or guarantees between or among us and our affiliates unless the instrument creating or evidencing those obligations expressly provides otherwise; or


    - any liabilities made equal or subordinate to the new debentures by their terms.

    Our obligations under the new debentures will be effectively junior to all debt and other liabilities and preferred stock of our subsidiaries.



    The new indentures do not limit the amount of senior debt that we may incur. As a result of the subordination of the new debentures, if we became insolvent, holders of new debentures may receive less on a proportionate basis than other creditors.


OPTIONAL REDEMPTION


    We will have the right to redeem the new debentures, in whole or in part, from time to time, on or after February 15, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount of the new debentures) together with accrued and unpaid interest, including, to the extent permitted by applicable law, compound interest to, but excluding, the redemption date, if redeemed during the 12-month period beginning:


                                                              REDEMPTION
YEAR                                                             PRICE
----                                                          -----------
2004........................................................    106.500%
2005........................................................    104.875%
2006........................................................    103.250%
2007........................................................    101.625%
2008 and thereafter.........................................    100.000%


    If we redeem the new debentures on any date in the period beginning on any record date and ending on the next February 15, May 15, August 15 or November 15, accrued and unpaid interest will be payable to holders of record on the relevant record date.



    Prior to February 15, 2004, we also have the right to redeem the new debentures in certain circumstances when our common stock price has exceeded 200% of our conversion price for a specified period of time. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Optional Redemption," beginning on page 98 of this prospectus, for a more detailed discussion.



    We will also have the right to redeem the new debentures in some circumstances upon the occurrence of a tax event. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 99 of this prospectus, for a more detailed discussion.



    So long as the corresponding new preferred securities and new common securities are outstanding, the applicable new trust will use the proceeds from the redemption of any of the applicable new debentures to redeem the applicable new preferred securities and the new common securities.



    We may not redeem any new debentures unless all accrued and unpaid interest has been paid in full on all outstanding new debentures of the applicable series for all quarterly interest payment periods terminating on or prior to the date of notice of redemption.



    If a partial redemption of the new preferred securities resulting from a partial redemption of the applicable new debentures would result in the delisting of those new preferred securities from any national securities exchange on which those new preferred securities are then listed, we may only redeem the applicable new debentures in whole.


INTEREST


    Each new debenture bears interest at the annual rate of 9.75% from the first date of issuance, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, commencing February 15, 2002. We will pay interest in cash or, at our election, prior to February 15, 2004, in our common stock. If we elect to pay interest in shares of our common stock, the shares of common stock will be valued at 90% of the average of the closing prices for the five trading days immediately preceding the second trading day prior to the interest payment date. Interest will generally be paid to the person in whose name the new debenture is registered at the close of business on the business day next preceding an interest payment date. We will provide notice of our election to pay interest in common stock instead of cash no later than the record date prior to such interest payment date. The record date with respect to each interest payment date will be 15 days prior to the related interest payment date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such 30-day month.


    If an interest payment date is not a business day, interest will be paid on:

    - the next succeeding day that is a business day without any interest or other payment in respect of any such delay, or

    - the immediately preceding business day, if the next succeeding day that is a business day is in the next succeeding calendar year,

in each case with the same force and effect as if the interest was paid on the date it was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD


    So long as we are not in default on the payment of interest on the new debentures, we have the right at any time after February 15, 2004, and from time to time after that date, during the term of the applicable new debentures, to defer interest payments for up to 20 consecutive quarterly periods. At the end of each deferral period, we will pay all interest then accrued and unpaid, together with interest on that interest at the stated annual rate, which is 9.75%, compounded quarterly, to the extent permitted by applicable law.


    During any deferral period, we will not:

    - declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our capital stock (or capital stock equivalents) relating to benefit plans (or any options or other instruments issued under those plans) or relating to any contract or security requiring us to purchase shares of our capital stock (or capital stock equivalents);

       (2) purchases of shares of our capital stock (or capital stock equivalents) from our officers, directors or employees or those of our subsidiaries under existing employment agreements or upon termination of employment or retirement;

       (3) as a result of a reclassification, combination or subdivision of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

       (4) dividends or distributions of shares of common stock on common stock;

       (5) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or any security being converted or exchanged into the capital stock;

       (6) dividends or distribution in shares of our capital stock of the same class on which the dividend or distribution is being made and conversions or exchanges of common stock of one class into common stock of another class;

       (7) purchases or other acquisitions of common stock relating to a dividend reinvestment or other similar plan;

       (8) any dividend or distribution of capital stock (or capital stock equivalents) relating to a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of rights under the plan; or

       (9) guarantee payments made with respect to any of (1) through
           (8) above;


    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank PARI PASSU with or junior to the new debentures; or



    - make any guarantee payments with respect to the two bullets above, other than pursuant to the new preferred securities guarantees or our guarantees of the new common securities.



    We may extend a deferral period prior to the period's termination. We may not, however, extend a deferral period, including all previous and further extensions of the period, beyond 20 consecutive quarterly interest periods, or beyond the maturity of the new debentures. A deferral period may not end on a date other than an interest payment date.



    Upon the termination of any deferral period and the payment of all amounts then due on the applicable new debentures, we may commence a new deferral period, on the terms described in this section. No interest will be due or payable on those applicable new debentures during a deferral period, except at the end of the period.



    We must give the property trustee, the administrative trustees and the indenture trustee of each new trust and each new indenture notice of our election to begin a deferral period at least one business day prior to the earliest of:



    - the date the distribution on the applicable new preferred securities would have otherwise been payable,



    - the date the administrative trustees are required to give notice to the New York Stock Exchange, the NASDAQ National Market or other applicable self-regulatory organization or to holders of the applicable new preferred securities of the record date, or


    - the date the distribution is payable, but in any event not less than one business day prior to the record date.


    The indenture trustee will give notice of our election to begin a deferral period to the holders of the applicable new debentures, and the administrative trustees will give notice of our election to the holders of the applicable new preferred securities.



CONVERSION OF THE NEW DEBENTURES



    Holders of the new debentures may convert them into our common stock at any time prior to:


    - the close of business on February 15, 2013, or


    - the close of business on the business day prior to the redemption date, in the case of new debentures called for redemption,



at the initial conversion price, subject to the conversion price adjustments described in the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Conversion Rights," beginning on page 92 of this prospectus. The new trusts have agreed not to convert new debentures held by them except pursuant to a notice of conversion delivered to the conversion agent by an applicable holder of new preferred securities or new common securities.



    Upon surrender of a new preferred security to the conversion agent for conversion, the applicable new trust will distribute the applicable new debentures to the conversion agent on behalf of the holder of the applicable new preferred securities so converted. Upon such delivery, the conversion agent will convert the new debentures to our common stock on behalf of the holder. Our delivery to the holders of the new debentures, through the conversion agent, of the fixed number of shares of our common stock into which the new debentures are convertible, together with the cash payment, if any, in lieu of fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the new debentures so converted, and the accrued and unpaid interest, including compounded interest, accrued on the new debentures at the time of the conversion.



    If any new debenture is surrendered for conversion after the close of business on a record date for payment of interest and on or before the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on the interest payment date with respect to the new debenture will be paid to the applicable new trust, which will distribute that interest to the holder of the applicable new preferred securities or new common securities at the close of business on the record date, or to such other person in whose name the new debentures are registered at the close of business on the record date, as the case may be.


    We will make no payment or allowance for distributions on the shares of our common stock issued upon such conversion, except to the extent that such shares of our common stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the conversion agent.

ADDITIONAL REDEMPTION


    Prior to February 15, 2004, we may elect to redeem the new debentures if the price of our common stock has exceeded 200% of the conversion price for at least 20 trading days during a 30-day trading period ending five trading days prior to the notice of redemption. We must give the holders of the new debentures and the applicable indenture trustee notice of the redemption not more than 30 and not less than 15 days before the date of redemption.



    In the case of such a redemption prior to February 15, 2004, we will pay additional interest in cash or common stock, at our election, on new debentures converted after the notice of redemption. This additional interest will be in an amount equal to the total disbributions on the applicable new preferred securities through February 15, 2004, less any interest actually paid prior to the date of conversion. Our ability to pay any distributions in shares of our common stock is contingent on satisfaction of certain conditions. See the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Conditions to Distributions in Common Stock," beginning on page 91 of this prospectus.


COMPOUNDED INTEREST


    Payments of compounded interest, if any, on the new debentures held by the new trusts, will make funds available for the payment of additional distributions on distributions in arrears in respect of the new preferred securities, pursuant to the terms of those new preferred securities and to the extent permitted by law.


ADDITIONAL INTEREST


    If at any time when the property trustee of a new trust is the holder of any new debentures, the applicable new trust or the applicable property trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature other than withholding taxes imposed on distributions to holders of new preferred securities, imposed by the United States, or any other taxing authority, then we will pay as additional interest on the applicable series of new debentures held by the property trustee, to the extent permitted by applicable law, the additional amounts required so that the net amounts received and retained by the applicable new trust and the property trustee after paying those taxes, duties, assessments or other governmental charges will be equal to the amounts the applicable new trust and the property trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.



EVENTS OF DEFAULT IN THE NEW INDENTURES



    If any new indenture event of default occurs and is continuing, the applicable property trustee, as the holder of the applicable series of new debentures, or the holders of not less than 25% in principal amount of the outstanding applicable series of new debentures, may declare the principal of and the interest on the applicable series of new debentures to be due and payable.



    The following are events of default with respect to the new debentures:



    - failure to pay interest on the new debentures for 30 days past the date specified for payment;



    - failure to pay principal of or any premium, if any, on any new debenture when due;



    - failure by us to deliver shares of our common stock upon an appropriate election by a holder of new debentures to convert those new debentures;



    - failure to comply with any other covenant or warranty in the new indentures for a period after 90 days after written notice to us by the applicable indenture trustee or the holders of at least 25% in aggregate principal amount of the applicable series of new debentures then outstanding;



    - the dissolution, winding-up or termination of the applicable new trust, except in connection with the distribution of the applicable series of new debentures to the holders of applicable new preferred securities and new common securities in liquidation of the new trust:


       - upon the occurrence of a tax event or an investment company event,


       - upon the redemption of all outstanding applicable new preferred securities,



       - upon the conversion of all outstanding applicable new preferred securities, or



       - in connection with specific mergers, consolidations or amalgamations permitted by the new trust agreements; or


    - certain events of bankruptcy, insolvency or reorganization of us.


    An event of default under the new indentures also constitutes an event of default under the new trust agreements. The holders of new preferred securities under specific circumstances have the right to direct the applicable property trustee to exercise its rights as the holder of the applicable series of new debentures, which are described in the sections titled "Description of Preferred Securities--Description of the New Preferred Securities--Events of Default" and "--Voting Rights."



    Notwithstanding the provisions described above, a holder of new preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of interest or principal if:



    - an event of default under the new trust agreements has occurred and is continuing, and



    - that event is attributable to our failure to pay interest or principal on the applicable series of new debentures on the date the interest or principal is otherwise payable or, in the case of redemption, the redemption date.



    In any such proceeding, we will be subrogated to the rights of the holder under the applicable new trust agreement to the extent of any payment we make to the holder in the proceeding. The holders of the applicable new preferred securities will not be able to exercise directly any other remedy available to the holders of the the applicable series of new debentures.


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BOOK-ENTRY AND SETTLEMENT


    If any new debentures are distributed to holders of new preferred securities, the new debentures will, except under the limited circumstances described below, be issued in the form of one or more global certificates, which we refer to as global debentures, registered in the name of the depository or its nominee. Except under the limited circumstances described below, new debentures represented by the applicable global debenture will not be exchangeable for, and will not otherwise be issuable as, new debentures in definitive form. The global debentures may not be transferred except by the depository to a nominee of the depository, or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.


    The laws of some jurisdictions may require that particular purchasers of preferred securities take physical delivery of such preferred securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in a global debenture.


    Except as provided below, owners of beneficial interests in a global debenture will not be entitled to receive physical delivery of the applicable new debentures in definitive form and will not be considered the holders (as defined in the new indentures) of new debentures for any purpose under the new indenture and no global debenture representing new debentures will be exchangeable, except for another global debenture of like denomination and tenor to be registered in the name of the depository or its nominee or a successor depository or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depository or if that person is not a participant, on the procedures of the participant or indirect participant through which that person owns its interest to exercise any rights of a holder under the new indenture.


THE DEPOSITORY


    If new debentures are distributed to holders of new preferred securities in liquidation of the interests of those holders in the new trusts, DTC will act as securities depository for the applicable new debentures. For a description of DTC and the specific terms of the depository arrangements, please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Book-Entry Only Issuance; The Depository Trust Company," beginning on page 108 of this prospectus. As of the date of this prospectus, the description in that section of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the new preferred securities apply in all material respects to any debt obligations represented by one or more global debentures held by DTC. We may appoint a successor to DTC or any successor depository in the event that DTC or its successor depository is unable or unwilling to continue as a depository for the global debentures.



    None of us, the new trusts, the property trustees, the indenture trustees, any paying agent, any transfer agent or any other agent of ours or the indenture trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global debentures for the new debentures or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.


DISCONTINUANCE OF THE DEPOSITORY'S SERVICES


    DTC is under no obligation to provide services as depository for the global debenture and may discontinue providing those services at any time. Neither we, the new trusts, the indenture trustees nor the trustees of the new trusts will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC.


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    In the event that:

    - DTC notifies us that it is unwilling or unable to continue as a depository for the global debenture and no successor depository has been appointed within 90 days of us being notified, or


    - in our sole discretion, we execute and deliver to the indenture trustees an order to the effect that the applicable global debenture shall be so exchangeable,



we will prepare and deliver certificates for the applicable series of new debentures in exchange for beneficial interests in the applicable global debenture. Any global debenture that is exchangeable as described in the preceding sentence will be exchangeable for new debentures registered in such names as the depository will direct. We expect that those instructions will be based upon directions received by the depository from its participants with respect to ownership of beneficial interests in the global debenture. In addition, if an event of default has occurred and is continuing with respect to the new debentures or if DTC ceases to be a clearing agency registered as such under the Securities Exchange Act, a beneficial owner in a global exchange debenture certificate will receive in exchange for its beneficial interest an equivalent amount of the applicable series of new debentures in certificated form, upon request and in accordance with the terms of a supplemental new indenture.



OUR COVENANTS APPLICABLE TO THE NEW DEBENTURES



    The new indentures do not limit the amount of indebtedness, guarantees or lease obligations that we may incur. They do not contain provisions that would give holders of the new debentures the right to require us to repurchase their new debentures in the event of a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring.



    In each new indenture we will agree that, so long as any series of new debentures are outstanding, if:


    - an event of default has occurred and is continuing, or an event of default has occurred that, with the giving of notice or the lapse of time or both, would constitute an event of default, or


    - we are in default on our guarantee payments or other payment obligations under the applicable new preferred securities guarantee,


then we will not:

    - declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock, other than:

       (1) purchases or acquisitions of shares of our common stock relating to employee benefit plans or relating to any existing contract or security requiring us to purchase shares of our common stock;

       (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

       (3) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged; or

       (4) making guarantee payments with respect to (1) through (3) above; and


    - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the applicable series of new debentures.


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    We may, however, declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is paid.


    So long as the applicable new preferred securities and new common securities remain outstanding, we will agree to:



    - directly or indirectly maintain 100% ownership of the new common securities of each of the new trust, provided that any permitted successor of ours under the applicable new indenture may succeed to our ownership of the new common securities;



    - not cause, as sponsor of the new trusts, or permit, as the holder of the new common securities, the termination, dissolution or winding-up of the new trusts, except in connection with a distribution of the applicable series of new debentures under the applicable new trust agreement and in connection with certain mergers, consolidations or amalgamations as permitted by the new trust agreement; and



    - use our reasonable efforts to cause each new trust to:



       - remain a statutory business trust, except in connection with the distribution of new debentures to the holders of new preferred securities and new common securities in liquidation of the applicable new trust, the redemption of all of the applicable new preferred securities and new common securities, or certain mergers, consolidations or amalgamations, as permitted by the applicable new trust agreement, and


       - continue to be classified as a grantor trust for United States federal income tax purposes.


    We will be required to provide annually to each indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under each applicable new indenture.


CONSOLIDATION, MERGER AND SALE


    We will agree under the new indentures that we will consolidate with or merge into any entity or dispose of all or substantially all of our properties and assets only if:


    - we are the continuing corporation;


    - if we are not the continuing corporation, the successor is a corporation organized and existing under the laws of any United States jurisdiction and assumes all of our obligations under the applicable new indenture; and



    - in either case, immediately after giving effect to the transaction, no event of default under the applicable new indenture or the applicable new trust agreement, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.


MODIFICATIONS AND WAIVERS


    We and the applicable indenture trustee may amend the new indentures from time to time if the holders of a majority in principal amount of the applicable outstanding new debentures consent to it. Without the consent of the holder of each applicable outstanding new debenture affected, however, no amendment or supplement of the applicable indenture may:



    - change the stated maturity of the principal of, or any premium or installment of interest on, the applicable new debentures,



    - reduce the principal amount of any exchange debentures or any redemption premium on the applicable new debentures,



    - reduce the rate or extend the time for payment of interest on the applicable new debentures,


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

    - change any place where, or the currency in which, the applicable series of new debentures or interest on them is payable,



    - impair the right to institute suit to enforce the payment of the applicable series of new debentures on or after the stated maturity of those debentures (as extended under the terms of the exchange debentures),



    - make any change that adversely affects the right to convert the applicable new debentures,



    - reduce the percentage of the applicable series of new debentures whose holders must consent to a modification, amendment or waiver,



    - reduce the requirements for a quorum or voting at a meeting of holders of the applicable series of new debentures, or



    - modify any of the provisions of the applicable new indenture relating to subordination of the applicable series of new debentures or the definition of senior debt in a manner adverse to the holders of the applicable series of new debentures.



    If either of the new trusts or either of the property trustees hold new debentures, no amendment, modification or waiver that requires approval of holders of a certain percentage in principal amount of the applicable outstanding series of new debentures will be effective as to those new debentures, without the approval of the holders of at least the same percentage of aggregate liquidation amount of the applicable outstanding new preferred securities and new common securities.



    We and the indenture trustee may amend or supplement each new indenture without the consent of the holders of any new debentures of a series issued under such new indenture:



    - to add to the events of default or our covenants for the benefit of the holders of the new debentures of that series, and



    - to cure any ambiguity or correct or supplement any provision in the new indenture that may be defective or inconsistent with other provisions in the new indenture, or to make any other provisions with respect to matters or questions arising under the new indenture that are not inconsistent with the provisions of the new indenture, in each case without adversely affecting the interests of the holders of new debentures of that series.



    The holders of at least two-thirds in aggregate principal amount of the outstanding series of new debentures may, on behalf of the holders of all of the new debentures of that series, waive any past default, except a default:



    - in the payment of principal, premium, if any, or interest on the series of new debentures, and



    - in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding new debenture of that series.



    However, while any of the applicable new preferred securities are outstanding, the new indentures will not permit the waiver of any event of default with respect to the applicable series of new debentures without the consent of holders of at least two-thirds in aggregate liquidation amount of the applicable new preferred securities then outstanding.


SATISFACTION AND DISCHARGE


    Upon our direction, either or both of the new indentures shall cease to be of further effect with respect to the applicable series of new debentures, except for the survival of provisions relating to conversion and registration of transfer or exchange of the applicable series of new debentures, and the obligation to pay additional amounts to the extent described below, when:


    - either:


       - an entire series of outstanding new debentures has been delivered to the applicable indenture trustee for cancellation, subject to specific exceptions, or



       - all applicable new debentures have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited, in trust, funds in United States dollars with respect to the new debentures in an amount sufficient to pay the entire indebtedness on the new debentures in respect of principal (and premium, if any) and interest, including additional payments, if any, to the date of the deposit, if the new debentures have become due and payable, or to the maturity of the new debentures, as the case may be; and



    - we have paid all other sums payable under the applicable new indenture with respect to the new debentures.


GOVERNING LAW


    New York law will govern the new indentures and the new debentures.


MISCELLANEOUS


    We may maintain banking and other commercial relationships with each indenture trustee and its affiliates in the ordinary course of business.


    We will pay all fees and expenses related to:


    - the offering of the new preferred securities and the new debentures,



    - the organization, maintenance and dissolution of the new trusts,



    - the retention of the property trustee for each trust, and



    - the enforcement by the property trustee of the rights of the holders of the new preferred securities.


    We will fully and unconditionally guarantee the payment of these fees and expenses.


RELATIONSHIP AMONG THE NEW PREFERRED SECURITIES, THE NEW DEBENTURES AND THE NEW PREFERRED SECURITIES GUARANTEE



    When taken together, the terms of the applicable new preferred securities, the applicable new debentures, the applicable new trust agreement and the applicable new preferred securities guarantee provide a full, irrevocable and unconditional guarantee by us of the payments due on the applicable series of new preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the applicable full guarantee. The following summary briefly explains the interrelationship between the applicable new preferred securities, the applicable new debentures and the applicable new preferred securities guarantee.

THE APPLICABLE NEW TRUST WILL BE ABLE TO MAKE PAYMENTS ON THE APPLICABLE NEW PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE APPLICABLE NEW DEBENTURES



    As long as we make payments of interest and other payments when due on the applicable new debentures, the applicable new trust will have sufficient funds to make distribution and other payments when due on the applicable preferred securities for the following reasons:



    - the new trust will hold applicable new debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of the applicable new preferred securities and the applicable new common securities;



    - the interest rate and the interest and other payment dates on the applicable new debentures will match the distribution rate and distribution and other payment dates for the applicable new preferred securities;



    - we have agreed to pay for all of each new trust's debt and obligations, other than with respect to each new trust's new preferred securities and new common securities, and costs and expenses, including the fees and expenses of the new trustees, except for United States withholding taxes; and



    - the new trustees may not cause or permit each new trust to engage in any activity that is not consistent with its limited purposes.



WE WILL GUARANTEE THAT PAYMENTS WILL BE MADE ON THE APPLICABLE NEW PREFERRED SECURITIES IF WE MAKE PAYMENTS ON THE APPLICABLE NEW DEBENTURES



    If we make interest or other payments on the applicable new debentures, the property trustee will be obligated to make corresponding distributions or other payments on the applicable new preferred securities. We will guarantee, on a subordinated basis, such payments if the applicable new trust fails to make them. If we do not make interest payments on the applicable series of new debentures purchased by the applicable new trust, such new trust will not have sufficient funds to pay distributions on the applicable new preferred securities. The applicable preferred securities guarantees only cover the payment of distribution and other payments on the new preferred securities if and to the extent that we have made corresponding payments on the new debentures. The applicable guarantee trustee will have the right to enforce the new preferred securities guarantee on behalf of the holders of the applicable new preferred securities if we fail to make any required guarantee payments. If the guarantee trustee fails to enforce the applicable new preferred securities guarantee, the guarantee provides a mechanism whereby the holders of the applicable new preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. If the guarantee trustee fails to enforce the applicable new preferred securities guarantee, you may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the applicable new securities guarantee without first instituting a legal proceeding against the applicable new trust, the guarantee trustee, or any other person or entity. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities Guarantees," beginning on page 112 of this prospectus, for a more detailed discussion.



THE PROPERTY TRUSTEE MAY INSTITUTE LEGAL PROCEEDINGS AGAINST US IF WE FAIL TO MAKE PAYMENTS ON THE NEW DEBENTURES



    If we do not make interest or other payments on the new debentures when due (taking account of any deferral period), the new trust agreements provide a mechanism whereby a holder of the applicable new preferred securities, using the procedures described in the sections titled "Description of Preferred Securities--Description of the New Preferred Securities--Voting Rights" and "--Book-Entry Only Issuance; The Depository Trust Company," may direct the property trustee to enforce its rights under the applicable series of new debentures. Notwithstanding these provisions, in such circumstances, a holder of new preferred securities may institute a legal proceeding directly against us for payment on or after the respective due dates specified in the applicable series of new debentures. In connection with that proceeding, we will remain obligated to pay the principal or interest on the applicable series of new debentures and will be subrogated to the rights of the holder of applicable series of new preferred securities to the extent of any payment made by us to that holder of exchange preferred securities in the proceeding. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities," beginning on page 88 of this prospectus, for a more detailed discussion.



IN THE EVENT OF ANY DISSOLUTION OF A NEW TRUST, EACH HOLDER OF THE APPLICABLE NEW PREFERRED SECURITIES OR NEW COMMON SECURITIES WILL BE ENTITLED TO RECEIVE NEW DEBENTURES OR DISTRIBUTIONS FROM THE APPLICABLE NEW TRUST



    In the event of any voluntary or involuntary dissolution of a new trust, the then holders of the applicable new preferred securities or the new common securities will be entitled to receive, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $22 per exchange preferred security, or distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per cash offer preferred security plus accumulated and unpaid distributions to the date of payment unless, in connection with the liquidation, the applicable new debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to, the annual rate of distributions on, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the applicable new preferred securities, have been distributed on a pro rata basis to the holders of the applicable new preferred securities and the new common securities.



    Upon any voluntary or involuntary liquidation or bankruptcy of us, the applicable property trustee, as holder of the applicable series of new debentures, would be subordinated in right of payment to all senior debt as set forth in the new indentures, but entitled to receive payment in full of principal (and premium, if any) and interest, before any of the holders of our existing debentures and existing preferred securities guarantee, and our stockholders receive payments or distributions. Because we will be the guarantor under the new preferred securities guarantees and will agree to pay for all costs, expenses and liabilities of the new trusts, the positions of a holder of new preferred securities and a holder of new debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.


DESCRIPTION OF THE EXISTING PREFERRED SECURITIES, EXISTING DEBENTURES AND THE EXISTING PREFERRED SECURITIES GUARANTEE

    The existing preferred securities were issued by the existing trust under a trust agreement amended and restated as of February 10, 1998. We own all of the existing common securities representing common undivided beneficial interests in the assets of the existing trust. The existing trust was organized for the sole purpose of issuing the existing preferred securities and the existing common securities and investing the proceeds of that issuance in an equivalent amount of convertible subordinated debentures, referred to as the existing debentures. We issued the existing debentures under the existing indenture, dated as of February 10, 1998, between us and The Bank of New York, as indenture trustee. We guaranteed the payment of distributions and other payments on the existing preferred securities to the extent that we had made corresponding interest and other payments, as and to the extent set forth in a guarantee agreement dated as of February 10, 1998.


    The existing preferred securities, existing common securities, trust agreement, debentures, existing indenture and existing preferred securities guarantee referred to above are respectively identical, in all material respects, to the new preferred securities, new common securities, new trust agreements, new indentures and new preferred securities guarantee described in the sections titled "Fleetwood Capital Trust II and Fleetwood Capital Trust III," "Description of Preferred Securities--Description of the New Preferred Securities," "Description of Preferred Securities--Description of the New Preferred

Securities Guarantees" and "Description of Preferred Securities--Description of the New Debentures," except in the following respects:



    - DISTRIBUTION/INTEREST RATE. Distributions on the new preferred securities, and corresponding interest payments on the new debentures, are payable at an annual rate of 9.75%, whereas distributions on the existing preferred securities, and corresponding interest payments on the existing debentures, are payable at an annual rate of 6%.



    - DISTRIBUTION/INTEREST PAYMENTS. Distributions on the new preferred securities, and corresponding interest payments on the new debentures, may be in cash or, at our election, prior to February 15, 2004, in our common stock at a rate of 9.75% per year of the liquidation amount of $22 per exchange preferred security and at a rate of 9.75% per year of the liquidation amount of $50 per cash offer preferred security, whereas distributions on the existing preferred securities, and corresponding interest payments on the existing debentures, will only be in cash.



    - LIQUIDATION AMOUNT PER PREFERRED SECURITY. The liquidation amount per exchange preferred security is $22 and the liquidation amount per cash offer preferred security is $50, whereas the liquidation amount per existing preferred security is $50.


    - CONVERSION PRICE. The exchange preferred securities, and the corresponding exchange debentures, are convertible into our common stock at an initial conversion price that is the higher of:


       - the equivalent of a 12% premium over the daily volume-weighted average of the closing prices of our common stock for each of the five trading days immediately preceding the fourth trading day prior to the exchange offer expiration date, or


       - $8.40 per share,

       subject to adjustment.


    The cash offer preferred securities and the corresponding cash offer debentures, are convertible into our common stock at an initial conversion price that is the higher of:



       - the equivalent of a 12% premium on the closing price of our common stock on the day that we price the cash offer, or



       - $8.40 per share,



       subject to adjustment.



     The existing preferred securities, and the corresponding existing debentures, are convertible into our common stock at an initial conversion price of $48.72 per share of our common stock, which is equivalent to a conversion rate of 1.03 shares of our common stock for each existing preferred security, subject to the same provisions that require adjustment of the conversion price for the new preferred securities and the new debentures. The conversion price of the existing preferred securities on December 7, 2001 was $48.72 per share of common stock, which is equivalent to a conversion rate of 1.03 shares of common stock for each existing preferred security. This conversion price remains subject to further adjustment.



    - OPTIONAL REDEMPTION. Prior to February 15, 2004, we also have the right to redeem the new debentures under specific circumstances when our common stock price has exceeded 200% of our conversion price for a specified period, whereas there is no such right with respect to the existing debentures or existing preferred securities. Please read the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Optional Redemption," beginning on page 98 of this prospectus, for a more detailed discussion.



    - OPTIONAL REDEMPTION. We may redeem the new debentures on or after February 15, 2004, in whole or in part, on not less than 30 but not more than 60 days' notice, at the redemption prices set forth in the section titled "Description of Preferred Securities--Description of the New

      Debentures--Optional Redemption," beginning on page 119 of this prospectus. We may redeem the existing debentures on or after February 15, 2001, in whole or in part, subject to the same notice requirement that applies to optional redemption of the exchange debentures, at the redemption prices below:


                                                              REDEMPTION
YEAR                                                             PRICE
----                                                          -----------
2001........................................................    103.75%
2002........................................................    103.00%
2003........................................................    102.25%
2004........................................................    101.50%
2005........................................................    100.75%
2006 and thereafter.........................................    100.00%


    - SUBORDINATION/RANKING. The new preferred securities guarantees and the new debentures are senior in right of payment to the existing preferred securities guarantee and the existing debentures.



    Currently, there is no established trading market for the existing preferred securities and the new preferred securities.

                        DESCRIPTION OF OUR CAPITAL STOCK

CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $1.00 per share. At October 31, 2001, we had outstanding:

    - 34,969,141 shares of common stock (as well as the same number of "rights" to purchase junior participating preferred shares under the terms of our rights plan discussed below);

    - exercisable stock options to purchase an aggregate of approximately 2,467,609 shares of our common stock;

    - warrants to purchase up to an aggregate of 150,000 shares of our common stock;

    - no shares of preferred stock; and

    - an aggregate of approximately $287.5 million in liquidation amount of existing preferred securities. Holders of these existing preferred securities have the right to convert their securities into an aggregate of 5,901,053 shares of our common stock, subject to adjustment.

    Subject to the rights of holders of our existing preferred securities, our common stock holders are entitled to receive dividends if and when they are declared by our board of directors from legally available funds and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of our common stock is entitled to one vote for each share held and to cumulate his votes for the election of directors. Our stockholders do not have preemptive rights.

    The authorized shares of our preferred stock are issuable, without further stockholder approval, in one or more series as determined by our board of directors. Our board of directors also determines the voting rights, designations, powers, preferences, and the relative participating, optional or other rights of each series of our stock, as well as any qualifications, limitations or restrictions.

    Our certificate of incorporation provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term. Our certificate of incorporation also requires a vote of holders of at least 80% of our voting stock to adopt or modify our bylaws, or to approve a merger, a sale of substantially all of our assets or certain other transactions between us and any other corporation holding directly or indirectly more than 5% of our voting stock, unless the merger, sale or other transaction was approved by our board of directors prior to the other corporation's acquisition of more than 5% of our voting stock. The above provisions cannot be changed unless the change is approved by the affirmative vote of at least 80% of our voting stock.

    EquiServe, L.P. is the transfer agent and registrar for our common stock.

RIGHTS

    On September 15, 1998, our board of directors declared a dividend distribution on each then outstanding share of our common stock of one right to acquire one one-thousandth of a share of our series A junior participating preferred stock at an exercise price of $160.00, subject to adjustment. These rights are also issued with any shares of our common stock that are issued after the initial dividend distribution and before the occurrence of specified events.

    The rights may only be exercised:

    - 10 days after public announcement that a person or group of affiliated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock;

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    - 10 business days after commencement of a tender offer or exchange offer that would result in a person or group of affiliated persons beneficially owning 15% or more of our common stock; or

    - 10 business days after our board of directors determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of our common stock that our board determines to be substantial, which amount shall in no event be less than 15% of our shares of common stock outstanding, and at least a majority of our board of directors who are not officers, after reasonable inquiry and investigation, determine that such beneficial ownership is for the purpose of greenmail or is reasonably likely to cause a material adverse impact on us (any such person being referred to as an "acquiring person").

    If a party acquires 15% or more of our outstanding shares of common stock in accordance with certain defined terms or our board of directors determines that any person has become an acquiring person, each right will entitle its holder to purchase, at the right's then current exercise price, a number of shares of our common stock having a market value of twice the right's then current exercise price.

    The rights do not have voting or dividend rights and expire on September 15, 2008, if not redeemed, exchanged or tendered prior to this date. The rights may be redeemed in whole, but not in part, by us at a price of $0.002 per right at any time prior to the earlier of:

    - the expiration of the rights;

    - 10 days following a person or group's acquisition of 15% or more of our outstanding common stock; or

    - our board of directors' determination of a person to be an acquiring person.

    If we are acquired, under certain circumstances each right entitles the holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the right's then current exercise price.


    Unless and until the rights become exercisable, the rights trade only with our shares of common stock and are represented by the stock certificates representing our common stock. If the rights become exercisable, separate certificates representing the rights will be delivered to the holders of our common stock at that time, and the rights will then trade separately from our shares of common stock. Upon conversion of the new preferred securities and existing preferred securities, the holders of these securities will receive, in addition to the common stock issuable upon such conversion, the rights that would have attached to the shares of our common stock if the rights had not become separated from the common stock. The rights will not become exercisable or separately tradable as a result of this offering.


WARRANTS

    On August 30, 2001, we issued common stock warrants to our business consultant covering the right to purchase up to 150,000 shares of our common stock through a private placement, subject to upward or downward adjustment.

    The warrants do not have voting or dividend rights and are exercisable at any time from the date of issuance until they expire on January 2, 2005. We have granted registration rights to the business consultant and on November 19, 2001, we filed a registration statement to register for resale under the Securities Act the shares underlying the warrants.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    In the opinion of Gibson, Dunn & Crutcher LLP, counsel to us and the new trusts, the following discussion sets forth the material United States federal income tax consequences relating to the exchange offer and the ownership and disposition of the new preferred securities and common stock received upon a conversion of new preferred securities by holders that receive their exchange preferred securities in the exchange offer or purchase their cash offer preferred securities in the cash offer. This discussion does not address all aspects of United States federal income taxation that may be relevant to certain types of holders subject to special treatment under the Code, or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the existing preferred securities are held, and the new preferred securities will be held, as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").



    This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the exchange offer, the treatment of the new debentures as debt for federal income tax purposes, or whether the new trusts will be classified as grantor trusts for federal income tax purposes.



    Investors considering the exchange of existing preferred securities in the exchange offer or the purchase of cash offer preferred securities in the cash offer are urged to consult their own tax advisors to determine their particular tax consequences of the exchange offer and the ownership and disposition of the new preferred securities under federal and applicable state, local and foreign tax laws.



    If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the new preferred securities or the shares of our common stock into which the new preferred securities are converted, the treatment of a partner in the partnership will depend on the status of the partner and upon the activities of the partnership. A holder of new preferred securities that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the new preferred securities or the shares of our common stock into which the new preferred securities are converted.



    As used herein, a "U.S. holder" means a beneficial holder of existing preferred securities, exchange preferred securities received in the exchange offer, or cash offer preferred securities purchased in the cash offer that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation or other entity taxed as a corporation for federal income tax purposes formed under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to a new debenture is effectively connected with the conduct of a United States trade or business. A "non-U.S. holder" is any holder other than a U.S. holder.



CLASSIFICATION OF THE NEW DEBENTURES



    In connection with the issuance of new preferred securities, Gibson, Dunn & Crutcher LLP, counsel to us and the new trusts, will render its opinion that the new debentures will be classified for United States federal income tax purposes as indebtedness under current law. We, the new trusts, and the holders of the new preferred securities (by acceptance of a beneficial interest in a new preferred security) will agree to treat the new debentures as indebtedness and the new preferred securities as evidences of a beneficial ownership interest in the new debentures for all United States federal income


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tax purposes. No assurance can be given, however, that such position will not be challenged by the Service. The remainder of this discussion assumes that the new debentures will be classified for United States federal income tax purposes as indebtedness. No portion of the amounts received on the new preferred securities will be eligible for the dividends-received deduction.



CLASSIFICATION OF THE NEW TRUSTS



    In connection with the issuance of the new preferred securities, Gibson, Dunn & Crutcher LLP, counsel to us and the new trusts, will render its opinion that, under then current law and assuming full compliance with the terms of the new trust agreements and the new indentures (and certain other documents), and based on certain facts and assumptions contained in such opinion, the new trusts will be classified for United States federal income tax purposes as grantor trusts and not as partnerships or as associations taxable as corporations. Accordingly, each holder of new preferred securities will be considered the owner of a pro rata portion of the new debentures held by the new trusts and will be required to include in gross income its pro rata share of income paid or accrued on the new debentures.


TREATMENT OF EXCHANGE OFFER


    As discussed above under "Classification of the New Trusts," each holder of new preferred securities will be considered the owner of a pro rata portion of the new debentures. Similarly, each holder of existing preferred securities is considered the owner of a pro rata portion of the existing debentures. Thus, the exchange of existing preferred securities for exchange preferred securities pursuant to the exchange offer will be treated for United States federal income tax purposes as an exchange of existing debentures for exchange debentures.


    The tax treatment of a U.S. holder's exchange of existing debentures for exchange debentures pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the existing debentures and the exchange debentures constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of numerous judicial decisions. Based on these considerations, we believe that the exchange offer will be treated as a recapitalization for United States federal income tax purposes. As such, a U.S. holder will not recognize gain or loss on the exchange. A U.S. holder's tax basis in the exchange preferred securities and in its pro rata share of the underlying exchange debentures will equal the U.S. holder's adjusted tax basis in the existing preferred securities and in its pro rata share of the underlying existing debentures. The U.S. holder's holding period for the exchange preferred securities and for its pro rata share of the underlying exchange debentures will include the period in which the U.S. holder held the existing preferred securities and its pro rata share of the underlying existing debentures.

    A non-U.S. holder generally will not recognize gain or loss for United States federal income tax purposes on the exchange of existing debentures for exchange debentures, irrespective of whether gain or income realized on the disposition of exchange debentures or our common stock acquired upon a conversion is effectively connected with the non-U.S. holder's conduct of a United States trade or business, as described in "Non-U.S. Holders."


TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF NEW PREFERRED SECURITIES AND COMMON STOCK



    The following discussion is a summary of the principal United States federal income tax consequences resulting from the ownership and disposition of new preferred securities and common stock by U.S. holders.


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ORIGINAL ISSUE DISCOUNT AND STATED INTEREST ON THE NEW PREFERRED SECURITIES



    We anticipate that the new debentures (whether acquired in the exchange or acquired in the cash offer) will be issued with original issue discount on account of our ability to defer the payment of interest at any time after February 15, 2004, and from time to time after that date during the term of the new debentures.


    The amount of original issue discount on a debt instrument generally is equal to the difference between the stated redemption price at maturity of the debt instrument and the debt instrument's issue price. The stated redemption price at maturity of a debt instrument will equal the sum of all amounts provided under the debt instrument, regardless of whether denominated as principal or interest, other than "qualified stated interest" payments. For such purposes, "qualified stated interest" generally means stated interest that is "unconditionally payable" in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate.

    Interest is considered to be "unconditionally payable" only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or nonpayment a "remote contingency."


    Under the new indentures, we have the right, at any time after February 15, 2004, and from time to time after that date during the term of the new debentures, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each extension period. See the section titled "Description of Preferred Securities--Description of the New Debentures--Option to Extend Interest Payment Period," beginning on page 120 of this prospectus.



    While we do not currently intend to defer interest payments on the new debentures, we have nevertheless determined that the likelihood of exercise of such right to defer is not remote, thereby causing all stated interest on the new debentures to fail to be unconditionally payable and, therefore, to fail to qualify as "qualified stated interest." As a result, all stated interest will be added to the new debentures' stated redemption price at maturity for purposes of computing the amount of original issue discount on the new debentures.



    A U.S. holder, other than a holder with amortizable bond premium, must include any original issue discount on the new debentures as ordinary interest income as it accrues (potentially in advance of the receipt of any cash payments attributable to such income) in accordance with a constant yield method based on a compounding of interest, regardless of such U.S. holder's regular method of tax accounting. A U.S. holder may elect to include all interest that accrues or is to be paid on the new debentures in income under the constant yield method applicable to original issue discount, subject to limitations and exceptions. Because the stated interest (whether paid in cash at any time or, at our election, prior to February 15, 2004, in our common stock) paid in each quarterly period pursuant to the terms of the new debentures is generally expected to equal the amount of original issue discount required to be taken into account for such quarterly period, the timing of a holder's income inclusions with respect to the new debentures under the original issue discount rules is not expected to differ materially from the timing of cash received. Nevertheless, in the event that we exercise our right to defer payments of interest on the new debentures, a holder will still be required to include original issue discount into income on a constant yield method notwithstanding that we will not make any distributions on the new preferred securities during such extension period.


AMORTIZABLE BOND PREMIUM

    Under the amortizable bond premium rule, a holder that "purchases" a debt instrument at a premium does not include any original issue discount in income. The exchange of existing debentures

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for exchange debentures will be such a "purchase," and a U.S. holder may have amortizable bond premium with respect to the holder's beneficial interest in the exchange debentures acquired in the exchange. A U.S. holder will have amortizable bond premium if the holder's basis in its pro rata share of the underlying exchange debentures immediately after the exchange exceeds the sum of all amounts payable on the exchange debentures (other than payments of qualified stated interest) after the exchange date.


    As discussed above under the section titled "Treatment of Exchange Offer," a U.S. holder will receive a tax basis in the exchange debentures equal to the U.S. holder's adjusted tax basis in the existing debentures exchanged for the exchange debentures. A holder's basis in the exchange debentures for purposes of determining the amount of amortizable bond premium will be this carryover basis reduced by an amount equal to the value of the conversion option a holder possesses with respect to the exchange debentures.


    If a holder has amortizable bond premium, it can make an election to amortize the premium by offsetting interest income with bond premium in the holder's timely filed federal income tax return for the first taxable year to which the holder desires the election to apply. The holder should attach to the return a statement that the holder is making such an election under Section 171 of the Code. In general, a holder with amortizable bond premium amortizes the premium by offsetting the interest allocable to an accrual period with the bond premium allocable to the accrual period. Bond premium is allocable to an accrual period under the constant yield method.

MARKET DISCOUNT

    A debt instrument will be considered to be a market discount instrument if the stated redemption price at maturity of the debt instrument at the time of acquisition exceeds the initial tax basis of the debt instrument immediately after its acquisition by the holder by more than 1/4 of 1% of the stated redemption price of the debt instrument multiplied by the number of complete years to maturity (after the holder acquired the debt instrument).

    For U.S. holders that acquire exchange debentures pursuant to the exchange offer, accrued market discount on existing debentures will carry over to the exchange debentures received in the exchange offer. Any gain recognized on the receipt of payments on or disposition of exchange debentures will be treated as ordinary income to the extent that this gain does not exceed the accrued market discount on the exchange debentures.

    A U.S. holder that exchanges existing debentures for exchange debentures pursuant to the exchange offer will have unaccrued market discount on the exchange debentures only if the existing debentures exchanged by the U.S. holder had market discount and only if the U.S. holder's tax basis in the exchange debentures immediately after the exchange is less than the issue price of the exchange debentures. The amount of the unaccrued market discount in such case would be the excess of the issue price of the exchange debentures over the sum of the U.S. holder's tax basis in the exchange debentures immediately after the exchange and the accrued market discount on the existing debentures not previously included in the holder's gross income and which carries over to the exchange debentures.


DISTRIBUTION OF NEW DEBENTURES TO HOLDERS OF THE NEW PREFERRED SECURITIES



    Under current law, a distribution by the new trusts of the new debentures will be nontaxable as described under the section titled "Description of Preferred Securities--Description of the New Preferred Securities--Special Event Distribution; Tax Event Redemption," beginning on page 99 of this prospectus, and will result in the holder receiving directly its pro rata share of the new debentures previously held indirectly through the applicable new trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in its pro rata share of the underlying new debentures prior to such distribution. If, however, the new trusts were


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characterized for United States federal income tax purposes as associations taxable as corporations at the time of their dissolution, the distribution of the new debentures would constitute a taxable event to holders of new preferred securities and a holder's holding period for the new debentures would begin on the date the new debentures were received.



DISPOSITION OF THE NEW PREFERRED SECURITIES



    Upon a sale, new or other disposition of the new preferred securities (including a distribution of cash in redemption of a holder's new preferred securities upon redemption or repayment of the underlying new debentures, but excluding the distribution of new debentures), a holder will be considered to have disposed of all or part of its pro rata share of the new debentures, and will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in its pro rata share of the underlying new debentures deemed disposed. A holder's adjusted tax basis in the new debentures will generally equal its initial purchase price of the existing preferred securities, if the exchange preferred securities are acquired in the exchange, or the initial purchase price of the cash offer preferred securities, if the cash offer preferred securities are acquired in the cash offer. A holder's adjusted tax basis (generally its initial purchase price) will be increased by any accrued and unpaid original issue discount. Such gain or loss will be long-term capital gain or loss if the new preferred securities have been held by the holder for more than one year.



    The new preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying new debentures. A holder that uses the accrual method of accounting (and a cash method holder if the new debentures are issued with original issue discount) and that disposes of its new preferred securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the new debentures through the date of disposition, and to add such amount to its adjusted tax basis in its pro rata share of the underlying new debentures deemed disposed. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.



CONVERSION OF THE NEW PREFERRED SECURITIES TO OUR COMMON STOCK



    A holder of new preferred securities will not recognize income, gain or loss upon the conversion through the conversion agent of new debentures into our common stock, except with respect to any amount treated as paid with respect to interest. A holder of new preferred securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of our common stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in our common stock received upon conversion will be equal to such holder's tax basis in the new preferred securities delivered to the conversion agent for exchange, less the basis allocated to any fractional share for which cash is received. Such holder's holding period in our common stock received upon conversion will generally include the holder's holding period of the new preferred securities delivered to the conversion agent for exchange, except with respect to our common stock received in respect of interest, the holding period of which will generally begin the day following receipt.


ADJUSTMENT OF CONVERSION PRICE


    Treasury Regulations promulgated under section 305 of the Code would treat holders of new preferred securities as having received a constructive distribution from us in certain events pursuant to which the conversion price of the new debentures is adjusted. Thus, under certain circumstances, a reduction in the conversion price for the new debentures may result in deemed dividend income to holders of new preferred securities to the extent of our current or accumulated earnings and profits, if


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any. Holders of new preferred securities are advised to consult their tax advisors as to the income tax consequences of adjustments in the conversion rate of new preferred securities.


COMMON STOCK


    Distributions, if any, paid on our common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a U.S. holder's income as ordinary income as they are paid. Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period in the common stock is more than one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. For these purposes, any market discount that the U.S. holder had in the existing preferred securities that carried over to the new preferred securities, and has not been previously included in income, will be considered to be market discount with respect to the common stock.


NON-U.S. HOLDERS

    The following summary discusses the United States federal income tax consequences to non-U.S. holders.


    We will not withhold on payments of principal and interest to you on the new debentures, provided that: (a) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations; (b) you are not a controlled foreign corporation that is related to us through stock ownership;
(c) you are not a bank whose receipt of interest on the new debentures is described in section 881(c)(3)(A) Code; and (d) either (A) you provide your name and address on an IRS Form W-8BEN, and certify, under penalty of perjury, that you are not a United States person or (B) a financial institution holding the new preferred securities on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and provides us with a copy.


    We will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired upon a conversion. You may reduce the 30% withholding tax applicable to you on dividends if you provide us with a properly executed IRS Form W-8BEN claiming a reduction of or an exemption from withholding under an applicable tax treaty.


    Any gain or income realized on the disposition of a new preferred security, or our common stock acquired upon a conversion generally will not be subject to United States federal income or withholding tax unless: (a) that gain or income is effectively connected with your conduct of a trade or business in the United States; (b) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.



    We believe that it is unlikely that we are or will become a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of a new preferred security or our common stock if you held at all times less than 5% of the total outstanding new preferred securities or shares of our common stock, respectively.


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    Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    If you are a non-U.S. holder, no backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge or reason to know that you are a U.S. holder.

    Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION


    We have engaged Banc of America Securities LLC as the dealer manager in connection with our offer to exchange an aggregate of up to $37.95 million in liquidation amount of exchange preferred securities for up to $86.25 million in aggregate liquidation amount of existing preferred securities. We have also engaged Banc of America Securities LLC to use its best efforts to find purchasers for any or all of the $50.0 million of cash offer preferred securities to be issued by us pursuant to the cash offer. Banc of America Securities LLC is not making a commitment to take or purchase cash offer preferred securities from us and has not assured us that these securities will be placed successfully in the cash offer. The purchase price for the cash offer preferred securities is 100% of the liquidation amount of the cash offer preferred securities, plus accrued distributions, if any, from the original issue date. As compensation for its services as dealer manager, we are paying Banc of America Securities LLC a dealer manager fee in connection with the exchange offer which is discussed in the section titled "The Exchange Offer--Fees and Expenses," beginning on page 81 of this prospectus. As compensation for its services as placement agent, we are paying Banc of America Securities LLC a placement agent fee of 5% of the aggregate liquidation amount of cash offer preferred securities sold in the cash offer.



    We have entered into a dealer manager agreement with Banc of America Securities LLC in connection with the exchange offer. We have also entered into a distribution agreement with Banc of America Securities LLC in connection with the cash offer. The dealer manager agreement provides that the obligations of Banc of America Securities LLC are subject to the fulfillment of certain customary conditions precedent and other conditions precedent, including the tender, without being withdrawn, of an aggregate liquidation amount of a minimum of $50.0 million of existing preferred securities pursuant to the exchange offer and the purchase, pursuant to the cash offer, of cash offer preferred securities having an aggregate liquidation amount equal to at least 30% of the aggregate liquidation amount of the existing preferred securities tendered and accepted for exchange in the exchange offer. See the section titled "The Exchange Offer--Conditions for Completion of the Exchange Offer," beginning on page 80 of this prospectus.



    We intend to offer the cash offer preferred securities in the cash offer on a best efforts basis to investors. The cash offer is not conditioned upon a minimum number of cash offer preferred securities being sold nor upon consummation of the exchange offer.


    Each of the dealer manager agreement and the distribution agreement provides that we will indemnify Banc of America Securities LLC against specific liabilities, including liabilities under the Securities Act.

    As a further condition to the obligations of Banc of America Securities LLC under each of the dealer manager agreement and the distribution agreement, all of our executive officers and directors have entered into lock-up agreements with Banc of America Securities LLC. Under those agreements, our executive officers and directors may not, without the prior written consent of Banc of America Securities LLC, which consent may be withheld in its sole discretion, directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act or otherwise dispose of any rights to, or interests in, any shares of our common stock, any options or warrants to acquire any shares of our common stock or any preferred securities convertible into, exercisable for or exchangeable for shares of our common stock owned as of the date of this prospectus or subsequently owned either of record or beneficially by them, or publicly announce the intention to do any of the actions described above, for a period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after that date. However, Banc of America Securities LLC, may, in its sole discretion and at any time without notice, release all or any portion of the preferred securities subject to lock-up agreements.

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    In addition, we and each new trust have agreed that during the period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after that date, we will not, nor will we publicly announce our intention to, without the prior written consent of Banc of America Securities LLC, which consent may be withheld in its sole discretion, issue, directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer or otherwise dispose of any rights to, or interests in, any shares of our common stock, any options or warrants to acquire any shares of our common stock or any preferred securities convertible into, exercisable for or exchangeable for shares of our common stock, other than our issuance and sale of new preferred securities in this offering, the issuance of shares of our common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under our existing employee stock option, stock ownership or equity incentive plans, or the issuance of shares of common stock upon conversion of the existing preferred securities, the exchange preferred securities and the cash offer preferred securities. We have also agreed not to enter into any transaction, including a derivative transaction, having an economic effect similar to that of a sale of any of our shares or any of our preferred securities that are substantially similar to the shares or which are convertible into, exercisable for or exchangeable for, or represent the right to receive, shares or preferred securities that are substantially similar to the shares, subject to certain exceptions, without the prior consent of Banc of America Securities LLC.



    Prior to this offering, there has been no market for the new preferred securities. We have been advised by Banc of America Securities LLC that it presently intends to make a market in the new preferred securities as permitted by applicable laws and regulations. Banc of America Securities LLC has no obligation, however, to make a market in the new preferred securities and may discontinue market making at any time without notice. As a result, we can give you no assurance regarding the liquidity of the new preferred securities or trading markets for the new preferred securities.



    We have been advised by Banc of America Securities LLC that certain persons participating in this offering may engage in transactions, including stabilizing bids that may have the effect of stabilizing or maintaining the market price of the new preferred securities. Stabilization bids are bids for, or the purchase of, new preferred securities on behalf of Banc of America Securities LLC for the purpose of fixing or maintaining the price of the new preferred securities.


    This offering is being made in compliance with the requirements of "Direct Participation Programs" of the provisions of Rule 2810 of the National Association of Securities Dealers, Inc. Conduct Rules. Accordingly, sales will not be made to a discretionary account without the prior written consent of a purchaser.


    On July 27, 2001 we entered into a senior secured facility funded by a syndicate of banks for which Bank of America, N.A., acts as agent. This senior secured facility was amended on December 4, 2001 and December 7, 2001. Bank of America, N.A., is an affiliate of Banc of America Securities LLC. See the section titled "Management's Discussion and Analysis--Recent Developments--Senior Debt Refinancing," beginning on page 56 of this prospectus.

        IDENTITY AND BACKGROUND OF FILING PERSONS AND SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth specific information as of October 31, 2001 (except as noted otherwise) regarding ownership of our shares of common stock by:

    - each of our executive officers or directors, and

    - each of the new trust's trustees.

    Unless otherwise stated, the address of each of the foregoing persons is c/o Fleetwood Enterprises, Inc., 3125 Myers Street in Riverside, California 92503. None of the persons listed below owns any of the existing preferred securities.


                                                                         AMOUNT AND
                                                                          NATURE OF      PERCENT OF
                                                                         BENEFICIAL      OUTSTANDING
NAME AND ADDRESS                               TITLE                    OWNERSHIP(1)      SHARES(2)
----------------              ----------------------------------------  -------------   -------------
Glenn F. Kummer(3)..........  Chairman of the Board                        755,000           2.2%
Nelson W. Potter(4).........  President, Chief Executive Officer and       253,000             *
                                Director
Douglas M. Lawson(5)........  Director                                      26,000             *
Walter F. Beran(6)..........  Director                                      33,510             *
Dr. James L. Doti(7)........  Director                                      24,658             *
Thomas Pitcher(8)...........  Director                                      17,037             *
Paul D. Borghesani(9).......  Director                                      14,188             *
Loren K. Carroll(10)........  Director                                      16,188             *
David S. Engelman(11).......  Director                                      15,688             *
John T. Montford(12)........  Director                                      12,927             *
Margaret S. Dano(13)........  Director                                       8,000             *
Charles A. Wilkinson(14)....  Executive Vice President--Operations          40,500             *
Boyd R. Plowman(15).........  Senior Vice President--Finance, Chief         31,000             *
                                Financial Officer, Assistant Secretary
                                and Regular Trustee for Fleetwood
                                Capital Trust II and Fleetwood Capital
                                Trust III
Forrest D. Theobald(16).....  Vice President--General Counsel and            1,010             *
                                Secretary
Lyle N. Larkin(17)..........  Vice President--Treasurer and Assistant       82,500             *
                                Secretary
Todd L. Inlander............  Vice President--Information Technology             0             0
James F. Smith(18)..........  Vice President--Controller                     6,000             *
Larry L. Mace(19)...........  Vice President--Administration and            54,500             *
                              Supply Subsidiaries
The Bank of New York .......  Delaware Trustee for Fleetwood Capital             0             0
(Delaware)                      Trust II and Fleetwood Capital Trust
101 Barclay Street              III
21 West
New York, NY 10286


--------------------------

  *  Less than 1 percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Shares of common stock subject to options currently exercisable or exercisable within 60 days after October 31, 2001, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Applicable percentage of ownership is based on 34,969,141 shares of our common stock outstanding on October 31, 2001.

 (3) Includes 705,000 shares subject to options held by Mr. Kummer that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Kummer, as sole trustee, holds the voting and dispositive power of 50,000 shares held in The Glenn F. Kummer Trust.

 (4) Includes 250,000 shares subject to options held by Mr. Potter that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Nelson shares the voting and dispositive power of 1,000 shares with his wife as joint tenant, and shares the voting and dispositive power of 2,000 shares with Ms. Nelson as co-trustee, in The Potter Family Trust.

 (5) Includes 24,000 shares subject to options held by Mr. Lawson that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (6) Includes 22,510 shares subject to options held by Mr. Beran that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Beran individually holds 3,000 shares in a pension plan and shares the voting and dispositive power of 4,000 shares with his wife as co-trustee of The Beran Family Trust.

 (7) Includes 18,658 shares subject to options held by Dr. Doti that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Dr. Doti holds 2,000 shares in The James & Lynne Pierson Doti Revocable Living Trust, for which he holds, as sole trustee, the voting and dispositive power of these shares.

 (8) Includes 12,537 shares subject to options held by Mr. Pitcher that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (9) Includes 9,688 shares subject to options held by Mr. Borghesani that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Borghesani jointly holds with his wife the voting and dispositive power of 500 shares of common stock.

 (10) Includes 9,688 shares subject to options held by Mr. Carroll that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Carroll shares with his wife, as a tenant in common, the voting and dispositive power of 2,500 shares of common stock.

 (11) Includes 9,688 shares subject to options held by Mr. Engelman that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (12) Includes 12,887 shares subject to options held by Mr. Montford that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (13) Includes 4,000 shares subject to options held by Ms. Dano that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (14) Includes 40,500 shares subject to options held by Mr. Wilkinson that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (15) Includes 26,000 shares subject to options held by Mr. Plowman that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Plowman jointly holds with his wife the voting and dispositive power of 5,000 shares of common stock.

 (16) Includes 1,000 shares subject to options held by Mr. Theobald that are currently exercisable or will become exercisable within 60 days of October 31, 2001. Mr. Theobald jointly holds with his wife the voting and dispositive power of 10 shares of common stock.

 (17) Includes 80,500 shares subject to options held by Mr. Larkin that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (18) Includes 4,000 shares subject to options held by Mr. Smith that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

 (19) Includes 51,500 shares subject to options held by Mr. Mace that are currently exercisable or will become exercisable within 60 days of October 31, 2001.

                                 LEGAL MATTERS


    Certain legal matters with respect to the validity of the new preferred securities have been passed upon for us and the new trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to us and each of the new trusts. Certain legal matters with respect to the validity of the new preferred securities guarantee, the cash offer preferred securities guarantee and our common stock issuable upon conversion of the new preferred securities and certain United States federal income taxation matters have been passed upon for us and each of the new trusts by Gibson, Dunn & Crutcher LLP, Orange County, California, special counsel to us and each of the new trusts. Certain legal matters will be passed upon for the dealer manager and placement agent by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

    The consolidated financial statements and schedule included in our annual report on Form 10-K, as amended, for the fiscal year ended April 29, 2001 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file reports, proxy statements and other information with the SEC, in accordance with the Exchange Act. You may read and copy the registration statement, the documents that we incorporate by reference into the prospectus, the Tender Offer Statement on Schedule TO-I, as well as our other reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at Room 1024, 45 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 233 Broadway, 16th Floor, Woolworth Building, New York, New York 10279-1803 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies from the public reference room by calling the SEC at 1-800-SEC-0330. In addition, we are required to file electronic copies of these materials with the SEC through the SEC's EDGAR system. You may access the information we file with the SEC over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:


    - Current Report on Form 8-K, filed on December 6, 2001;


    - Current Report on Form 8-K, filed on November 8, 2001;

    - Current Report on Form 8-K, filed on October 26, 2001;

    - Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2001;

    - Current Report on Form 8-K, filed on May 30, 2001;

    - Annual Report on Form 10-K, as amended, for the fiscal year ended April 29, 2001;

    - Registration Statement on Form 8-A, filed on October 28, 1998; and

    - The description of our common stock contained in our Registration Statement on Form S-4/A, filed on June 25, 1998.

    You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

    Investor Relations Department, Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California 92503, (909) 351-3500.

    The forward-looking statements made in connection with the exchange offer pursuant to the registration statement or the Tender Offer Statement on Schedule TO-I are not and have not been protected under the Securities Litigation Reform Act. Futhermore, any references to the safe harbor for forward-looking statements made in reports that are incorporated by reference into this prospectus and filed pursuant to the Securities Exchange Act of 1934 are specifically not incorporated into this registration statement with respect to the exchange offer.

                              The Exchange Agent:
                              THE BANK OF NEW YORK

 By Regular Mail or Overnight Courier, or by          By Registered & Certified Mail:
                     Hand:

            The Bank of New York                           The Bank of New York
        101 Barclay Street--1st Floor                     101 Barclay Street--7E
          New York, New York 10286                       New York, New York 10286

                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                 (212) 815-6339

                 For Information or Confirmation by Telephone:

                                 (212) 815-5920

                             The Information Agent:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550

                   All Others Call Toll Free: (800) 290-6428

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

                   The dealer manager for the exchange offer:

                         BANC OF AMERICA SECURITIES LLC
                               9 West 57th Street
                            New York, New York 10019

                                 (212) 583-8000

                         Call Toll Free: (888) 583-8900

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FLEETWOOD ENTERPRISES, INC.

    Fleetwood Enterprises, Inc. is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Fleetwood Enterprises) by reason of the fact that such person is or was a director, officer, employee or agent of Fleetwood Enterprises, or is or was serving at the request of Fleetwood Enterprises as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Fleetwood Enterprises, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Fleetwood Enterprises to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Fleetwood Enterprises unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Fleetwood Enterprises may purchase and maintain insurance on behalf of a director or officer of Fleetwood Enterprises against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not Fleetwood Enterprises would have the power to indemnify him or her against such liabilities under Section 145.

    Fleetwood Enterprises' Charter contains no provisions regarding indemnification of officers and directors. Fleetwood Enterprises' Bylaws provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of Fleetwood Enterprises, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Fleetwood Enterprises, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. The Bylaws also authorize Fleetwood Enterprises to purchase and maintain insurance on behalf of a director, officer, employee, agent of Fleetwood Enterprises or a person acting at the request of Fleetwood Enterprises as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

    In addition to the indemnification provisions in Fleetwood Enterprises' Bylaws, Fleetwood Enterprises has entered into indemnity agreements with individuals serving as officers of the corporation. Therein, Fleetwood Enterprises has agreed to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. Fleetwood Enterprises has agreed to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. Fleetwood Enterprises has also agreed that if it shall not pay within a set period of time after written claim, the officer may bring suit against Fleetwood Enterprises and shall be entitled to be paid for prosecuting such claim. Fleetwood Enterprises has not agreed to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and has not agreed to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.


INDEMNIFICATION OF TRUSTEES, DIRECTORS AND OFFICERS OF FLEETWOOD CAPITAL TRUST II AND FLEETWOOD CAPITAL TRUST III



    Each Declaration of Trust II and Trust III provides that no Trustee of the new trusts, affiliate of any Trustee of the new trusts, or any officers, directors, shareholders, members, partners, employees, representatives or agent of any Trustee of the new trusts, or any employee or agent of the new trusts or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the new trusts or any officer, director, trustee, shareholder, partner, member, representative, employee or agent of the new trusts or its affiliates or any holder of the new trust securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the new trusts and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct (except as otherwise provided, in the case of the Property Trustee, in the Trust Indenture Act) with respect to such acts or omissions.



    Each Declaration of Trust II and Trust III also provides that to the fullest extent permitted by applicable law, Fleetwood Enterprises shall indemnify and hold harmless each Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such Indemnified Person by reason of the creation, operation or termination of the new trusts or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the new trusts and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

    The Declaration further provides that to the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Fleetwood Enterprises prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Fleetwood Enterprises of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under the Declaration.

ITEM 21.  EXHIBITS.

    The following exhibits are filed as part of this Registration Statement:


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1            Dealer Manager Agreement with Banc of America Securities
                        LLC, dated as of December 5, 2001.*

         1.2            Distribution Agreement with Banc of America Securities LLC, dated as of December 5, 2001.*

         4.1            Rights Agreement dated September 15, 1998, as amended on
                        April 30, 2001, by and between Fleetwood Enterprises, Inc.
                        and Fleet National Bank, f/k/a BankBoston, N.A.,
                        (incorporated by reference to Fleetwood Enterprises, Inc.'s
                        Current Reports on Form 8-K filed on November 10, 1998 and
                        May 30, 2001).

         4.2            Amended and Restated Declaration of Trust of Fleetwood
                        Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated by reference to Fleetwood Enterprises,
                        Inc.'s Registration Statement on Form S-4 filed April 9,
                        1998).

         4.3            Declaration of Trust of Fleetwood Capital Trust II dated as of June 7, 2001, by and among Fleetwood Enterprises, Inc.
                        and the individual trustees of such Trust.*

         4.4            Form of Amended and Restated Declaration of Trust of
                        Fleetwood Capital Trust II, by and among Fleetwood
                        Enterprises, Inc. and the individual trustees of such Trust.

         4.5            Declaration of Trust of Fleetwood Capital Trust III, dated as of December 7, 2001, by and among Fleetwood Enterprises,
                        Inc. and the individual trustees of such Trust.

         4.6            Form of Amended and Restated Declaration of Trust of
                        Fleetwood Capital Trust III, by and among Fleetwood
                        Enterprises, Inc. and the individual trustees of such Trust.

         4.7 Indenture dated as of February 10, 1998, by and between Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s 6% Convertible Subordinated Debentures due 2028
                        (incorporated by reference to Fleetwood Enterprises Inc.'s
                        Registration Statement on Form S-4 filed April 9, 1998).

         4.8            Form of Indenture by and between Fleetwood Enterprises, Inc.
                        and The Bank of New York, as Trustee, used in connection
                        with Fleetwood Enterprises Inc.'s 9.75% Convertible Trust II
                        Subordinated Debentures due February 15, 2013.

         4.9            Form of Indenture by and between Fleetwood Enterprises, Inc.
                        and The Bank of New York, as Trustee, used in connection
                        with Fleetwood Enterprises, Inc.'s 9.75% Convertible Trust
                        III Subordinated Debentures due February 15, 2013.

         4.10           Preferred Securities Guarantee Agreement dated as of
                        February 10, 1998, by and between Fleetwood Enterprises,
                        Inc. and The Bank of New York, as preferred guarantee
                        trustee (incorporated by reference to Fleetwood Enterprises
                        Inc.'s Current Report on Form 8-K filed on November 10,
                        1988).

         4.11           Form of Preferred Securities Guarantee Agreement, by and
                        between Fleetwood Enterprises Inc. and The Bank of New York, as preferred guarantee trustee.

         4.12           Form of Cash Offer Preferred Securities Guarantee Agreement,
                        by and between Fleetwood Enterprises, Inc. and The Bank of
                        New York, as preferred guarantee trustee.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         4.13           Form of Common Securities Guarantee Agreement, by Fleetwood
                        Enterprises, Inc. in favor of the holders of the common
                        securities of Fleetwood Capital Trust II.

         4.14           Form of Cash Offer Common Securities Guarantee Agreement, by
                        Fleetwood Enterprises, Inc. in favor of the holders of the common securities of Fleetwood Capital Trust III.

         4.15           Form of 6% Convertible Trust Preferred Security due
                        February 15, 2028 (included in the Amended and Restated
                        Declaration of Trust filed as Exhibit 4.2 hereto).

         4.16           Form of 6% Convertible Subordinated Debenture due
                        February 15, 2028 (included in the Indenture filed as
                        Exhibit 4.7 hereto).

         4.17 Form of 9.75% Convertible Trust II Subordinated Debenture due February 15, 2013 (included in the Form of Indenture filed as Exhibit 4.8 hereto).

         4.18           Form of 9.75% Convertible Trust II Preferred Security due
                        February 15, 2013 (included in the Form of Amended and
                        Restated Declaration of Trust filed as Exhibit 4.4 hereto).

         4.18 Form of 9.75% Convertible Trust III Subordinated Debenture due February 15, 2013 (included in the Form of Indenture filed as Exhibit 4.9 hereto).

         4.19           Form of 9.75% Convertible Trust III Preferred Security due
                        February 15, 2013 (included in the Form of Amended and
                        Restated Declaration of Trust filed as Exhibit 4.6 hereto).

         4.20           Registration Rights Agreement dated February 10, 1998, by
                        and among Fleetwood Capital Trust, Fleetwood Enterprises
                        Inc. and PaineWebber Incorporated (incorporated by reference to Fleetwood Enterprises Inc.'s Annual Report on Form 10-K
                        for the year ended April 24, 1994).

         5.1 Opinion of Morris, Nichols, Arsht & Tunnell as to the validity of certain of the securities being registered.

         5.2            Opinion of Gibson, Dunn & Crutcher LLP as to the validity of certain of the securities being registered.

         8.1 Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters.

        12.1            Statement setting forth computation of ratio of earnings to fixed charges.*

        15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial information.*

        23.1            Consent of Morris, Nichols, Arsht & Tunnell (included in
                        Exhibit 5.1).

        23.2            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
                        5.2 and 8.1).

        23.3            Consent of Arthur Andersen LLP.

        24.1            Powers of Attorney.*

        25.1            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust II Preferred Securities due February 15,
                        2013.*

        25.2            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust II Subordinated Debentures due
                        February 15, 2013.*

        25.3            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the
                        Guarantee of 9.75% Convertible Trust II Preferred Securities
                        due February 15, 2013.*

        25.4            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust III Preferred Securities due February 15,
                        2013.

        25.5            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust III Subordinated Debentures due
                        February 15, 2013.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        25.6            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the
                        Guarantee of 9.75% Convertible Trust III Preferred
                        Securities due February 15, 2013.

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.*

        99.4            Form of Letter to Clients.*

        99.5            Form of Fleetwood Enterprises, Inc. Letter to Holders of
                        Existing Preferred Securities and The Depository Trust
                        Company.*

        99.6            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.*

        99.7            Form of Letter of Transmittal for the Amended Exchange
                        Offer.

        99.8            Form of Notice of Guaranteed Delivery for the Amended
                        Exchange Offer.

        99.9            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees for the Amended Exchange Offer.

        99.10           Form of Letter to Clients for the Amended Exchange Offer.

        99.11           Form of Fleetwood Enterprises, Inc. Letter to Holders of
                        Existing Preferred Securities and The Depository Trust
                        Company for the Amended Exchange Offer.

        99.12           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9 for the Amended Exchange
                        Offer.


------------------------

*   Previously filed.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned Registrants each hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

    (b) The undersigned Registrants each hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) Fleetwood Enterprises, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Fleetwood Enterprises Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have each been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrants each hereby undertake:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Fleetwood Enterprises pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 and Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 10, 2001.



                                                    FLEETWOOD CAPITAL TRUST II

                                                    By:                /s/ BOYD R. PLOWMAN
                                                         ----------------------------------------------
                                                                         Boyd R. Plowman
                                                                         REGULAR TRUSTEE



    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Capital Trust III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 and Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 10, 2001.



                                                    FLEETWOOD CAPITAL TRUST III

                                                    By:                /s/ BOYD R. PLOWMAN
                                                         ----------------------------------------------
                                                                         Boyd R. Plowman
                                                                         REGULAR TRUSTEE

    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 and Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on December 10, 2001.



                                                    FLEETWOOD ENTERPRISES, INC.

                                                    By:                /s/ BOYD R. PLOWMAN
                                                         ----------------------------------------------
                                                                         Boyd R. Plowman
                                                            SENIOR VICE PRESIDENT--FINANCE AND CHIEF
                                                                        FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-4 and Amendment No. 3 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
           /s/ GLENN F. KUMMER
    ---------------------------------       Chairman of the Board                 December 10, 2001
             Glenn F. Kummer*

           /s/ NELSON W. POTTER             President and Chief Executive
    ---------------------------------         Officer and Director (Principal     December 10, 2001
            Nelson W. Potter*                 Executive Officer)

                                            Senior Vice President--Finance,
           /s/ BOYD R. PLOWMAN                Chief Financial Officer and
    ---------------------------------         Assistant Secretary (Principal      December 10, 2001
             Boyd R. Plowman*                 Financial and Accounting Officer)

          /s/ THOMAS B. PITCHER
    ---------------------------------       Director                              December 10, 2001
            Thomas B. Pitcher*

          /s/ DOUGLAS M. LAWSON
    ---------------------------------       Director                              December 10, 2001
            Douglas M. Lawson*

           /s/ WALTER F. BERAN
    ---------------------------------       Director                              December 10, 2001
             Walter F. Beran*

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
           /s/ LOREN K. CARROLL
    ---------------------------------       Director                              December 10, 2001
            Loren K. Carroll*

          /s/ DAVID S. ENGELMAN
    ---------------------------------       Director                              December 10, 2001
            David S. Engelman*

            /s/ JAMES L. DOTI
    ---------------------------------       Director                              December 10, 2001
              James L. Doti*

          /s/ PAUL D. BORGHESANI
    ---------------------------------       Director                              December 10, 2001
           Paul D. Borghesani*

           /s/ JOHN T. MONTFORD
    ---------------------------------       Director                              December 10, 2001
            John T. Montford*

           /s/ MARGARET S. DANO
    ---------------------------------       Director                              December 10, 2001
            Margaret S. Dano*


     /s/ FORREST D. THEOBALD
By:  ---------------------------------
     ATTORNEY IN FACT
* By authority of powers of attorney filed with this registration statement.

                                 EXHIBIT INDEX


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1            Dealer Manager Agreement with Banc of America Securities
                        LLC, dated as of December 5, 2001.*

         1.2            Distribution Agreement with Banc of America Securities LLC, dates as of December 5, 2001.*

         4.1            Rights Agreement dated September 15, 1998, as amended on
                        April 30, 2001, by and between Fleetwood Enterprises, Inc.
                        and Fleet National Bank, f/k/a BankBoston, N.A.,
                        (incorporated by reference to Fleetwood Enterprises, Inc.'s
                        Current Reports on Form 8-K filed on November 10, 1998 and
                        May 30, 2001).

         4.2            Amended and Restated Declaration of Trust of Fleetwood
                        Capital Trust dated as of February 10, 1998, by and among Fleetwood Enterprises, Inc. and individual trustees of the Trust (incorporated by reference to Fleetwood Enterprises,
                        Inc.'s Registration Statement on Form S-4 filed April 9,
                        1998).

         4.3            Declaration of Trust of Fleetwood Capital Trust II dated as of June 7, 2001, by and among Fleetwood Enterprises, Inc.
                        and the individual trustees of such Trust.*

         4.4            Form of Amended and Restated Declaration of Trust of
                        Fleetwood Capital Trust II, by and among Fleetwood
                        Enterprises, Inc. and the individual trustees of such Trust.

         4.5            Declaration of Trust of Fleetwood Capital Trust III, dated as of December 7, 2001, by and among Fleetwood Enterprises,
                        Inc. and the individual trustees of such Trust.

         4.6            Form of Amended and Restated Declaration of Trust of
                        Fleetwood Capital Trust III, by and among Fleetwood
                        Enterprises, Inc. and the individual trustees of such Trust.

         4.7 Indenture dated as of February 10, 1998, by and between Fleetwood Enterprises, Inc. and The Bank of New York, as
                        Trustee, used in connection with Fleetwood Enterprises
                        Inc.'s 6% Convertible Subordinated Debentures due 2028
                        (incorporated by reference to Fleetwood Enterprises Inc.'s
                        Registration Statement on Form S-4 filed April 9, 1998).

         4.8            Form of Indenture by and between Fleetwood Enterprises, Inc.
                        and The Bank of New York, as Trustee, used in connection
                        with Fleetwood Enterprises Inc.'s 9.75% Convertible Trust II
                        Subordinated Debentures due February 15, 2013.

         4.9            Form of Indenture by and between Fleetwood Enterprises, Inc.
                        and The Bank of New York, as Trustee, used in connection
                        with Fleetwood Enterprises, Inc.'s 9.75% Convertible Trust
                        III Subordinated Debentures due February 15, 2013.

         4.10           Preferred Securities Guarantee Agreement dated as of
                        February 10, 1998, by and between Fleetwood Enterprises,
                        Inc. and The Bank of New York, as preferred guarantee
                        trustee (incorporated by reference to Fleetwood Enterprises
                        Inc.'s Current Report on Form 8-K filed on November 10,
                        1988).

         4.11           Form of Preferred Securities Guarantee Agreement, by and
                        between Fleetwood Enterprises Inc. and The Bank of New York, as preferred guarantee trustee.

         4.12           Form of Cash Offer Preferred Securities Guarantee Agreement,
                        by and between Fleetwood Enterprises, Inc. and The Bank of
                        New York, as preferred guarantee trustee.

         4.13           Form of Common Securities Guarantee Agreement, by Fleetwood
                        Enterprises, Inc. in favor of the holders of the common
                        securities of Fleetwood Capital Trust II.

         4.14           Form of Cash Offer Common Securities Guarantee Agreement, by
                        Fleetwood Enterprises, Inc. in favor of the holders of the common securities of Fleetwood Capital Trust III.

         4.15           Form of 6% Convertible Trust Preferred Security due
                        February 15, 2028 (included in the Amended and Restated
                        Declaration of Trust filed as Exhibit 4.2 hereto).

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         4.16           Form of 6% Convertible Subordinated Debenture due
                        February 15, 2028 (included in the Indenture filed as
                        Exhibit 4.7 hereto).

         4.17 Form of 9.75% Convertible Trust II Subordinated Debenture due February 15, 2013 (included in the Form of Indenture filed as Exhibit 4.8 hereto).

         4.18           Form of 9.75% Convertible Trust II Preferred Security due
                        February 15, 2013 (included in the Form of Amended and
                        Restated Declaration of Trust filed as Exhibit 4.4 hereto).

         4.18 Form of 9.75% Convertible Trust III Subordinated Debenture due February 15, 2013 (included in the Form of Indenture filed as Exhibit 4.9 hereto).

         4.19           Form of 9.75% Convertible Trust III Preferred Security due
                        February 15, 2013 (included in the Form of Amended and
                        Restated Declaration of Trust filed as Exhibit 4.6 hereto).

         4.20           Registration Rights Agreement dated February 10, 1998, by
                        and among Fleetwood Capital Trust, Fleetwood Enterprises
                        Inc. and PaineWebber Incorporated (incorporated by reference to Fleetwood Enterprises Inc.'s Annual Report on Form 10-K
                        for the year ended April 24, 1994).

         5.1 Opinion of Morris, Nichols, Arsht & Tunnell as to the validity of certain of the securities being registered.

         5.2            Opinion of Gibson, Dunn & Crutcher LLP as to the validity of certain of the securities being registered.

         8.1 Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters.

        12.1            Statement setting forth computation of ratio of earnings to fixed charges.*

        15.1 Letter of Arthur Andersen LLP regarding unaudited interim financial information.*

        23.1            Consent of Morris, Nichols, Arsht & Tunnell (included in
                        Exhibit 5.1).

        23.2            Consent of Gibson, Dunn & Crutcher LLP (included in Exhibits
                        5.2 and 8.1).

        23.3            Consent of Arthur Andersen LLP.

        24.1            Powers of Attorney.*

        25.1            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust II Preferred Securities due February 15,
                        2013.*

        25.2            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust II Subordinated Debentures due
                        February 15, 2013.*

        25.3            Statement of Eligibility and Qualification on Form T-l of
                        The Bank of New York, as Trustee, with respect to the
                        Guarantee of 9.75% Convertible Trust II Preferred Securities
                        due February 15, 2013.*

        25.4            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust III Preferred Securities due February 15,
                        2013.

        25.5            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the 9.75%
                        Convertible Trust III Subordinated Debentures due
                        February 15, 2013.

        25.6            Statement of Eligibility and Qualification on Form T-1 of
                        The Bank of New York, as Trustee, with respect to the Guarantee of 9.75% Convertible Trust III Preferred
                        Securities due February 15, 2013.

        99.1            Form of Letter of Transmittal.*

        99.2            Form of Notice of Guaranteed Delivery.*

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        99.3            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees.*

        99.4            Form of Letter to Clients.*

        99.5            Form of Fleetwood Enterprises, Inc. Letter to Existing
                        Debenture Holders and Depository Trust Company.*

        99.6            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.*

        99.7            Form of Letter of Transmittal for the Amended Exchange
                        Offer.

        99.8            Form of Notice of Guaranteed Delivery for the Amended
                        Exchange Offer.

        99.9            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees for the Amended Exchange Offer.

        99.10           Form of Letter to Clients for the Amended Exchange Offer.

        99.11           Form of Fleetwood Enterprises, Inc. Letter to Holders of
                        Existing Preferred Securities and The Depository Trust
                        Company for the Amended Exchange Offer.

        99.12           Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9 for the Amended Exchange
                        Offer.


------------------------

*   Filed previously.